SECURITIES AND EXCHANGE COMMISSION
                     Washington, DC 20549

                          FORM 10-K

          Annual report pursuant to Section 13 of the Securities Exchange Act of 1934

          For the fiscal year ended December 31, 1998
                Commission File No.: 0-21628

                     HAVEN BANCORP, INC.
      (exact name of registrant as specified in its charter)

                          DELAWARE
 (State or other jurisdiction of incorporation or organization)

                         11-3153802
                  (I.R.S. Employer I.D. No.)

         615 Merrick Avenue, Westbury, New York 11590
           (Address of principal executive offices)

                        (516) 683-4100
      (Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act: NONE

Securities registered pursuant to Section 12(g) of the Act:
            Common Stock par value $0.01 per share
                      (Title of class)

The registrant (1) has filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of the Form 10-K or any amendment to this Form 10-K. [ X ]

The aggregate market value of the voting stock held by non-affiliates of the registrant, i.e., persons other than directors and executive officers of the registrant is $112,701,403 and is based upon the last sales price as quoted on the Nasdaq Stock Market for March 26, 1999.

The registrant had 8,867,781 shares outstanding as of March 26, 1999.

                             INDEX

                             PART I                             Page

Item 1.   Description of Business ..........................    1 - 53
            Business .......................................    1 - 2
            Market Area and Competition ....................    2 - 3
            Lending Activities .............................    3 - 12
            Delinquencies and Classified Assets ............   12 - 16
            Allowances for Loan and REO Losses .............   16 - 19
            Investment Activities ..........................   19 - 22
            Mortgage-Backed Securities .....................   23 - 28
            Sources of Funds ...............................   28 - 31
            Borrowings .....................................   32 - 33
            Subsidiary Activities ..........................   34 - 35
            Personnel ......................................     35
            Regulation and Supervision .....................   35 - 48
            Federal and State Taxation .....................   48 - 50
Item 2.   Properties .......................................   51 - 52
Item 3.   Legal Proceedings ................................   52 - 53
Item 4.   Submission of Matters to a Vote of Security
            Holders ........................................     53

                            PART II

Item 5.   Market for Registrant's Common Equity and
          Related Stockholder Matters ......................   53 - 54
Item 6.   Selected Financial Data ..........................     54
Item 7.   Management's Discussion and Analysis of Financial
          Condition and Results of Operations ..............     54
Item 7a.  Quantitative and Qualitative Disclosures
          about Market Risk ................................     54
Item 8.   Financial Statements and Supplementary Data ......     54
Item 9.   Change In and Disagreements with Accountants on
          Accounting and Financial Disclosure ..............     54

                            PART III

Item 10.  Directors and Executive Officers of the
            Registrant ......................................    54
Item 11.  Executive Compensation ...........................     55
Item 12.  Security Ownership of Certain Beneficial
          Owners and Management ............................     55
Item 13.  Certain Relationships and Related Transactions ...     55

                             PART IV

Item 14.  Exhibits, Financial Statements, Schedules and
          Reports on Form 8-K ..............................  55 - 57

                          EXHIBIT INDEX

The following exhibits are physically filed with this report:

Exhibit 10.2(F)  Change in Control Agreement between Haven
                 Bancorp, Inc. and Mark A. Ricca
Exhibit 10.2(G) Change in Control Agreement between CFS Bank and Mark A. Ricca
Exhibit 11.0     Computation of earnings per share
Exhibit 13.0     Portions of the 1998 Annual Report to
                 Stockholders
Exhibit 23.0     Consent of Independent Auditors
Exhibit 27.0     Financial Data Schedule
Exhibit 99       Proxy Statement for 1999 Annual Meeting

Additional exhibits are incorporated herein by reference from prior filings of Haven Bancorp, Inc. set forth in Item 14.

             DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Annual Report to Stockholders for the fiscal year ended December 31, 1998, are incorporated by reference into Parts
I and II of this Form 10-K.

Portions of the Proxy Statement for the 1999 Annual Meeting of
Stockholders are incorporated by reference into Part III of this Form 10-K.

                             PART I

ITEM 1.   DESCRIPTION OF BUSINESS

                           BUSINESS
Haven Bancorp, Inc. ("Haven Bancorp" or the "Company") was incorporated under Delaware law on March 25, 1993 as the holding company for CFS Bank ("CFS" or the "Bank") in connection with the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank. The Company is a savings and loan holding company and is subject to regulation by the Office of Thrift Supervision ("OTS"), the Federal Deposit Insurance Corporation ("FDIC") and the Securities and Exchange Commission ("SEC"). The Company is headquartered in Westbury, New York and its principal business currently consists of the operation of its wholly owned subsidiary, the Bank. At December 31, 1998, the Company had consolidated total assets of $2.4 billion and stockholders' equity of $119.9 million.

Currently, the Company does not transact any material business other than through its subsidiary, the Bank.

The Bank was established in 1889 as a New York-chartered building and loan association and converted to a New York-chartered savings and loan association in 1940. The Bank converted to a federally chartered mutual savings bank in 1983. As the Bank expanded its presence in the New York tri-state area it changed its name to CFS Bank in 1997. The Bank is a member of the Federal Home Loan Bank ("FHLB") System, and its deposit accounts are insured to the maximum allowable amount by the FDIC. At December 31, 1998, the Bank had total assets of $2.4 billion and stockholders' equity of $137.2 million.

The Bank's principal business has been and continues to be attracting retail deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family, owner-occupied residential mortgage loans. Since 1994, the Bank has gradually increased its activity in multi-family and commercial real estate lending. In addition, the Bank will invest in debt, equity and mortgage-backed securities to supplement its lending portfolio. Although the Bank has dicontinued offering certain consumer loans, during 1998 the Bank also invested in home equity loans, home equity lines of credit and other marketable securities.

On May 1, 1998, the Bank completed the purchase of the loan production franchise of Intercounty Mortgage, Inc. The business operates as a division of the Bank under the name CFS Intercounty Mortgage ("IMI") originating and purchasing residential loans for the Bank's portfolio and for sale in the secondary market, primarily through six loan origination offices located in New

York, New Jersey and Pennsylvania. Loan sales in the secondary market are primarily on a servicing-released basis, for which the Bank earns servicing-released premiums.

On November 2, 1998, the Company purchased 100% of the outstanding common stock of Century Insurance Agency, Inc. The insurance agency operates as a wholly owned subsidiary of the Company under the name CFS Insurance Agency, Inc. ("CIA"), providing automobile, homeowners and casualty insurance to individuals, and various lines of commercial insurance to individuals.

The Bank's results of operations are dependent primarily on its net interest income, which is the difference between the interest income earned on its loan and securities portfolios and its cost of funds, which consists of the interest paid on its deposits and borrowed funds. The Bank's net income is also affected by its non-interest income, including, beginning May 1, 1998, the results of the acquisition of the loan production franchise of CFS Intercounty Mortgage, its provision for loan losses and its operating expenses consisting primarily of compensation and benefits, occupancy and equipment, real estate operations, net, federal deposit insurance premiums and other general and administrative expenses. The earnings of the Bank are significantly affected by general economic and competitive conditions, particularly changes in market interest rates, and to a lesser extent by government policies and actions of regulatory authorities.

                  MARKET AREA AND COMPETITION

The Bank has been, and continues to be, a community oriented savings institution offering a variety of traditional financial services to meet the needs of the communities in which it operates. Management considers the Bank's reputation and customer service as its major competitive advantage in attracting and retaining customers in its market area.

The Bank's primary market area is concentrated in the neighborhoods surrounding its eight full service banking and fifty-nine supermarket banking facilities located in the New York City boroughs of Queens, Brooklyn, Manhattan and Staten Island, the New York counties of Nassau, Suffolk, Rockland and Westchester and in New Jersey and Connecticut. During 1998, the Bank opened twenty-five supermarket branches. Management believes that supermarket branching is a cost effective way to extend the Bank's franchise and put its sales force in touch with more prospective customers than possible through conventional bank branches. Management believes that all of its branch offices are located in communities that can generally be charac-terized as stable, residential neighborhoods of predominantly one- to four-family residences and middle income families.

During the past five years, the Bank's expanded loan work-out and resolution efforts have successfully contributed toward reducing non-performing assets to manageable levels. Although there are encouraging signs in the local economy and the Bank's real estate markets, it is unclear how these factors will affect the Bank's asset quality in the future. See "Delinquencies and Classified Assets."

The New York City metropolitan area has a large number of financial institutions, many of which are significantly larger and have greater financial resources than the Bank, and all of which are competitors of the Bank to varying degrees. The Bank's competition for loans and deposits comes principally from savings and loan associations, savings banks, commercial banks, mortgage banking companies, insurance companies and credit unions. In addition, the Bank faces increasing competition for deposits from non-bank institutions such as brokerage firms and insurance companies in such areas as short-term money market funds, corporate and government securities funds, mutual funds and annuities and insurance. Competition may also increase as a result of the lifting of restrictions on the interstate operations of financial institutions.

                   LENDING ACTIVITIES

LOAN PORTFOLIO COMPOSITION. The Bank's loan portfolio consists primarily of conventional first mortgage loans secured by owner occupied one- to four-family residences, and, to a lesser extent, multi-family residences, commercial real estate and construction and land loans. Also, the Bank's loan portfolio includes cooperative loans, which the Bank has not originated since 1990 except to facilitate the sale of real estate owned ("REO") or to restructure a problem asset. During 1998, loan originations and purchases totaled $1.22 billion (comprised of $1.04 billion of residential one- to four-family mortgage loans, $156.8 million of commercial and multi-family real estate loans, $2.8 million of construction loans and $16.4 million of consumer loans). One- to four-family mortgage loan originations included $570.0 million of loans originated and purchased for sale in the secondary market. During 1998, the Bank sold $515.8 million of one- to four-family mortgage loans in the secondary market on a servicing-released basis.

At December 31, 1998, the Bank had total mortgage loans outstanding of $1.27 billion, of which $888.6 million were one- to four-family residential mortgage loans, or 67.9% of the Bank's total loans. At that same date, multi-family residential mortgage loans totaled $215.5 million, or 16.5% of total loans. The remainder of the Bank's mortgage loans, included $163.9 million of commercial real estate loans, or 12.5% of total loans, $4.0 million of cooperative apartment loans, or 0.3% of total loans and $2.7 million of construction and land loans, or 0.2% of total loans. Other loans in the Bank's portfolio principally consisted of home equity lines of credit and consumer loans totaling $34.9 million, or 2.7% of total loans at December 31, 1998.

The following table sets forth the composition of the Bank's loan portfolio, excluding loans held for sale, in dollar amounts and in percentages of the respective portfolios at the dates indicated.

                                                             At December 31,
                                                             ---------------
                              1998              1997              1996              1995              1994
                         ---------------   ---------------   ---------------   ---------------   ---------------
                                 Percent           Percent           Percent           Percent           Percent
                                   of                of                of                of                of
                         Amount   Total    Amount   Total    Amount   Total    Amount   Total    Amount   Total
                         ------  -------   ------  -------   ------  -------   ------  -------   ------  -------
                                                          (Dollars in thousands)
Mortgage loans:
  One- to four-family   $888,610  67.85%  $805,690  69.93%  $556,818  65.63%  $325,050  57.03%  $258,698  49.34%
  Multi-family           215,542  16.46    143,559  12.46    105,341  12.42     79,008  13.86     94,259  17.98
  Commercial             163,935  12.52    148,745  12.91    127,956  15.08    111,038  19.48    102,415  19.54
  Cooperative              3,970   0.30     19,596   1.70     19,936   2.35     10,187   1.79     24,369   4.65
  Construction and land    2,731   0.20      2,263   0.20      4,227   0.50      5,737   1.01      3,491   0.67
                       ---------  -----  ---------  -----    -------  -----    -------  -----    -------  -----
Total mortgage loans   1,274,788  97.33  1,119,853  97.20    814,278  95.98    531,020  93.17    483,232  92.17

Other loans:
  Home equity lines of
    credit                15,173   1.16     15,449   1.34     15,677   1.85     16,454   2.89     17,802   3.39
  Property improvement
    loans                  2,634   0.20      4,392   0.38      6,957   0.82     10,248   1.80     11,814   2.26
  Loans on deposit
    accounts                 957   0.07        895   0.08        809   0.10        821   0.14        940   0.18
  Commercial loans           445   0.03        453   0.04        351   0.04        479   0.08        605   0.12
  Guaranteed student loans   774   0.06        882   0.08        985   0.12      1,181   0.21      1,761   0.34
  Unsecured consumer loans 2,029   0.16        450   0.04        809   0.10      1,950   0.34      2,366   0.45
  Other loans             12,914   0.99      9,770   0.84      8,506   0.99      7,834   1.37      5,737   1.09
                       --------- ------  --------- ------    ------- ------    ------- ------    ------- ------
Total other loans         34,926   2.67     32,291   2.80     34,094   4.02     38,967   6.83     41,025   7.83
                       --------- ------  --------- ------    ------- ------    ------- ------    ------- ------
Total loans            1,309,714 100.00% 1,152,144 100.00%   848,372 100.00%   569,987 100.00%   524,257 100.00%
                                 ======            ======            ======            ======            ======
Less:
  Unearned discounts,
   premiums and deferred
   loan fees, net            966            (1,363)             (786)           (1,029)           (1,375)
  Allowance for loan
   losses                (13,978)          (12,528)          (10,704)           (8,573)          (10,847)
                       ---------         ---------           -------           -------           -------
Loans, net            $1,296,702        $1,138,253          $836,882          $560,385          $512,035
                       =========         =========           =======           =======           =======


The following table shows the estimated contractual maturity of the Bank's loan portfolio at December 31, 1998, assuming no prepayments.

                                 At December 31, 1998
                              Mortgage   Other      Total
                               Loans     Loans      Loans
                              --------   -----     -------
                                    (In thousands)
Amounts due:
 Within one year              $ 42,933  $ 4,517   $ 47,450
                               -------   ------    -------
 After one year:
  One to three years            67,251    3,847     71,098
  Three to five years           20,807    3,048     23,855
  Five to ten years            283,909   12,167    296,076
  Ten to twenty years          359,518   11,347    370,865
  Over twenty years            500,370     -       500,370
                             ---------   ------  ---------
    Total due after one year 1,231,855   30,409  1,262,264
                             ---------   ------  ---------
    Total                   $1,274,788  $34,926 $1,309,714
                             =========   ======  =========


The following table sets forth at December 31, 1998, the dollar amount of all loans due after December 31, 1999, and whether such loans have fixed interest rates or adjustable interest rates.

                                  Due After December 31, 1999
                                  Fixed    Adjustable    Total
                                  -----    ----------    -----
                                         (In thousands)
Mortgage loans:
  One- to four-family           $474,056   $388,921   $  862,977
  Multi-family                    34,708    167,195      201,903
  Commercial real estate          62,230    101,653      163,883
  Cooperative                        804      2,288        3,092
Other loans                        9,643     20,766       30,409
                                 -------    -------    ---------
  Total                         $581,441   $680,823   $1,262,264
                                 =======    =======    =========

The following table sets forth the Bank's loan originations, loan purchases, sales and principal repayments for the periods indicated:

                                                 Years Ended December 31,
                                     1998       1997      1996      1995      1994
                                    ------     ------    ------    ------    ------
                                                     (In thousands)
Mortgage loans (gross):
At beginning of year             $1,119,853   $814,278  $531,020  $483,232  $648,321
  Mortgage loans originated:
   One- to four-family              177,544    121,498    98,783    64,139    77,499
   Multi-family                      88,504     64,181    46,310    11,726      -
   Commercial real estate            68,319     69,495    35,886    26,047     4,688
   Cooperative (1)                       34       -         -           63       499
   Construction and land loans        2,806      3,773     1,562     4,367     1,000
                                  ---------    -------   -------   -------   -------
     Total mortgage loans
      originated                    337,207    258,947   182,541   106,342    83,686
  Mortgage loans purchased          297,906    200,900   172,300    26,241      -
  Transfer of mortgage loans
    to REO                             (623)    (1,695)   (3,470)   (4,638)  (10,998)
  Transfer of mortgage loans from/
    (to) loans held for sale           -          -       10,594   (12,038)     -
  Principal repayments             (269,164)  (151,215)  (78,209)  (67,274)  (64,686)
  Sales of mortgage loans (2)      (104,700)    (1,362)     (498)     (845) (173,091)
  Transfer of loans to MBSs (3)    (105,691)      -         -         -         -
                                  ---------  ---------   -------   -------   -------
At end of year                   $1,274,788 $1,119,853  $814,278  $531,020  $483,232
                                  =========  =========   =======   =======   =======
Other loans (gross):
At beginning of year               $ 32,291   $ 34,094  $ 38,967  $ 41,025  $ 33,898
  Other loans originated             16,413     11,491     8,735    10,746    21,533
  Principal repayments              (13,778)   (13,294)  (13,608)  (12,804)  (14,406)
                                    -------    -------   -------   -------   -------
At end of year                     $ 34,926   $ 32,291  $ 34,094  $ 38,967  $ 41,025
                                    =======    =======   =======   =======   =======

(1) Cooperative loans originated in the five years ended December 31, 1998 were done solely to facilitate the restructuring and the sale of delinquent cooperative loans and cooperative units held by the Bank as REO.
(2) During 1998, the Bank sold $83.3 million of adjustable-rate mortgage loans in several bulk sales transactions. Also during 1998, the Bank sold $14.0 million of cooperative apartment loans. As part of a major bulk sales program in 1994, the Bank sold $170.5 million of loans.
(3) During 1998, the Bank securitized $105.7 million in loans with Fannie Mae ("FNMA"). The resulting securities were retained and transferred to the Bank's securities available for sale portfolio.

ONE- TO FOUR-FAMILY MORTGAGE LENDING. The Bank offers both fixed-rate and adjustable-rate mortgage ("ARM") loans secured by one- to four-family residences located primarily in Long Island (in the New York counties of Nassau and Suffolk Counties), the New York City boroughs of Queens, Manhattan, Brooklyn and Staten Island, the New York counties of Rockland and Westchester Counties, as well as in Albany and Rochester, New York, New Jersey, Pennsylvania and Connecticut.

Loan originations are generally obtained from existing or past customers, members of the local communities, local real estate brokers and attorney referrals. The substantial majority of the Bank's loans are originated through efforts of Bank-employed sales representatives who solicit loans from the communities served by the Bank by calling on real estate attorneys, brokers and individuals who have expressed an interest in obtaining a mortgage loan. The Bank also originates loans from its customer base in its branch offices. In 1995, the Bank also began purchasing loans on a flow basis from correspondent mortgage bankers in New York, New Jersey and Connecticut to supplement its one- to four-family loan originations.

The Bank generally originates one- to four-family residential mortgage loans in amounts up to 95% of the lower of the appraised value or selling price of the property securing the loan. Properties securing such loans are primarily owner-occupied principal residences. One- to four-family mortgage loans may be originated with loan-to-value ratios of up to 97% of the appraised value of the property under the FNMA Community Home Buyers Program, which targets low to low/moderate income borrowers. Residential condominium loans are originated in amounts up to a maximum of 95% of the appraised value of the condominium unit. Private Mortgage Insurance ("PMI") is required whenever loan-to-value ratios exceed 80% of the price or appraised value of the property securing the loan. Loan amounts generally conform to Freddie Mac ("FHLMC") limits. Mortgage loans originated by the Bank generally include due-on-sale clauses that provide the Bank with the contractual right to deem the loan immediately due and payable in the event that the borrower transfers ownership of the property without the Bank's consent. Due-on-sale clauses are an important means of enabling the Bank to redeploy funds at current rates thereby causing the Bank's loan portfolio to be more interest rate sensitive. The Bank has generally exercised its rights under these clauses.

The Bank currently offers fixed-rate loans up to $1,000,000 on one- to four-family residences with terms up to 30 years. During 1996, the Bank introduced 30 year and 15 year fixed-rate bi-weekly loans. Interest rates charged on fixed-rate mortgage loans are competitively priced based on market conditions and the Bank's cost of funds. Origination fees on fixed-rate loans typically range from 0% to 3% of the principal amount of the loan. Generally, the Bank's standard underwriting guidelines conform to the FNMA/FHLMC guidelines.

The Bank currently offers ARM loans up to $1,000,000 which adjust either annually, or in 3, 5, 7, 10 or 15 years with maximum loan terms of 30 years. The Bank's ARM loans typically carry an initial interest rate below the fully-indexed rate for the loan. For one year ARMs, the Bank qualifies borrowers based upon a rate of 2% over the initial rate. The initial discounted rate is determined by the Bank in accordance with market and competitive factors and, as of December 31, 1998, the discount offered by the Bank on the one year ARM loan ranged from 126 basis points (with 0% origination fees) to 176 basis points (with 2% origination fees) below the fully-indexed rate, which was 7.38% as of such date. The discount offered by the Bank on the three year ARM loan ranged from 88 basis points (with 0% origination fees) to 130 basis points (with 2% origination fees) below the fully-indexed rate, which was 7.38% as of December 31, 1998. The discount offered by the Bank on the five year ARM loan ranged from 100 basis points (with 0% origination fees) to 150 basis points (with 2% origination fees) below the fully-indexed rate, which was 7.38% as of December 31, 1998. As of December 31, 1998, the discount offered by the Bank on the seven year ARM loan ranged from 88 basis points (with 0% origination fees) to 138 basis points (with 2% origination fees) below the fully-indexed rate, which was 7.38% as of such date. As of December 31, 1998, the discount offered by the Bank on the ten year ARM loan ranged from 63 basis points (with 0% origination fees) to 113 basis points (with 2% origination fees) below the fully indexed rate, which was 7.38% as of such date. Finally, as of December 31, 1998, the discount offered by the Bank on the fifteen year ARM loan ranged from 13 basis points (with 0% origination fees) to 63 basis points (with 2% origination fees) below the fully-indexed rate which was 7.38%. As of December 31, 1998, the Bank's ARM loans, with the exception of the seven, ten and fifteen year ARM loans, adjust by a maximum of 2.0% each adjustment period, with a life-time cap of 6% over the initial note rate. The maximum periodic rate adjustment on the seven year, ten year and fifteen year ARM loans for the first adjustment period are 5% which defaults to 2% for all adjustment periods thereafter. The Bank currently charges origination fees ranging from 0% to 2.0% for its one- to four-family ARM loans. ARM loans generally pose a risk that as interest rates rise, the amount of a borrower's monthly loan payment also rises, thereby increasing the potential for delinquencies and loan losses. This potential risk is mitigated by the Bank's policy of originating ARM loans with annual and lifetime interest rate caps that limit the amount that a borrower's monthly payment may increase. During 1998, the Bank originated or purchased $363.3 million of one- to four-family ARM loans for portfolio.

The Bank originates 30 year and 15 year fixed-rate loans for immediate sale, primarily to private investors while generally retaining ARM loans, 10, and 20 year fixed-rate loans, and 15 and 30 year bi-weekly fixed-rate loans for portfolio. The Bank arranges for the sale of such loans at the acceptance of the commitment by the applicant to the investor through "best efforts" commitments. The Bank sells loans on a servicing-released basis. For the year ended December 31, 1998, the Bank originated and purchased approximately $570.0 million of primarily fixed rate, one- to four-family loans for sale in the secondary market, $515.8 million of which were sold in 1998.

COOPERATIVE APARTMENT LOANS. Until 1990, the Bank originated loans secured by cooperative units. Since 1990, the Bank has not originated any loans secured by cooperative units with the exception of loans to facilitate the restructuring of a classified asset or sale of REO. In 1994, the Bank was approved as a seller/servicer in a FNMA pilot program, enabling it to originate cooperative apartment loans for immediate sale to FNMA.

MULTI-FAMILY LENDING. The Bank originates multi-family loans with contractual terms of up to 15 years where the interest rate generally reprices during the term of the loan and is tied to matching U.S. Treasury Notes plus a margin. These loans are generally secured by apartment and mixed-use (commercial and residential, with the majority of income coming from the residential units) properties, located in the Bank's primary market area and are made in amounts of up to 75% of the appraised value of the property. In making such loans, the Bank bases its underwriting decision primarily on the net operating income generated by the real estate to support the debt service, the financial resources credit history and ownership/ management experience of the principals/guarantors, and the marketability of the property. The Bank generally requires a debt service coverage ratio of at least 1.20x and sometimes requires personal guarantees from borrowers. As of December 31, 1998, $215.5 million, or 16.4% of the Bank's total loan portfolio, consisted of multi-family residential loans.

Multi-family, commercial real estate and construction and land lending are generally believed to involve a higher degree of credit risk than one- to four-family lending because such loans typically involve higher principal amounts and the repayment of such loans generally is dependent on income produced by the property to cover operating expenses and debt service. Economic events that are outside the control of the borrower or lender could adversely impact the value of the security for the loan or the future cash flows from the borrower's property. In recognition of these risks, the Bank applies stringent underwriting criteria for all of its loans. The Bank originates multi-family, commercial real estate and construction and land loans on a conservative basis. See "Commercial Real Estate Lending" and "Construction and Land Lending".

COMMERCIAL REAL ESTATE LENDING. The Bank originates commercial real estate loans that are generally secured by properties used exclusively for business purposes such as retail stores, mixed-use properties (residential and retail or professional office combined where the majority of the income from the property comes from the commercial business), light industrial and small office buildings located in the Bank's primary market area. The Bank's commercial real estate loans are generally made in amounts up to the lesser of 70% of the appraised value of the property or 65% for owner occupied properties. Commercial real estate loans are made on a negotiated basis for terms of up to 15 years where the interest rate generally reprices during the term of the loan and is tied to the prime rate or the U.S. Treasury Note rate matched to the repricing frequency of the loan. The Bank's underwriting standards and procedures are similar to those applicable to its multi-family loans, whereby the Bank considers the net operating income of the property and the borrower's expertise, credit history and profitability. The Bank generally requires that the properties securing commercial real estate loans have debt service coverage ratios of not less than 1.30x and also generally requires personal guarantees from the borrowers or the principals of the borrowing entity. At December 31, 1998, the Bank's commercial real estate loan portfolio totaled $163.9 million, or 12.5% of the Bank's total loan portfolio.

CONSTRUCTION AND LAND LENDING. The Bank's construction loans primarily have been made to finance the construction of one- to four-family residential properties, multi-family residential properties and retail properties. The Bank's policies provide that construction and land development loans may generally be made in amounts up to 70% of the value when completed for commercial properties and 75% for multi-family. The Bank generally requires personal guarantees and evidence that the borrower has invested an amount equal to and not less than 20% of the estimated cost of the land and improvements. Construction loans generally are made on a floating rate basis (subject to daily adjustment) and a maximum term of 18 months, subject to renewal. Construction loans are generally made based on pre-sales or pre-leasing. Loan proceeds are disbursed in increments as construction progresses and as inspections warrant. As of December 31, 1998, the Bank had $2.7 million, or 0.2% of its total loan portfolio invested in construction and land loans.

OTHER LOANS. During 1998, the Bank also offered home equity loans, equity lines of credit, business lines of credit and Government-guaranteed student loans. As of December 31, 1998, other loans totaled $34.9 million, or 2.7% of the Bank's total loan portfolio. Effective January 1, 1999, the Bank indefinitely discontinued offering consumer loan products, including home equity loans and home equity lines of credit due to shrinking volume and spreads coupled with high origination costs.

LOAN APPROVAL PROCEDURES AND AUTHORITY. For one- to four-family real estate loans each loan is reviewed and approved by an underwriter and another departmental officer with credit authority appropriate for the loan amount and type in accordance with the policies approved by the Board of Directors. Multi-family, commercial and construction loans are approved by designated lending officers respective of the amounts within their lending authorities which are approved by the Board of Directors. Commercial loans up to $3,000,000 must be approved by the Officers Loan Committee, whereas, loans between $3,000,000 and $5,000,000 must be approved by the Loan Committee of the Board of Directors. Loans exceeding $5,000,000 must be approved by the Board. Loans not secured by real estate as well as unsecured loans, depending on the amount of the loan and the loan-to-value ratio, where applicable, require the approval of at least one lending officer and/or underwriter designated by the Board.

For all loans originated by the Bank, upon receipt of a completed loan application from a prospective borrower, a credit report is ordered and certain other information is verified by the Bank's loan underwriters and, if necessary, additional financial information is required. An appraisal of the real estate intended to secure the proposed loan is performed, as required by OTS regulations and prepared by an independent appraiser designated and approved by the Bank. The Board annually approves the independent appraisers used by the Bank and approves the Bank's appraisal policy. It is the Bank's policy to obtain title insurance on all real estate first mortgage loans. Borrowers must also obtain hazard insurance prior to closing and flood insurance and PMI where required. Borrowers generally are required to advance funds on a monthly basis together with each payment of principal and interest to a mortgage escrow account from which the Bank makes disbursements for items such as real estate taxes, and in some cases, hazard insurance premiums.

LOAN CONCENTRATIONS. As a result of OTS regulations, the Bank may not extend credit to a single borrower or related group of borrowers in an amount greater than 15% of the Bank's unimpaired capital and surplus. An additional amount of credit may be extended, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which does not include real estate.

At December 31, 1998, the Bank's loans-to-one borrower limit was $22.7 million. None of the Bank's borrowers exceeded this limit in accordance with applicable regulatory requirements.

           DELINQUENCIES AND CLASSIFIED ASSETS

DELINQUENT LOANS. The Bank entered into a sub-servicing agreement with Norwest Mortgage, Inc. ("Norwest"), commencing on November 16, 1998, under which Norwest performs all residential mortgage loan servicing functions on behalf of the Bank for the

Bank's portfolio loans, as well as for loans serviced for third party investors. Norwest's collection procedures for mortgage loans include sending a notice after the loan is 16 days past due. In the event that payment is not received after the late notice, phone calls are made to the borrower by Norwest's collection department. When contact is made with the borrower at any time prior to foreclosure, the collection department attempts to obtain full payment or the loss mitigation department attempts to work out a repayment schedule with the borrower to avoid foreclosure. Generally, foreclosure procedures are initiated when a loan is over 95 days delinquent. Loss mitigation efforts continue throughout the foreclosure process.

CLASSIFIED ASSETS. Federal regulations and the Bank's Classification of Assets Policy provide for the classification of loans and other assets considered by the Bank to be of lesser quality as "substandard", "doubtful" or "loss" assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor and/or of the collateral pledged, if any. Substandard assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as loss are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Pursuant to OTS guidelines, the Bank is no longer required to classify assets as "special mention" if such assets possess weaknesses but do not expose the Bank to sufficient risk to warrant classification in one of the aforementioned categories. However, the Bank continues to classify assets as "special mention" for internal monitoring purposes.

Non-performing loans (consisting of non-accrual loans and restructured loans) decreased from $28.3 million at December 31, 1994 to $16.9 million at December 31, 1995, $13.9 million at December 31, 1996, $12.5 million at December 31, 1997 and $8.4 million at December 31, 1998. The continued decline in the balance of non-performing loans during the five year period was due to the Bank's ongoing efforts to reduce non-performing assets, as well as to an improved economy. REO decreased each year during the five years ended December 31, 1998 from $7.8 million at December 31, 1994 (net of an allowance for REO of $717,000) to a balance at December 31, 1998 of $200,000 (net of an allowance for REO of $25,000). The Bank intends to continue its efforts to reduce non-performing assets in the normal course of business, but it may continue to seek opportunities to dispose of its non-performing assets through sales to investors or otherwise. The Bank also has restructured loans, which has enabled the Bank to avoid the costs involved with foreclosing on the properties securing such loans while continuing to collect payments on the loans under their modified terms. Troubled debt restructurings ("TDRs") are loans for which certain concessions, such as the reduction of interest rates or the deferral of interest or principal payments, have been granted due to the borrower's financial condition.

At December 31, 1998, the Bank had 13 restructured loans with aggregate principal balances of $1.9 million. Of this amount, 34.7% were residential loans (including cooperative apartment loans) and 65.3% were multi-family loans. Management is able to avoid the costs of foreclosing on loans that it has restructured. However, restructured loans have a higher probability of becoming delinquent than loans that have no previous history of delinquency. To the extent that the Bank is unable to return these loans to performing status, the Bank will have to foreclose on such loans, which will increase the Bank's REO.

The Bank's policy is to recognize income on a cash basis for restructured loans for a period of six months, after which such loans are returned to an accrual basis if they are performing in accordance with their modified terms. At December 31, 1998, the Bank had 11 restructured loans with principal balances of $1.9 million that were on accrual status. For restructured loans that are 90 days or more past due, the loan is returned to non-accrual status and previously accrued but uncollected interest is reversed.

At December 31, 1998, the Bank's classified assets consisted of $6.6 million of loans and REO of which $55,000 was classified as doubtful. The Bank's assets classified as substandard at December 31, 1998 consisted of $5.7 million of loans and $202,000 of gross REO. Classified assets in total declined $4.6 million, or 41.1% since December 31, 1997. At December 31, 1998, the Bank also had $5.6 million of commercial real estate loans that it had designated special mention. The loans were performing in accordance with their terms at December 31, 1998 but were deemed to warrant close monitoring by management due to one or more factors, such as the absence of current financial information relating to the borrower and/or the collateral, financial difficulties of the borrower or inadequate cash flow from the security property.

At December 31, 1998, 1997 and 1996, delinquencies in the Bank's loan portfolio were as follows:

                             At December 31, 1998               At December 31, 1997
                      --------------------------------   ---------------------------------
                         60-89 Days    90 Days or More      60-89 Days    90 Days or More
                      ---------------- ---------------   ---------------- ----------------
                      Number Principal Number Principal  Number Principal Number Principal
                        of    Balance    of    Balance     of    Balance    of    Balance
                      Loans  of Loans  Loans  of Loans   Loans  of Loans  Loans  of Loans
                      ------ --------  ------ ---------  ------ --------  ------ ---------
                                             (Dollars in thousands)
One- to four-family    50    $ 5,201    40      3,843      8    $ 1,339    42    $ 3,534
Multi-family            2        591     -       -         -        -       9      2,362
Commercial              2        306     7      2,175      1         33     9      3,305
Cooperative            -        -       26        303      3        128     8        699
Construction and
 land loans            -        -        -       -         -        -       1        100
Other loans            94      1,177    47        207     26        452    19        396
                       --     ------   ---     ------    ---     ------   ---     ------
   Total loans        148    $ 7,275   120    $ 6,528     38    $ 1,952    88    $10,396
                       ==     ======   ===     ======    ===     ======   ===     ======
   Delinquent loans
    to total loans (1)         0.56%            0.50%             0.17%            0.90%
                               ====             ====              ====             ====

                             At December 31, 1996
                      ---------------------------------
                         60-89 Days    90 Days or More
                      ---------------- ----------------
                      Number Principal Number Principal
                        of    Balance    of    Balance
                      Loans  of Loans  Loans  of Loans
                      ------ --------- ------ ---------
                           (Dollars in thousands)
One- to four-family     9    $   950    47    $ 4,083
Multi-family           -         -       6      1,463
Commercial             -         -      11      4,321
Cooperative             5        281     9        431
Construction and
 land loans            -         -       1         60
Other loans            26        171    21        375
                      ---     ------   ---     ------
   Total loans         40    $ 1,402    95    $10,733
                      ===     ======   ===     ======
   Delinquent loans
    to total loans (1)         0.17%            1.27%
                               ====             ====

(1) Restructured loans that have become seasoned for the required six month period and are currently performing in accordance with their restructured terms are not included in delinquent loans. There was 1 residential restructured loan for $183,000 that was included in loans delinquent 90 days or more at December 31, 1998. At December 31, 1996, there was 1 restructured loan for $77,000 that was included in loans delinquent 90 days or more because it had not yet performed in accordance with its modified terms for the required six-month seasoning period.

NON-PERFORMING ASSETS. The Bank does not accrue interest on loans 90 days past due and restructured loans that have not yet performed in accordance with their modified terms for at least six months. If non-accrual loans had been performing in accordance with their original terms, the Bank would have recorded interest income from such loans of approximately $425,000, $736,000 and $688,000 for the years ended December 31,
1998, 1997 and 1996, respectively, compared to $117,000, $146,000 and $220,000, which was recognized on non-accrual loans for such periods, respectively. If all restructured loans, as of December 31, 1998, 1997 and 1996, had been performing in accordance with their original loan terms (prior to being restructured), the Bank would have recognized interest income from such loans of approximately $396,000, $197,000 and $305,000 for the years ended December 31, 1998, 1997 and 1996, respectively. The following table sets forth information regarding all non-accrual loans (which consist of loans 90 days or more past due and restructured loans that have not yet performed in accordance with their modified terms for the required six-month seasoning period), restructured loans and REO.

                                                        At December 31,
                                         1998      1997      1996      1995      1994
                                        ------    ------    ------    ------    ------
                                                     (Dollars in thousands)
Non-accrual mortgage loans             $  6,321  $ 10,000  $ 10,358   $ 9,116  $ 18,474
Restructured mortgage loans               1,857     2,136     3,160     7,072     9,550
Non-accrual other loans                     207       396       375       689       275
                                        -------   -------   -------   -------   -------
   Total non-performing loans             8,385    12,532    13,893    16,877    28,299
Real estate owned, net of
  related reserves                          200       455     1,038     2,033     7,844
                                        -------   -------   -------   -------   -------
   Total non-performing assets         $  8,585  $ 12,987  $ 14,931  $ 18,910  $ 36,143
                                        =======   =======   =======   =======   =======
Non-performing loans to total loans        0.64%     1.09%     1.64%     2.97%     5.41%
Non-performing assets to total assets      0.36      0.66      0.94      1.28      2.85
Non-performing loans to total assets       0.35      0.63      0.88      1.15      2.23

             ALLOWANCES FOR LOAN AND REO LOSSES

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Impaired loans and related reserves have been identified and calculated in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan", and the amendment thereof, SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures". The total allowance for loan losses has been determined in accordance with the provisions of SFAS No. 5, "Accounting for Contingencies". The Bank's allowance for loan losses is intended to be maintained at a level sufficient to absorb all estimable and probable losses inherent in the loan portfolio. The Bank reviews the adequacy of the allowance for loan losses on a monthly basis taking into account past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, current and prospective economic conditions and current regulatory guidance.

During the five years ended December 31, 1998, the allowance for loan losses as a percentage of non-performing loans increased steadily to 166.7% at December 31, 1998. The increase is a direct result of the steady decline in non-performing loans during that five year period. Non-performing loans as a percentage of total loans declined steadily from 5.41% at December 31, 1994 to 0.64% at December 31, 1998. The decline is due to the decrease in non-performing loans, as well as an increase in total loans.

The Bank's provisions for loan losses has remainded relatively stable over the last three years. Specifically, the Bank made provisions for loan losses of $13.4 million, $2.8 million, $3.1 million, $2.8 million and $2.7 million for the five years ended December 31, 1998, respectively.

The Bank will continue to monitor and modify its allowances for loan and REO losses as conditions dictate. Although the Bank maintains its allowances at levels that it considers adequate to provide for potential losses, there can be no assurance that such losses will not exceed the estimated amounts.

The following table sets forth the changes in the Bank's allowance for loan losses at the dates indicated.

                                       At or For the Years Ended December 31,
                                    1998      1997      1996      1995      1994
                                   ------    ------    ------    ------    ------
                                              (Dollars in thousands)
Balance at beginning of year      $12,528   $10,704   $ 8,573   $10,847   $21,606
Charge-offs:
  One- to four-family                (435)     (964)     (771)     (472)     (264)
  Cooperative                        (256)     (370)     (524)   (2,142)   (8,747)
  Multi-family                       (708)     -          (30)   (1,299)   (7,932)
  Non-residential and other          (935)     (352)     (560)   (1,541)   (7,798)
                                   ------    ------    ------    ------    ------
    Total charge-offs (1)          (2,334)   (1,686)   (1,885)   (5,454)  (24,741)
Recoveries                          1,119       760       891       405       582
                                   ------    ------    ------    ------    ------
Net charge-offs                    (1,215)     (926)     (994)   (5,049)  (24,159)
Provision for loan losses           2,665     2,750     3,125     2,775    13,400
                                   ------    ------    ------    ------    ------
Balance at end of year            $13,978   $12,528   $10,704   $ 8,573   $10,847
                                   ======    ======    ======    ======    ======
Ratio of net charge-offs during
 the year to average loans out-
 standing during the year           0.09%     0.09%     0.15%     0.93%     3.83%
Ratio of allowance for loan
 losses to total loans at
 the end of year (2)                1.07      1.09      1.26      1.51      2.07
Ratio of allowance for loan
 losses to non-performing loans
 at the end of the year (3)       166.70     99.97     77.05     50.80     38.33

(1) Total charge-offs for the year ended 1994 were attributable to bulk sale transactions.

(2) The steady decline in the ratio of allowance for loan losses to total loans is attributable to a decline in non-performing loans as previously mentioned coupled with growth in the Bank's total loans outstanding.

(3) The ratio of allowance for loan losses to non-performing loans has increased significantly over the last five years as non-performing loans have declined.

The following table sets forth the Bank's allocation of its allowance for loan losses to the total amount of loans in each of the categories listed.

                                                   At December 31,
                        1998            1997            1996            1995            1994
                       ------          ------          ------          ------          ------
                            % of            % of            % of            % of            % of
                          Loans in        Loans in        Loans in        Loans in        Loans in
                          Category        Category        Category        Category        Category
                          to Total        to Total        to Total        to Total        to Total
                   Amount  Loans   Amount  Loans   Amount  Loans   Amount  Loans   Amount  Loans
                   ------ -------- ------ -------- ------ -------- ------ -------- ------ --------
                                                  (Dollars in thousands)
Mortgage loans:
  Residential (1)  $10,139  84.62%  $7,039  84.09%  $5,929  80.40%  $3,838  72.67%  $5,685  71.97%
  Commercial         3,579  12.51    5,201  12.91    4,340  15.08    4,175  19.48    4,308  19.53
  Construction        -      0.21      -     0.20      -     0.50       69   1.00      248   0.66
Other loans            260   2.66      288   2.80      435   4.02      491   6.85      606   7.84
                    ------ ------   ------ ------    ----- ------   ------ ------   ------ ------
Total allowance for
  loan losses (2)  $13,978 100.00% $12,528 100.00% $10,704 100.00%  $8,573 100.00% $10,847 100.00%
                    ====== ======   ====== ======    ===== ======   ====== ======   ====== ======

(1) Includes one- to four-family, multi-family and cooperative loans.

(2) In order to comply with certain regulatory reporting requirements, management has prepared the above allocation of the Bank's allowance for loan losses among various categories of the loan portfolio for each of the years in the five-year period ended December 31, 1998. In management's opinion, such allocation has, at best, a limited utility. It is based on management's assessment as of a given point in time of the risk characteristics of each of the component parts of the total loan portfolio and is subject to changes as and when the risk factors of each such component changes. Such allocation is not indicative of either the specific amounts or the loan categories in which future charge-offs may be taken, nor should it be taken as an indicator of future loss trends. In addition, by presenting such allocation, management does not mean to imply that the allocation is exact or that the allowance has been precisely determined from such allocation.

                   INVESTMENT ACTIVITIES

The investment policy of the Bank, which is established by the Board of Directors and implemented by the Bank's Asset/Liability Committee, is designed primarily to provide and maintain liquidity, to generate a favorable return on investments without incurring undue interest rate and credit risks, and to complement the Bank's lending activities. Federally chartered savings institutions have the authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in commercial paper, investment grade corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly. Additionally, the Bank must maintain minimum levels of investments that qualify as liquid assets under OTS regulations. See "Regulation and Supervision-Federal Savings Institution Regulation-Liquidity." Historically, the Bank has maintained liquid assets above the minimum OTS requirements and at a level believed to be adequate to meet its normal daily activities. At December 31, 1998, the Bank had money market investments and debt and equity securities available for sale in the aggregate amount of $1.7 million and $109.6 million, respectively, with fair values of $1.7 million and $109.0 million, respectively.

On June 30, 1998, the Company transferred the then remaining $138.2 million of MBSs and $45.4 million of debt securities held to maturity to securities available for sale ("AFS"). The transfer was done to enhance liquidity and take advantage of market opportunities. At December 31, 1998, the securities AFS portfolio totaled $889.3 million of which $266.3 million were adjustable-rate securities and $623.0 million were fixed-rate securities.

The following table sets forth certain information regarding the carrying and market values of the Company's money market investments, debt and equity securities and FHLB-NY stock at the dates indicated:

                                                  At December 31,
                                   1998                  1997                   1996
                                  ------                ------                 ------
                           Carrying    Market    Carrying     Market     Carrying   Market
                            Value      Value       Value      Value        Value    Value
                           --------    ------    --------     ------      -------   ------
                                               (In thousands)
Debt and Equity Securities:
U.S. Government and
  agency obligations      $ 77,705    $ 77,705    $135,672    $135,715    $170,709    $169,849
Corporate debt securities   19,684      19,684      45,390      45,315      45,350      45,227
Preferred stock             11,590      11,590       4,123       4,123      27,329      27,329
                           -------     -------     -------     -------     -------     -------
     Subtotal              108,979     108,979     185,185     185,153     243,388     242,405
                           -------     -------     -------     -------     -------     -------
Federal Funds sold            -           -           -           -          5,000       5,000
FHLB-NY stock               21,990      21,990      12,885      12,885       9,890       9,890
Money market investments     1,720       1,720       4,561       4,561       1,869       1,869
                           -------     -------     -------     -------     -------     -------
     Total                $132,689(1) $132,689(1) $202,631(1) $202,599(1) $260,147(1) $259,164(1)
                           =======     =======     =======     =======     =======     =======

(1) Includes debt and equity securities AFS totaling $109.0 million, $118.8 million and $146.1 million at December 31, 1998, 1997 and 1996, respectively, carried at fair value.

The table below sets forth certain information regarding the carrying value, weighted average yields and maturities of the Company's money market investments and debt and equity securities at December 31, 1998.


                                                              At December 31, 1998
               ----------------------------------------------------------------------------------------------------------------
                                                                                             Total Money Market Investments
                                     More than       More than Five                          and Debt and Equity Securities
               One Year or Less  One to Five Years    to Ten Years   Due After 10 Years ---------------------------------------
               ----------------- -----------------   --------------- ------------------  Average
                        Weighted          Weighted          Weighted          Weighted  Remaining           Estimated  Weighted
               Carrying Average  Carrying Average  Carrying Average  Carrying Average   Years to  Carrying    Fair     Average
                Value    Yield     Value   Yield    Value    Yield    Value    Yield    Maturity   Value      Value     Yield
               -------- -------- -------- -------- -------- -------- -------- --------  --------- --------   --------  --------
                                                           (Dollars in thousands)
U.S. Government
  securities and
  agency
  obligations    $5,030   6.5%  $  9,944    5.4%  $   -       -  %  $ 62,731    7.0%    17.1     $ 77,705    $ 77,705      6.7%
Corporate debt
  securities     18,670   5.3       -        -        -       -        1,014    8.7      1.9       19,684      19,684      5.5
Money market
  investments     1,720   4.4       -        -        -       -         -        -        -         1,720       1,720      4.4
                -------          -------           -------           -------                      -------     -------
     Total     $ 25,420   5.5%  $  9,944    5.4%  $   -       -  %  $ 63,745    7.0%    13.8     $ 99,109    $ 99,109      6.4%
                =======          =======           =======           =======                      =======     =======
Preferred Stock                                                                                  $ 11,590    $ 11,590      5.0%
FHLB-NY stock                                                                                    $ 21,990    $ 21,990      7.0%
                                                                                                  =======     =======

                  MORTGAGE-BACKED SECURITIES

The Bank also invests in mortgage-backed securities ("MBSs"). At December 31, 1998, total MBSs, net, aggregated $780.3 million, or 32.6% of total assets. At December 31, 1998, 43.3% of the MBS portfolio, including Collateralized Mortgage Obligations ("CMOs") and Real Estate Mortgage Investment Conduits ("REMICs"), were insured or guaranteed by either FNMA, FHLMC or the Ginnie Mae ("GNMA"). At December 31, 1998, $242.6 million, or 31.1% of total MBSs were adjustable-rate and $537.7 million, or 68.9% of total MBSs were fixed-rate.

The following table sets forth the carrying amount of the Company's MBS portfolio in dollar amounts and in percentages at the dates indicated.

                                                           At December 31,
                                              1998              1997              1996
                                             ------            ------            ------
                                                 Percent           Percent           Percent
                                        Carrying   of     Carrying   of     Carrying   of
                                         Value    Total    Value    Total    Value    Total
                                        -------- -------  -------- -------  -------- -------
                                                        (Dollars in thousands)
MBSs(1):
  CMOs and REMICS - Agency-backed(2)    $106,552  13.66%  $174,707  32.14%  $117,969  27.96%
  CMOs and REMICS - Non-agency(2)        442,352  56.69    169,480  31.17     94,877  22.48
  FHLMC                                   52,167   6.69     91,110  16.76     97,953  23.21
  FNMA                                   178,767  22.91    107,377  19.75    110,182  26.12
  GNMA                                       434   0.05        982   0.18        983   0.23
                                         ------- ------    ------- ------    ------- ------
Net MBSs                                $780,272 100.00%  $543,656 100.00%  $421,964 100.00%
                                         ======= ======    ======= ======    ======= ======

(1) Includes MBSs AFS of $780.3 million, $380.6 million and $224.0 million at December 31, 1998, 1997 and 1996, respectively.
(2) Included in total MBSs are CMOs and REMICs, which, at December 31, 1998, had a gross carrying value of $548.9 million. A CMO is a special type of pass-through debt in which the stream of principal and interest payments on the underlying mortgages or MBSs is used to create classes with different maturities and, in some cases, amortization schedules, as well as a residual interest, with each such class possessing different risk characteristics. The Bank has in recent periods increased its investment in REMICs and CMOs because these securities generally exhibit a more predictable cash flow than mortgage pass-through securities. The Bank's policy is to limit its purchases of REMICs to non high-risk securities as defined by the OTS.

The following tables set forth certain information regarding the carrying and market values and percentage of total carrying values of the Bank's mortgage-backed and related securities portfolio.

                                                         At December 31,
                                     1998                       1997                      1996
                                    ------                     ------                    ------
                          Carrying  % of    Market   Carrying  % of    Market   Carrying  % of    Market
                           Value    Total   Value     Value    Total   Value     Value    Total   Value
                          --------  -----   ------   --------  -----   ------   --------  -----   ------
                                                      (Dollars in thousands)
Held to maturity:
MBSs:
   FHLMC                  $   -       -  % $   -     $ 27,472   5.05% $ 27,769  $ 39,889   9.45% $ 39,594
   FNMA                       -       -        -       61,492  11.31    61,093    71,460  16.94    69,914
                           -------  -----   -------   -------  -----   -------   -------  -----   -------
Total MBSs                    -       -        -       88,964  16.36    88,862   111,349  26.39   109,508
                           -------  -----   -------   -------  -----   -------   -------  -----   -------
Mortgage-related securities:
  CMOs and REMICS-Agency
     backed                   -       -        -       21,217   3.90    21,101    24,449   5.79    24,142
  CMOs and REMICS-
     Non-agency               -       -        -       52,876   9.73    53,363    62,142  14.73    62,032
                           -------  -----   -------   -------  -----   -------   -------  -----   -------
Total mortgage-related
  securities                  -       -        -       74,093  13.63    74,464    86,591  20.52    86,174
                           -------  -----   -------   -------  -----   -------   -------  -----   -------
Total mortgage-backed and
  related securities
  held to maturity            -       -        -      163,057  29.99   163,326   197,940  46.91   195,682
                           -------  -----   -------   -------  -----   -------   -------  -----   -------
Available for sale:
MBSs:
   GNMA                        434   0.05       434       982   0.18       982       983   0.23       983
   FHLMC                    52,167   6.69    52,167    63,638  11.71    63,638    58,064  13.76    58,064
   FNMA                    178,767  22.91   178,767    45,885   8.44    45,885    38,722   9.18    38,722
                           -------  -----   -------   -------  -----   -------   -------  -----   -------
Total MBSs                 231,368  29.65   231,368   110,505  20.33   110,505    97,769  23.17    97,769
                           -------  -----   -------   -------  -----   -------   -------  -----   -------
Mortgage-related securities:
  CMOs and REMICs-Agency
    backed                 106,552  13.66   106,552   153,490  28.23   153,490    93,520  22.16    93,520
  CMOs and REMICs-
    Non-agency             442,352  56.69   442,352   116,604  21.45   116,604    32,735   7.76    32,735
                           -------  -----   -------   -------  -----   -------   -------  -----   -------
Total mortgage-related
  securities               548,904  70.35   548,904   270,094  49.68   270,094   126,255  29.92   126,255
                           ------- ------   -------   -------  -----   -------   -------  -----   -------
Total mortgage-backed
  and mortgage-related
  securities available
  for sale                 780,272 100.00   780,272   380,599  70.01   380,599   224,024  53.09   224,024
                           ------- ------   -------   -------  -----   -------   -------  -----   -------
Total mortgage-backed and
  related securities      $780,272 100.00% $780,272  $543,656 100.00% $543,925  $421,964 100.00% $419,706
                           ======= ======   =======   ======= ======   =======   ======= ======   =======

The table below sets forth certain information regarding the carrying value, weighted average yields and maturities of the Company's mortgage-backed and related securities at December
31, 1998.

                                                     At December 31, 1998
                                     Over One to      Over Five to                                Mortgage-Backed
                One Year or Less     Five Years        Ten Years       Over Ten Years       and Related Securities Totals
                ----------------     -----------      ------------     --------------       -----------------------------
                                                                                        Average
                         Weighted          Weighted          Weighted          Weighted Remaining          Estimated Weighted
                Carrying Average  Carrying Average  Carrying Average  Carrying Average  Years to  Carrying  Market   Average
                 Value    Yield    Value    Yield    Value    Yield    Value    Yield   Maturity   Value    Value     Yield
                -------- -------- -------- -------- -------- -------- -------- -------- --------- -------- --------- --------
                                                           (Dollars in thousands)
Available for sale:
 FNMA           $   797    7.50%  $  -        -  %   $10,417   5.80%  $167,553   6.50%     18.1  $178,767   $178,767  6.46%
 FHLMC              203    6.38     1,170    6.02      6,137   6.44     44,657   6.63      22.0    52,167     52,167  6.60
 GNMA              -        -        -        -         -       -          434   6.33      25.3       434        434  6.33
 CMOs and REMICs   -        -       3,534    5.84       -       -      545,370   6.50      27.1   548,904    548,904  6.50
                 ------    ----    ------    ----     ------   ----    -------   ----      ----   -------    -------  ----
Total mortgage-
  backed and
  related
  securities    $ 1,000    7.27   $ 4,704    5.89%   $16,554   6.03%  $758,014   6.51%     24.7  $780,272  $780,272   6.50%
                 ======    ====    ======    ====     ======   ====    =======   ====      ====   =======   =======   ====

At December 31, 1998, the weighted average contractual maturity of the Bank's mortgage-backed and related securities portfolio was 24.7 years.

The following table shows the carrying value, maturity or period to repricing of the Company's mortgage-backed and related securities portfolio at December 31, 1998.

                                      At December 31, 1998
                                                                 Total
                                                Fixed-         Mortgage-
                                       ARM      Rate             Backed
                        Fixed-Rate    MBSs &    CMOs &  ARM    and Related
                           MBSs       REMICs    REMICs  CMOs   Securities
                        ----------  ----------  ------  ----   -----------
                                        (In thousands)
Amounts due or repricing:
 Within one year         $    990  $ 39,559   $  -    $181,314  $221,863
                          -------   -------    ------  -------   -------
After one year:
 One to three years             6    20,671     3,521     -       24,198
 Three to five years        4,973      -         -        -        4,973
 Five to 10 years          12,563      -         -        -       12,563
 10 to 20 years            99,266      -       14,365     -      113,631
 Over 20 years             50,173      -      350,766     -      400,939
                          -------   -------   -------  -------   -------
Total due or repricing
  after one year          166,981    20,671   368,652     -      556,304
                          -------   -------   -------  -------   -------
Total                     167,971    60,230   368,652  181,314   778,167
Adjusted for:
  Unamortized yield
    adjustment                753       561    (1,752)     430        (8)
  Unrealized gain(loss)     1,492       361       566     (306)    2,113
                          -------   -------   -------  -------   -------
Total mortgage-backed and
  related securities     $170,216  $ 61,152  $367,466 $181,438  $780,272
                          =======   =======   =======  =======   =======

The following table sets forth the carrying value and the activity in the Company's mortgage-backed and related securities portfolio during the periods indicated.

                                For the Years Ended December 31,
                                   1998       1997       1996
                                  ------     ------     ------
                                            (In thousands)
Mortgage-backed and related
   securities:
At beginning of period            $543,656   $421,964   $629,889
 Loans securitized                 105,691       -          -
 MBSs purchased                       -        56,941     41,647
 MBSs sold                          (6,618)   (18,932)  (101,604)
 CMOs and REMICs purchased         687,923    365,002    158,654
 CMOs and REMICs sold             (349,464)  (206,901)  (205,760)
 Amortization and repayments      (199,636)   (76,771)   (97,969)
Change in unrealized gain (loss)    (1,280)     2,353     (2,893)
                                  --------    -------    -------
 Balance of mortgage-backed and
   related securities at end
   of period (1)                  $780,272   $543,656   $421,964
                                   =======    =======    =======

(1) Includes $780.3 million, $380.6 million and $224.0 million of mortgage-backed and related securities AFS at December 31, 1998, 1997 and 1996, respectively, carried at fair value.

The Asset/Liability Committee determines when to make substantial changes in the MBS portfolio. In 1998, the Company purchased $687.9 million of CMOs and REMICs, of which $106.3 million were adjustable-rate and $581.6 million were fixed-rate securities. During 1998, the Bank continued to emphasize MBSs reflecting management's strategy to improve duration and yield of the AFS portfolio. Adjustable-rate securities as a percentage of total MBSs was 31%, 48% and 42% at December 31, 1998, 1997 and 1996,
respectively. At December 31, 1998, $337.9 million, or 43.3% of the Bank's MBS portfolio, was directly insured or guaranteed by the FNMA, FHLMC or GNMA. FNMA and FHLMC provide the certificate holder a guarantee of timely payments of interest and scheduled principal payments, whether or not they have been collected. The GNMA MBSs provide a guarantee to the holder of timely payments of principal and interest and is backed by the full faith and credit of the U.S. Government. The privately-issued CMOs and REMICs contained in the Bank's AFS portfolio at December 31, 1998 totaling $442.4 million, or 56.7% of MBSs have generally been underwritten by large investment banking firms with the timely payment of principal and interest on these securities supported (credit enhanced) in varying degrees by either insurance issued by a financial guarantee insurer, letters of credit or subordination techniques. Substantially all such securities are rated AAA by one or more of the nationally recognized securities rating agencies.

MBSs generally yield less than the loans that underlie such securities, because of the cost of payment guarantees or credit enhancements that result in nominal credit risk. The MBS portfolio had a weighted average yield of 6.50% for the year ended December 31, 1998. In addition, MBSs are more liquid than individual mortgage loans and may be used to collateralize obligations of the Bank. In general, MBSs issued or guaranteed by FNMA and FHLMC and certain AA-rated mortgage-backed pass-through securities are weighted at no more than 20% for risk-based capital purposes, and MBSs issued or guaranteed by GNMA are weighted at 0% for risk-based capital purposes, compared to an assigned risk weighting of 50% to 100% for whole residential mortgage loans. These types of securities thus allow the Bank to optimize regulatory capital to a greater extent than non-securitized whole loans.

                    SOURCES OF FUNDS

GENERAL. Deposits, loan, mortgage-backed and debt securities repayments, retained earnings and, to a lesser extent, FHLB advances are the primary source of the Company's and the Bank's funds for use in lending, investing and for other general purposes.

DEPOSITS. The Bank offers a variety of deposit accounts having a range of interest rates and terms. The Bank's deposits consist of savings, NOW, checking, money market and certificate accounts. The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition.

During 1996, the Bank implemented its supermarket banking program. During September of 1996, the Bank and Pathmark Stores, Inc. entered into an agreement to open approximately 44 full-service bank branches in Pathmark supermarkets throughout New York City, Long Island, Westchester and Rockland counties by early 1999. By the end of 1996, the Bank had opened four supermarket branches with deposits totaling $12.1 million.
During 1997, the Bank opened twenty-eight supermarket branches resulting in a total of thirty-two locations at December 31, 1997 with deposits totaling $157.2 million. During 1998, the Bank opened an additional twenty-five supermarket branches resulting in a total of fifty-seven locations at December 31, 1998 with deposits totaling $504.0 million. The supermarket branches are located in the New York City boroughs of Queens, Brooklyn, Manhattan and Staten Island, the New York counties of Nassau, Suffolk, Rockland and Westchester and in New Jersey and Connecticut. At December 31, 1998, the Bank had 35 branches in Pathmark Stores, Inc., 14 in ShopRite Supermarket, Inc., 4 in Edward Super Food Stores, 2 in Big Y Food Stores, 1 in Shaws and 1 mini-branch in The Grand Union Co. Core deposits equaled 54.0% of total in-store branch deposits, compared to 45.5% in traditional branches. Overall core deposits represented 47.7% of total deposits at December 31, 1998 compared to 42.7% at December 31, 1997. The Bank believes that supermarket branching is a cost-effective way to extend its franchise and put its sales force in touch with a significant number of prospective customers. The branches are open seven days a week and provide a broad range of traditional banking services, as well as the full package of financial services offered by CFS Investments, Inc. ("CFSI"). In 1999, the Bank has opened two additional supermarket branches and is scheduled to open one more. The Bank has established a relationship with ShopRite Stores under which the Bank has the right to open in-store branches in all new or renovated ShopRite Stores in New Jersey and Connecticut.

The Bank's deposits are obtained primarily from the areas in which its branch offices are located. The Bank relies primarily on customer service and long-standing relationships with customers to attract and retain these deposits. Certificate accounts in excess of $100,000 are not actively solicited by the Bank nor does the Bank use brokers to obtain deposits. During 1998, the Bank continued to offer competitive rates without jeopardizing the value of existing core deposits. During 1997, the Bank experienced a shift in deposits from certificate of deposit accounts into savings and checking accounts which continued in 1998. Certificates of deposit decreased from 57.3% of deposits at December 31, 1997 to 52.3% of deposits at December 31, 1998. During 1998, the Bank introduced a "Liquid Asset" savings account in all supermarket branches which pays the account holder a fixed-rate of interest in the first year on account balances of $2,500 or more. The Liquid Asset account currently pays 4.25% for the first year. The Company has been able to maintain a substantial level of core deposits which the Company believes helps to limit interest rate risk by providing a relatively stable, low cost long-term funding base. The Company expects to attract a higher percentage of core deposits from its supermarket branch locations as these locations continue to grow and mature.

The following table presents the deposit activity of the Bank for the periods indicated.

                                 Years Ended December 31,
                                1998       1997       1996
                               ------     ------     ------
                                      (In thousands)
Deposits                     $5,753,644 $3,208,355 $2,441,295
Withdrawals                   5,458,274  3,031,457  2,428,315
                              ---------  ---------  ---------
Net deposits                    295,370    176,898     12,980
Interest credited on deposits    62,328     50,326     41,362
                              ---------  ---------  ---------
Total increase in deposits   $  357,698 $  227,224 $   54,342
                              =========  =========  =========

Time deposits by maturity at December 31, 1998 over $100,000 are as follows:

           Maturity Period                        Amount
           ---------------                        ------
                                              (In thousands)
           Three months or less                  $24,244
           Over three through six months          27,618
           Over six through 12 months             18,605
           Over 12 months                         14,042
                                                  ------
                Total                            $84,509
                                                  ======

The following table sets forth the distribution of the Bank's deposit accounts for the periods indicated and the weighted average nominal interest rates for each category of deposits presented.

                                                          Years Ended December 31,
                                           1998                     1997                     1996
                                          ------                   ------                   ------
                                         Percent Weighted         Percent Weighted         Percent Weighted
                                            of   Average             of   Average            of    Average
                                 Average  Total  Nominal  Average  Total  Nominal  Average  Total  Nominal
                                 Balance Deposits Rate    Balance Deposits Rate    Balance Deposits Rate
                                 ------- -------- ------  ------- -------- ------  ------- -------- ------
                                                          (Dollars in thousands)
Savings accounts                $441,759  28.22%  2.81%   $371,872  30.01%  2.51%   $373,337  33.46%  2.49%
Checking accounts                187,297  11.96   0.73     134,546  10.86   1.31     111,425   9.99   1.01
                                 -------  -----   ----     -------  -----  -----     -------  -----  -----
Total savings and checking
   accounts                      629,056  40.18   2.19     506,418  40.87   2.07     484,762  43.45   2.13
                                 -------  -----   ----     -------  -----  -----     -------  -----  -----
Money market accounts             57,597   3.68   3.54      54,107   4.37   3.37      58,108   5.21   3.32
                                 -------  -----   ----     -------  -----  -----     -------  -----  -----
Certificate accounts:
  91 days                          5,620   0.36   3.87       5,799   0.47   3.83       7,783   0.70   3.92
  6 months                       164,647  10.52   5.33      85,558   6.90   5.37      85,768   7.69   5.12
  7 months                         4,519   0.29   3.93      13,116   1.06   5.26       2,228   0.20   2.99
  One year                       382,497  24.43   5.62     265,891  21.45   5.69     203,259  18.22   5.51
  13 months                       27,514   1.76   5.53      21,314   1.72   5.79      11,036   0.99   5.12
  18 months                       33,985   2.17   5.77      34,321   2.77   5.79      23,407   2.10   5.98
  2 to 4 years                   160,667  10.26   5.99     145,081  11.71   6.04     131,931  11.82   5.87
  Five years                      93,898   5.99   6.23     101,972   8.23   6.23     101,690   9.11   6.30
  7 to 10 years                    5,644   0.36   6.31       5,547   0.45   6.31       5,666   0.51   6.28
                               --------- ------   ----    -------- ------   ----    ------- ------   ----
Total certificate accounts       878,991  56.14   5.68     678,599  54.76   5.79     572,768  51.34   5.66
                               --------- ------   ----   --------- ------   ----   --------- ------   ----
Total deposits                $1,565,644 100.00%  4.20% $1,239,124 100.00%  4.16% $1,115,638 100.00%  4.00%
                               ========= ======   ====   ========= ======   ====   ========= ======   ====

The following table presents, by various rate categories, the amount of certificate accounts outstanding at December 31, 1998, 1997 and 1996 and the periods to maturity of the certificate accounts outstanding at December 31, 1998.

                                                Period of Maturity from December 31, 1998
                                                -----------------------------------------
                                                Within   One to  Two to  Over
                            At December 31,       One      Two    Three   Three
                        1998     1997     1996    Year    Years   Years   Years    Total
                       ------   ------   ------  ------   ------  ------  -----   -------
                                                      (In thousands)
Certificate accounts:
  3.99% or less      $ 31,712 $  6,682 $ 10,396 $ 26,493 $ 3,592  $   77 $ 1,550 $ 31,712
  4.00% to 4.99%      131,330    6,942   18,545  121,015   7,774   1,467   1,074  131,330
  5.00% to 5.99%      610,219  548,849  456,789  557,808  27,230   9,528  15,658  610,219
  6.00% to 6.99%      123,436  211,302  104,732   62,068  19,600      41  41,727  123,436
  7.00% to 7.99%        5,052    7,808   10,637      492   4,560    -       -       5,052
                      -------  -------  -------  ------- -------  ------  ------  -------
     Total           $901,749 $781,583 $601,099 $767,876 $62,756 $11,108 $60,009 $901,749
                      =======  =======  =======  ======= =======  ======  ======  =======

                        BORROWINGS

Although deposits are the Bank's primary source of funds, the Bank has from time to time utilized borrowings as an alternative or less costly source of funds. The Bank's primary source of borrowing is advances from the FHLB-NY. These advances are collateralized by the capital stock of the FHLB-NY held by the Bank and certain of the Bank's MBSs. See "Regulation and Supervision-Federal Home Loan Bank System." Such advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the FHLB-NY will advance to member institutions, including the Bank, for purposes other than meeting withdrawals, fluctuates from time to time in accordance with the policies of the OTS and the FHLB-NY. At December 31, 1998, the Bank had $325.2 million of advances outstanding from the FHLB-NY.

In addition, the Bank may, from time to time, enter into sales of securities under agreements, generally for up to 30 days, to repurchase ("reverse repurchase agreements") with nationally recognized investment banking firms. Reverse repurchase agreements are accounted for as borrowings by the Bank and are secured by designated securities. The proceeds of these transactions are used to meet cash flow or asset/liability needs of the Bank. At December 31, 1998, the Bank had $88.7 million of reverse repurchase agreements outstanding.

On February 12, 1997, Haven Capital Trust I, a trust formed under the laws of the State of Delaware, issued $25 million of 10.46% capital securities. The Company is the owner of all the beneficial interests represented by common securities of the Trust. The Trust used the proceeds from the sale of the capital securities to purchase the Company's 10.46% junior subordinated deferrable interest debentures due 2027. See Note 11 of Notes to Consolidated Financial Statements in the Registrant's 1998 Annual Report to Stockholders on page 37 which is incorporated herein by reference.

The Bank has an ESOP loan from an unrelated third party lender with an outstanding balance of $1.5 million and an interest rate of 7.06% at December 31, 1998. See Note 14 of Notes to Consolidated Financial Statements in the Registrant's 1998 Annual Report to Stockholders on page 42 which is incorporated herein by reference. The loan, as amended on December 29, 1995, is payable in thirty-two equal quarterly installments beginning December 1995 through September 2003. The loan bears interest at a floating rate based on the federal funds rate plus 250 basis points.

The following table sets forth certain information regarding borrowed funds for the dates indicated:

                                At or For the Years Ended December 31,
                                         1998      1997      1996
                                        ------    ------    ------
                                          (Dollars in thousands)
FHLB-NY Advances:
  Average balance outstanding          $301,557  $191,550  $152,005
  Maximum amount outstanding at any
    month-end during the period         431,000   247,000   195,000
  Balance outstanding at end of period  325,200   247,000   178,450
  Weighted average interest rate
    during the period                     5.19%     5.69%     5.54%
  Weighted average interest rate
    at end of period                      5.13%     5.86%     4.72%
Securities Sold under Agreements to
  Repurchase:
  Average balance outstanding          $142,348  $172,310  $128,677
  Maximum amount outstanding at any
    month-end during the period         191,291   229,280   142,906
  Balance outstanding at end of period   88,690   193,028   142,906
  Weighted average interest rate
    during the period                     5.71%     5.68%     5.65%
  Weighted average interest rate
    at end of period                      5.50%     5.94%     5.09%
Other Borrowings (1):
  Average balance outstanding          $ 26,626  $ 25,231  $  7,667
  Maximum amount outstanding at any
    month-end during the period          26,766    30,120    10,725
  Balance outstanding at end of period   26,456    26,766     5,077
  Weighted average interest rate
    during the period                    10.32%     8.15%     6.38%
  Weighted average interest rate
    at end of period                     10.20%    10.29%     9.63%
Total Borrowings:
  Average balance outstanding          $470,531  $389,091  $285,951
  Maximum amount outstanding at any
    month-end during the period         649,057   466,794   348,631
  Balance outstanding at end of period  440,346   466,794   326,433
  Weighted average interest rate
    during the period                     5.95%     5.86%     5.84%
  Weighted average interest rate
    at end of period                      5.51%     6.15%     5.11%

(1)  Includes the CMO, ESOP loan and Holding Company Obligated
Mandatorily Redeemable Capital Securities.

                 SUBSIDIARY ACTIVITIES
COLUMBIA RESOURCES CORP ("Columbia Resources"). Columbia Resources is a wholly owned subsidiary of the Bank and was formed in 1984 for the sole purpose of acting as a conduit for a partnership to acquire and develop a parcel of property in New York City. Columbia Resources acquired the property, but never developed it. The property was later sold. During 1996, two REO commercial properties totaling $524,000 were transferred from the Bank to Columbia Resources to limit exposure to the Bank from unknown creditors. By December 31, 1996 the properties were written down to a combined value of $440,000. The properties were subsequently sold during 1997.

CFS INVESTMENTS, INC. ("CFSI"). CFSI is a wholly owned subsidiary of the Bank organized in 1989 that is engaged in the sale of tax deferred annuities, securities brokerage activities and insurance. CFSI participates with FISERV Investor Services, Inc., which is registered as a broker-dealer with the SEC, NASD, and state securities regulatory authorities. All employees of CFSI engaged in securities brokerage activities are dual employees of FISERV. Products offered through FISERV include debt and equity securities, mutual funds, unit investment trusts and variable annuities. Fixed annuities, life and health insurance, and long term nursing care products are offered through CFSI; a licensed general agent with the New York State Department of Insurance.

HAVEN CAPITAL TRUST I. On February 12, 1997, Haven Capital Trust I, a statutory business trust formed under the laws of the State of Delaware issued $25 million of 10.46% capital securities. See
Note 11 of Notes to Consolidated Financial Statements in the Registrant's 1998 Annual Report to Stockholders on page 37 which is incorporated herein by reference.

COLUMBIA PREFERRED CAPITAL CORPORATION ("CPCC"). On June 9, 1997, the Bank established a real estate investment trust ("REIT") subsidiary, CPCC. At December 31, 1998, the REIT held $334.0 million of the Bank's residential loan portfolio. The establishment of the REIT enables the Bank to achieve certain business goals including providing the Bank with a contingency funding mechanism without disrupting its investment policies and enhancing the Bank's ability to track and manage the mortgage portfolio transferred to CPCC since the transferred portion of its mortgage loan portfolio is segregated into a separate legal entity.

CFS TRAVEL SERVICES, INC. The Company, through its wholly owned subsidiary, CFS Travel Services, Inc. ("CFS Travel"), established February 28, 1998 offered customers and their families and friends, organized, escorted day long excursions and overnight trips. This subsidiary was subsequently dissolved on March 31, 1999.

CFS INSURANCE AGENCY, INC. On November 2, 1998, the Company completed the purchase of 100% of the oustanding common stock of CIA. CIA, headquartered in Centereach, New York, provides automobile, homeowners and casualty insurance to individuals and various lines of commercial insurance to businesses. CIA operates as a wholly-owned subsidiary of the Company.

                        PERSONNEL

As of December 31, 1998, the Bank had 941 full-time employees and 65 part-time employees. Even though the employees are not represented by a collective bargaining unit, the Bank considers its relationship with its employees to be good.

                REGULATION AND SUPERVISION

GENERAL

The Bank is subject to regulation, examination and supervision by the OTS, as its chartering agency, and the FDIC, as the deposit insurer. The Bank is a member of the FHLB System and its deposit accounts are insured up to applicable limits by the Savings Association Insurance Fund ("SAIF") managed by the FDIC. The Bank must file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. Periodic examinations by the OTS and the FDIC monitor the Bank's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors.

            FEDERAL SAVINGS INSTITUTION REGULATION

Business Activities. The activities of federal savings institutions are governed by the Home Owners' Loan Act, as amended (the "HOLA") and, in certain respects, the Federal Deposit Insurance Act ("FDI Act") and the regulations issued by the agencies to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which federal associations may engage. In particular, many types of lending authority for federal associations, (e.g., commercial, non-residential real property loans, consumer loans), are limited to a specified percentage of the institutions's capital or assets.

Loans to One Borrower. Under the HOLA, savings institutions are generally subject to the national bank limit on loans to one borrower. Generally, this limit is 15% of the Bank's unimpaired capital and surplus plus an additional 10% of unimpaired capital and surplus if such loan is secured by readily-marketable collateral, which is defined to include certain financial instruments and bullion. At December 31, 1998, the Bank's unimpaired capital and surplus was $151.1 million and its limit on loans to one borrower was $22.7 million. At December 31, 1998, the Bank's largest aggregate amount of loans to one borrower had an aggregate balance of $13.0 million.

QTL Test. The HOLA requires savings institutions to meet a Qualified Thrift Lender ("QTL") test. Under the QTL test, a savings association is required to maintain at least 65% of its "portfolio assets" (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least 9 months out of each 12 month period. A savings association that fails the QTL test must either convert to a bank charter or operate under certain restrictions. As of December 31, 1998, the Bank maintained 72.06% of its portfolio assets in qualified thrift investments and had more than 65% of its portfolio assets in qualified thrift investments in each of the prior 12 months. Therefore, the Bank met the QTL test.

Limitation on Capital Distributions. OTS regulations impose limitations upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. Effective April 1, 1999, the OTS amended its capital distribution regulations to reduce regulatory burdens on savings associations. The regulations being replaced, which were effective throughout 1998, established three tiers of institutions, which are based primarily on an institution's capital level. An institution that exceeded all fully phased-in regulatory capital requirements before and after a proposed capital distribution ("Tier 1 Bank") and had not been advised by the OTS that it was in need of more than normal supervision, could, after prior notice to, but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of: (i) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year; or (ii) 75% of its net earnings for the previous four quarters. Any additional capital distributions would have required prior OTS approval. In the event the Bank's capital fell below its capital requirements or the OTS notified it that it was in need of more than normal supervision, the Bank's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. Under the amendments adopted by the OTS, certain savings associations will be permitted to pay capital distributions during a calendar year that do not exceed the association's net income for that year plus its retained net income for the prior two years, without notice to, or the approval of, the OTS.

If adopted as proposed, certain savings associations will be permitted to pay capital distributions within the amounts described above for Tier 1 institutions without notice to, or the approval of, the OTS. However, a savings association subsidiary of a savings and loan holding company, such as the Bank, will continue to have to file a notice unless the specific capital distribution requires an application.

Liquidity. The Bank is required to maintain an average daily balance of specified liquid assets equal to a monthly average of not less than a specified percentage (currently 4%) of its net withdrawable deposit accounts plus short-term borrowings. Monetary penalties may be imposed for failure to meet the liquidity requirements. The Bank's average liquidity ratio for December 31, 1998 was 4.24% which exceeded the then applicable requirement. The Bank has never been subject to monetary penalties for failure to meet its liquidity requirements.

Assessments. Savings institutions are required by regulation to pay assessments to the OTS to fund the agency's operations. The general assessment, paid on a semi-annual basis, is computed upon the savings institution's total assets, including consolidated subsidiaries, as reported in the Bank's latest quarterly Thrift Financial Report. The assessments paid by the Bank for the years ended December 31, 1998 and 1997, totaled $322,000 and $285,000, respectively. The OTS has adopted amendments to its regulations, effective January 1, 1999, that are intended to assess savings associations on a more equitable basis. The new regulations will base the assessment for an individual savings association on three components: the size of the association, on which the basic assessment would be based; the association's supervisory condition, which would result in an additional assessment based on a percentage of the basic assessment for any savings institution with a composite rating of 3,4 or 5 in its most recent safety and soundness examination; and the complexity of the association's operations, which would result in an additional assessment based on a percentage of the basic assessment for any savings association that managed over $1 billion in trust assets, serviced for others loans aggregating more than $1 billion, or had certain off-balance sheet assets aggregating more than $1 billion. In order to avoid a disproportionate impact on the smaller savings institutions, which are those whose total assets never exceeded $100 million, the new regulations provide that the portion of the assessment based on assets size will be the lesser of the assessment under the amended regulations or the regulations before the amendment. Management believes that any change in its rate of OTS assessments under the amended regulations will not be material.

Branching. OTS regulations permit federally chartered savings associations to branch nationwide under certain conditions. Generally, federal savings associations may establish interstate networks and geographically diversify their loan portfolios and lines of business. The OTS authority preempts any state law purporting to regulate branching by federal savings associations.

Transactions with Related Parties. The Bank's authority to engage in transactions with related parties or "affiliates" (i.e., any company that controls or is under common control with an institution, including the Company and its non-savings institution subsidiaries) is limited by Sections 23A and 23B of the Federal Reserve Act ("FRA"). Section 23A limits the aggregate amount of covered transactions with any individual affiliate to 10% of the capital and surplus of the savings institution and also limits the aggregate amount of transactions with all affiliates to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in Section 23A, and the purchase of low quality assets from affiliates is generally prohibited. Section 23B generally requires that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit underwriting standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. Notwithstanding Sections 23A and 23B, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act ("BHC Act"). Further, no savings institution may purchase the securities of any affiliate other than a subsidiary.

The Bank's authority to extend credit to its executive officers, directors and 10% shareholders, as well as to entities controlled by such persons, is currently governed by Sections 22(g) and 22(h) of the FRA, and Regulation O thereunder. Among other things, these regulations require that such loans to be made on terms and conditions, including credit underwriting standards, substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. Regulation O also places individual and aggregate limits on the amount of loans the Bank may make to such persons based, in part, on the Bank's capital position, and requires that certain board approval procedures be followed. HOLA and the OTS regulations, with certain minor variances, apply Regulation O to savings institutions.

Enforcement. Under the FDI Act, the OTS has primary enforcement responsibility over savings institutions and has the authority to bring action against all "institution-affiliated parties," including controlling stockholders, and any stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in any violation of applicable law or regulation or breach of fiduciary duty or certain other wrongful actions that causes or is likely to cause a more than a minimal loss or other significant adverse effect on an insured savings association. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers or directors, receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $5,000 per day for less serious violations, and up to $1 million per day in more egregious cases. Under the FDI Act, the FDIC has the authority to recommend to the Director of the OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director of the OTS, the FDIC has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

Standards for Safety and Soundness. The FDI Act requires each federal banking agency to prescribe for all insured depository institutions standards relating to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, and compensation, fees and benefits and such other operational and managerial standards as the agency deems appropriate. The OTS and the federal banking agencies have adopted a final rule and Interagency Guidelines Prescribing Standards for Safety and Soundness ("Guidelines") to implement these safety and soundness standards. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The Guidelines address internal controls and information systems; internal audit system; credit underwriting; loan documentation; interest rate risk exposure; asset growth; asset quality; earnings and compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDI Act. The final rule establishes deadlines for the submission and review of such safety and soundness compliance plans, when such plans are required.

Capital Requirements. The OTS capital regulations require savings institutions to meet three minimum capital standards: a tangible capital ratio requirement of 1.5% of total assets as adjusted under the OTS regulations, a core capital ratio requirement of 3.0% of core capital to such adjusted total assets, which ratio requirement will, effective April 1, 1999, be 3% only for those savings institutions who been assigned a composite rating of 1 under the Uniform Financial Institutions Rating System, and will be 4% for all other savings institutions, and a risk-based capital ratio requirement of 8.0% of core and supplementary capital to total risk-based assets. Tangible capital is defined, generally, as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related earnings, minority interests in equity accounts of fully consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and investments in and loans to subsidiaries engaged in activities not permissible for a national bank. Core capital (also called "Tier 1" capital) is defined similarly to tangible capital, but core capital also includes certain qualifying supervisory goodwill and certain purchased credit card relationships. In addition, the OTS prompt corrective action regulation provides that a savings institution that has a core capital ratio of less than 4% (3% for institutions receiving the highest rating under the Uniform Financial Institutions Rating System, will be deemed to be "undercapitalized" and may be subject to certain restrictions). See "- Prompt Corrective Regulatory Action."

The risk-based capital standard for savings institutions requires the maintenance of total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 8%. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, as assigned by the OTS capital regulation based on the risks OTS believes are inherent in the type of asset. The components of core capital are equivalent to those discussed earlier under the 3% leverage standard. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible debt securities, subordinated debt and intermediate preferred stock and, within specified limits, the allowance for loan and lease losses. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

The OTS has incorporated an interest rate risk component into its regulatory capital rule. The final interest rate risk rule also adjusts the risk-weighting for certain mortgage derivative securities. Under the rule, savings associations with "above normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings association's interest rate risk is measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200-basis point increase or decrease in market interest rates divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines set forth by the OTS. A savings association whose measured interest rate risk exposure exceeds 2% must deduct an interest rate component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2%, multiplied by the estimated economic value of the association's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Under the rule, there is a two quarter lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. A savings association with assets of less than $300 million and risk-based capital ratios in excess of 12% is not subject to the interest rate risk component, unless the OTS determines otherwise. The rule also provides that the Director of the OTS may waive or defer an association's interest rate risk component on a case-by-case basis. The OTS has indefinitely deferred the implementation of the interest rate risk component in the computation of an institution's risk-based capital requirement. The OTS continues to monitor the interest rate risk of individual institutions and retains the right to impose additional capital on individual institutions. If the Bank had been subject to an interest rate risk capital component as of December 31, 1998, there would have been no material effect on the Bank's risk-weighted capital.

At December 31, 1998, the Bank met each of its capital requirements, in each case on a fully phased-in basis. A chart which sets forth the Bank's compliance with its capital requirements appears in Note 17 to Notes to Consolidated
Financial Statements in the Registrant's 1998 Annual Report to
Stockholders on page 46, and is incorporated herein by reference.

            PROMPT CORRECTIVE REGULATORY ACTION
Under the OTS prompt corrective action regulations, the OTS is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. Generally, a savings institution that has a total risk-based capital of less than 8.0% or either a leverage ratio or a Tier 1 risk-based capital ratio that is less than 4.0% is considered to be undercapitalized. A savings institution that has a total risk-based capital less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Subject to a narrow exception, the banking regulator is required to appoint a receiver or conservator for an institution that is critically undercapitalized. The regulation also provides that a capital restoration plan must be filed with the OTS within 45 days of the date an association receives notice that it is "under-capitalized", "significantly undercapitalized" or "critically undercapitalized." Compliance with the plan must be guaranteed by any parent holding company. In addition, numerous mandatory supervisory actions become immediately applicable to the institution depending upon its category, including, but not limited to, increased monitoring by regulators, restrictions on growth,and capital distributions and limitations on expansion. The OTS could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

                INSURANCE OF DEPOSIT ACCOUNTS
The FDIC has adopted a risk-based insurance assessment system. The FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period, consisting of (1) well capitalized, (2) adequately capitalized or (3) undercapitalized, and one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned.

Assessment rates currently range from 0.0% of deposits for an institution in the highest category (i.e., well-capitalized and financially sound, with no more than a few minor weaknesses) to 0.27% of deposits for an institution in the lowest category (i.e., undercapitalized and substantial supervisory concern).
The FDIC is authorized to raise the assessment rates as necessary to maintain the required reserve ratio of 1.25%. As a result of the Deposit Insurance Funds Act of 1996 (the "Funds Act"), both the BIF and the SAIF currently satisfy the reserve ratio requirement. If the FDIC determines that assessment rates should be increased, institutions in all risk categories could be affected. The FDIC has exercised this authority several times in the past and could raise insurance assessment rates in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of the Bank.

The Funds Act also amended the FDI Act to expand the assessment base for the payments on the Financing Corporation ("FICO") obligations. Beginning January 1, 1997, the assessment base included the deposits of both BIF- and SAIF-insured institutions. Until December 31, 1999, or any earlier date on which the last savings association ceases to exist, the rate of assessment for BIF-assessable deposits shall be one-fifth of the rate imposed on SAIF-assessable deposits. The annual rate of assessments for the payments on the FICO obligations for the quarterly semi-annual period beginning on January 1, 1998 was 0.0156% for BIF-assessable deposits and 0.0628% for SAIF-assessable deposits.
For the quarterly period beginning on July 1, 1998, the rates of assessment for the FICO obligations are 0.0122% for BIF-assessable deposits and 0.0610% for SAIF-assessable deposits. Accordingly, as a result of the Funds Act, the Bank has seen a decrease in the deposit assessments paid to the FDIC.

              FEDERAL HOME LOAN BANK SYSTEM
The Bank is a member of the FHLB System, which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member institutions. The Bank, as a member of the FHLB of New York, is required to acquire and hold shares of capital stock in the FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB, whichever is greater. The Bank was in compliance with this requirement with an investment in FHLB stock at December 31, 1998 of $22.0 million. FHLB advances must be secured by specified types of collateral, and all long-term advances may only be obtained for the purpose of providing funds for residential housing finance.

The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members. For the years ended December 31, 1998, 1997 and 1996, dividends from the FHLB to the Bank amounted to $1.2 million, $710,000 and $571,000, respectively. If dividends were reduced or interest on future FHLB advances increased, the Bank's net interest income would likely also be reduced. Further, there can be no assurance that the impact of recent legislation on the FHLBs will not also cause a decrease in the value of the FHLB stock held by the Bank.

                   FEDERAL RESERVE SYSTEM
The Federal Reserve Board regulations require depository institutions, including savings institutions, to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The current Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for accounts aggregating $46.5 million or less (subject to adjustment by the Federal Reserve Board) the reserve requirement is 3%; and for accounts greater than $46.5 million, the reserve requirement is $1,395,000 plus 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $46.5 million. The first $4.9 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The Bank is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce the Bank's interest-earning assets. FHLB System members are also authorized to borrow from the Federal Reserve "discount window," but Federal Reserve Board regulations require institutions to exhaust all FHLB sources before borrowing from a Federal Reserve Bank.

                 HOLDING COMPANY REGULATION
The Company is a non-diversified unitary savings and loan holding company within the meaning of the HOLA. As such, the Company is required to be registered with the OTS and is subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the Company and its non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. The Bank must notify the OTS 30 days before declaring any dividend to the Company.

As a unitary savings and loan holding company, the Company generally is not restricted under existing laws as to the types of business activities in which it may engage, provided that the Bank continues to be a QTL. See "- Federal Savings Institution Regulation - QTL Test" for a discussion of the QTL requirements. Upon any non-supervisory acquisition by the Company of another savings association, the Company would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would be subject to extensive limitations on the types of business activities in which it could engage. The HOLA limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of the BHC Act, subject to the prior approval of the OTS, and to other activities authorized by OTS regulation.

The HOLA prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of the voting stock of another savings institution or holding company thereof, without prior written approval of the OTS; and from acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary holding company, or a non-subsidiary company engaged in activities other than those permitted by the HOLA; or acquiring or retaining control of a depository institution that is not insured by the FDIC. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

                  LEGISLATIVE DEVELOPMENTS

Congress continues to work toward passage of legislation to modernize the financial services industries. Proposed legislation being considered by committees of the House of Representatives and of the Senate would permit affiliations between banking, insurance and securities companies and, thereby, expand significantly the financial services that could be offered by bank holding companies. Such expanded financial activities would be permissible for financial holding companies that controlled subsidiary depository institutions that qualified as well capitalized and well managed and that had satisfactory CRA ratings. The proposed legislation would grandfather unitary savings and loan holding companies in activities currently permitted such holding companies. The outcome of such proposed legislation is uncertain. Therefore, the Company is unable to determine the extent to which such legislation, if enacted, would affect the Company's business.

                  FEDERAL SECURITIES LAWS
The Company's Common Stock is registered with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company is subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

The registration, under the Securities Act of 1933, as amended (the "Securities Act") of shares of the Common Stock issued in the Conversion does not cover the resale of such shares. Shares of the Common Stock purchased by persons who are not affiliates of the Company may be resold without registration. Shares purchased by an affiliate of the Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Shares acquired through the Company's option plans have been registered under the Securities Act and, therefore, are not subject to resale restrictions. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

                    THE YEAR 2000 PROBLEM
The information related to the Year 2000 problem is incorporated herein by reference to "Management's Discussion and Analysis of Financial Condition and Results of Operations - Computer Issues for the Year 2000" in the Registrant's 1998 Annual Report to Stockholders on page 21.

                   FEDERAL AND STATE TAXATION

FEDERAL TAXATION
General. The Company and the Bank report their income on a calendar year basis using the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations with some exceptions. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Bank or the Company. The Company and its subsidiaries file a consolidated Federal income tax return on a calendar-year basis. The Bank and the Company have not been audited by the Internal Revenue Service during the last five fiscal years.

Under the Small Business Job Protection Act of 1996 ("1996 Act"), signed into law in August 1996, the special rules for bad debt reserves of thrift institutions no longer apply and, therefore, the Bank cannot make additions to the tax bad debt reserves but is permitted to deduct bad debts as they occur. Additionally, under the 1996 Act, the Bank is required to recapture (that is, include in taxable income) the excess of the balance of its bad debt reserves as of December 31, 1995 over the balance of such reserves as of December 31, 1987 ("base year"). The Bank's federal tax bad debt reserves at December 31, 1995 exceeded its base year reserves by $2.7 million which will be recaptured into taxable income ratably over a six year period. This recapture was suspended for 1996 and 1997, whereas, one-sixth of the excess reserves was recaptured into taxable income for 1998. The base year reserves will be subject to recapture, and the Bank could be required to recognize a tax liability, if (i) the Bank fails to qualify as a "bank" for Federal income tax purposes; (ii) certain distributions are made with respect to the stock of the Bank (see "Distributions"); (iii) the Bank uses the bad debt reserves for any purpose other than to absorb bad debt losses; or (iv) there is a change in Federal tax law. Management is not aware of the occurrence of any such event.

Distributions. To the extent that the Bank makes "non-dividend distributions" to stockholders, such distributions will be considered as made from the Bank's base year reserve to the extent thereof, and then from the supplemental reserve for losses on loans and an amount based on the amount distributed will be included in the Bank's taxable income. Non-dividend distributions include distributions in excess of the Bank's current and accumulated earnings and profits, distributions in redemption of stock, and distributions in partial or complete liquidation. However, dividends paid out of the Bank's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from the Bank's bad debt reserves.

Corporate Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes a tax on alternative minimum taxable income ("AMTI") at a rate of 20%. AMTI is increased by an amount equal to 75% of the amount by which a corporation's adjusted current earnings exceeds its AMTI (determined without regard to this adjustment and prior to reduction for net operating losses).

Dividends Received Deduction and Other Matters. The Company may exclude from its income 100% of dividends received from the Bank as a member of the same affiliated group of corporations. The corporate dividends received deduction is generally 70% in the case of dividends received from unaffiliated corporations with which the Company and the Bank will not file a consolidated tax return, except that if the Company or the Bank owns more than 20% of the stock of a corporation distributing a dividend, 80% of any dividends received may be deducted.

STATE AND LOCAL TAXATION
New York State and New York City Taxation. The Bank and the Company are subject to New York State and City franchise taxes on net income or one of several alternative bases, whichever results in the highest tax. "Net income" means Federal taxable income with adjustments. The Company's annual tax liability for each year is the greatest of a tax on allocated entire net income; allocated alternative entire net income; allocated assets to New York State and/or New York City; or a minimum tax. Operating losses cannot be carried back or carried forward for New York State or New York City tax purposes. The Bank is also subject to the 17% Metropolitan Commuter District Surcharge on its New York State tax after the deduction of credits. The Company is also subject to taxes in New Jersey and Connecticut due to the establishment of in-store branches.

In response to the 1996 Act, the New York State and New York City tax laws have been amended to prevent the recapture of existing tax bad debt reserves and to allow for the continued use of the PTI method to determine the bad debt deduction in computing New York City and New York State tax liability.

Delaware Taxation. As a Delaware holding company not earning income in Delaware, the Company is exempted from Delaware Corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware.

ITEM 2.  PROPERTIES

The Bank conducts its business through eight full-service banking and fifty-nine supermarket banking facilities (two of which were opened during the first quarter of 1999) located in the New York City boroughs of Queens, Brooklyn, Manhattan and Staten Island, the New York counties of Nassau, Suffolk, Rockland and Westchester and in New Jersey and Connecticut. The Bank provides residential mortgage banking services through its CFS Intercounty Mortgage division operating from six loan origination offices in New York, New Jersey and Pennsylvania. The Company provides casualty insurance through its subsidiary, CIA from three offices located in Long Island, New York. In December 1997, the Company purchased an office building and land in Westbury, New York for its new administrative headquarters. The purchase was consummated under the terms of a lease agreement and Payment-in-lieu-of-Tax ("PILOT") agreement with the Town of Hempstead Industrial Development Agency ("IDA"). The Company completed improvements to the building and began using the building as its corporate headquarters in July 1998. The cost of the land and building, including improvements was $12.8 million. The total net book value of the Company's and the Bank's premises and equipment was $39.2 million at December 31, 1998, which included fifty-seven supermarket branches. The Company believes that the Bank's current facilities are adequate to meet the present and immediately foreseeable needs of the Bank and the Company.

                                                                                  Net Book Value
                                                                                  of Property or
                                                                                     Leasehold
                                                            Date                   Improvements
                                                Leased or Leased or Date of Lease at December 31,
     Location                                     Owned   Acquired  Expiration(1)       1998
     --------                                   --------- --------- ------------- ---------------
                                                                                (in thousands)
Main Office Complex(2):
  93-22/93-30 & 94-09/94-13 Jamaica Avenue         Owned     1957         -          $2,208
  & 87-14/86-35 94th St. Woodhaven, NY 11421
Traditional Branches:
  80-35 Jamaica Avenue, Woodhaven, NY 11421        Owned     1979         -             251
  82-10 153rd Avenue, Howard Beach, NY 11414       Owned     1971         -             561
  98-16 101st Avenue, Ozone Park, NY 11416         Owned     1976         -             451
  244-19 Braddock Avenue, Bellerose, NY 11426(3)   Leased    1973        2003           117
  106-17 Continental Ave, Forest Hills, NY 11375   Leased    1959        1999            13
  343 Merrick Road, Amityville, NY 11701           Leased    1977        2001           416
  104-08 Rockaway Beach Blvd., Rockaway
    Beach, NY 11693                                Leased    1996        1999            34
Supermarket Branches:
  700-60 Patchogue Rd., Medford, NY 11763          Leased    1996        2001           173
  1121 Jerusalem Avenue, Uniondale, NY 11553       Leased    1996        2001           192
  533 Montauk Highway, Bayshore, NY 11708          Leased    1996        2001           223
  625 Atlantic Avenue, Brooklyn, NY 11217          Leased    1996        2001           198
  575 Montauk Highway, W. Babylon, NY 11704        Leased    1997        2002           203
  2335 New Hyde Park Rd, New Hyde Park, NY 11040   Leased    1997        2002           223
  1251 Deer Park Ave., N. Babylon, NY 11703        Leased    1997        2002           212
  101 Wicks Road, Brentwood, New York 11717        Leased    1997        2002           222
  3635 Hempstead Turnpike, Levittown, NY 11756     Leased    1997        2002           228
  6070 Jericho Turnpike, Commack, NY 11726         Leased    1997        2002           226
  2150 Middle Country Rd., Centereach, NY 11720    Leased    1997        2002           227
  1897 Front Street, East Meadow, NY 11554         Leased    1997        2002           235
  8101 Jericho Turnpike, Woodbury, NY 11796        Leased    1997        2002           227
  92-10 Atlantic Avenue, Ozone Park, NY 11416      Leased    1997        2002           230
  395 Route 112, Patchogue, NY 11772               Leased    1997        2002           219
  1764 Grand Avenue, Baldwin, NY 11510             Leased    1997        2002           226
  5145 Nesconset Hwy., Port Jefferson, NY 11776    Leased    1997        2002           248
  31-06 Farrington Street, Whitestone, NY 11357    Leased    1997        2002           226
  5801 Sunrise Highway, Sayville, NY 11741         Leased    1997        2002           220
  531 Montauk Highway, W. Babylon, NY 11776        Leased    1997        2002           229
  155 Islip Avenue, Islip, NY 11751                Leased    1997        2002           232
  800 Montauk Highway, Shirley, NY 11967           Leased    1997        2002           237
  253-01 Rockaway Turnpike, Woodmere, NY 11422     Leased    1997        2002           227
  227 Cherry Street, New York, NY 10002            Leased    1997        2002           227
  45 Route 59 Monsey, NY 10952                     Leased    1997        2002           233
  195 Rockland Center, Rte. 59, Nanuet, NY 10954   Leased    1997        2002           244
  1905 Sunrise Highway, Bayshore, NY 11708         Leased    1997        2002           243
  941 Carmens Road, Massapequa, NY 11758           Leased    1997        2002            84
  500 South River Street, Hackensack, NJ 07470     Leased    1997        2002           180
  1 Pathmark Plaza, Mount Vernon, NY               Leased    1997        2002           268
  2875 Richmond Avenue, Staten Island, NY 10306    Leased    1997        2002           257
  111-10 Flatlands Avenue, Brooklyn, NY 11230      Leased    1997        2002           236
  1245 61st Street, Boro Park, NY 11219            Leased    1998        2003           257
  2650 Sunrise Highway, East Islip, NY 11730       Leased    1998        2003           172
  492 E. Atlantic Avenue, E. Rockaway, NY 11554    Leased    1998        2003           245
  1-37 12th Street, Brooklyn, NY 11205             Leased    1998        2003           243
  130 Wheatley Plaza, Greenvale, NY 11548          Leased    1998        2003           258
  335 Nesconset Highway, Hauppauge, NY 11788       Leased    1998        2003           162
  360 No. Broadway, Jericho, NY 11753              Leased    1998        2003           244
  42-02 Northern Blvd., L.I.C., NY 11100           Leased    1998        2003           237
  2540 Central Park Ave, No. Yonkers, NY 10710     Leased    1998        2003           222
  130 Midland Avenue, Portchester, NY 10573        Leased    1998        2003           285
  1351 Forest Avenue, Staten Island, NY 10302      Leased    1998        2003           247
  2424 Hylan Blvd., Staten Island, NY 10306        Leased    1998        2003            24
  1757 Central Park Ave, Yonkers, NY 10710         Leased    1998        2003           293

                                                                                           47

  Route 28 and Union Ave, Bound Brook, NJ 08805    Leased    1998        2003           201
  Rte 70 & Chambers Bridge Rd, Bricktown, NJ 08723 Leased    1998        2003           213
  367 Highway 22 West, Hillside, NJ 07205          Leased    1998        2003           327
  201 Roosevelt Place, Palisades Park, NJ 07650    Leased    1998        2003           211
  625 Hamburg Turnpike, Wayne, NJ 07470            Leased    1998        2003           189
  145 Highway 36 West, Long Branch, NJ 07764       Leased    1998        2003           202
  23 Marshall Hill Road, West Milford, NJ 07480    Leased    1998        2003           210
  404 Main Street, Ansonia, CT 06401               Leased    1998        2003           173
  500 Sylvan Avenue, Bridgeport, CT 06610          Leased    1998        2003           238
  533 South Broad Street, Meridan, CT 06450        Leased    1998        2003           254
  157 Cherry Street, Milford, CT 06460             Leased    1998        2003           177
  6 Queen Street, Newtown, CT 06460                Leased    1998        2003           201
  650 Wolcott Street, Waterbury, CT 06705          Leased    1998        2003           260
  131 Campbell Avenue, West Haven, CT 06516        Leased    1998        2003           176
Corporate Headquarters:
  615 Merrick Avenue, Westbury, NY                 Owned     1997          -         11,419

(1) Rent expense for the year ended December 31, 1998 was $1.7 million.
(2) On March 25, 1999, the Bank sold the properties, consisting of land, buildings and building improvements located at 93-22 and 93-30 Jamaica Avenue, Woodhaven, New York. As of December 31, 1998, the Bank entered into a contract of sale for its properties located at 94-09 and 94-13 Jamaica Avenue and 87-14 and 86-35 94th Street, Woodhaven, New York. These properties are expected to be sold in the second quarter of 1999.
(3) Includes land that is adjacent to the branch office that was acquired by the Bank in 1973.

ITEM 3.  LEGAL PROCEEDINGS

In February, 1983, a burglary of the contents of safe deposit boxes occurred at a branch office of the Bank. At December 31, 1998 and currently, the Bank has a class action lawsuit related thereto pending, whereby the plaintiffs are seeking recovery of approximately $12,900,000 in actual damages and an additional $12,900,000 in unspecified damages. The Bank's ultimate liability, if any, which might arise from the disposition of these claims cannot presently be determined. Management believes it has meritorious defenses against this action and has and will continue to defend its position. Accordingly, no provision for any liability that may result upon adjudication of this action has been recognized in the accompanying consolidated financial statements.

The Company is involved in various legal actions arising in the ordinary course of business, which in the aggregate, are believed by management to be immaterial to the financial position of the Company.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

                          PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED
         STOCKHOLDER MATTERS

Information relating to the market for Registrant's common equity and related stockholder matters appears under "Common Stock
Information" in the Registrant's 1998 Annual Report to
Stockholders on page 53, and is incorporated herein by reference.

Information relating to the payment of dividends by the Registrant appears in Note 17 to Notes to Consolidated Financial
Statements in the Registrant's Annual Report on page 45 and is incorporated herein by reference.

The Company initiated a quarterly cash dividend of $0.05 per share in the third quarter of 1995 paid on October 20, 1995. The following schedule summarizes the cash dividends paid for 1996, 1997 and 1998:

  Dividend Payment      Dividend Paid
        Date            Per Share (1)        Record Date
  ----------------      -------------        -----------
  January 19, 1996          .05              January 2, 1996
  April 29, 1996            .05              April 8, 1996
  July 12, 1996             .075             June 27, 1996
  October 28, 1996          .075             October 7, 1996
  January 17, 1997          .075             December 30, 1996
  April 24, 1997            .075             April 4, 1997
  July 18, 1997             .075             June 30, 1997
  October 17, 1997          .075             September 29, 1997
  January 1998              .075             December 1998
  April 1998                .075             March 1998
  July 1998                 .075             June 1998
  October 1998              .075             September 1998

(1) As adjusted to reflect the 2-for-1 stock split effective
November 1997 ("stock split").

The following schedule summarizes the dividend payout ratio
(dividends declared per share divided by net income per share)

                Dividends        Net income
  Year        Paid per share     per share       Payout ratio
 ------       --------------     ----------      ------------
  1996            $0.25            $1.13             .221%
  1997             0.30             1.32             .227
  1998             0.30             0.95             .316

ITEM 6.  SELECTED FINANCIAL DATA

The above-captioned information appears in the Registrant's 1998
Annual Report to Stockholders on pages 6 and 7 and is incorporated herein by reference.

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS

The above-captioned information appears under "Management's
Discussion and Analysis of Financial Condition and Results of
Operations" in the Registrant's 1998 Annual Report to
Stockholders on pages 8 through 22 and is incorporated herein by reference.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT
          MARKET RISK

The above-captioned information appears under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management" and "- Interest Rate Sensitivity Analysis" in the Registrant's 1998 Annual Report to Stockholders on pages 9 through 11 and is incorporated herein by reference.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The Consolidated Financial Statements of Haven Bancorp, Inc. and its subsidiaries, and the notes related thereto together with the report thereon by KPMG LLP appears in the Registrant's 1998 Annual Report to Stockholders on pages 23 through 51 and are incorporated herein by reference.

ITEM 9.  CHANGE IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
         ACCOUNTING AND FINANCIAL DISCLOSURE

None.

                          PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT
The information relating to Directors and Executive Officers of the Registrant is incorporated herein by reference to the Registrant's Proxy Statement for the Annual Meeting of
Stockholders to be held on April 21, 1999, on pages 5 through 8.

ITEM 11.  EXECUTIVE COMPENSATION

The information relating to executive compensation is incorporated herein by reference to the Registrant's Proxy
Statement for the Annual Meeting of Stockholders to be held on

April 21, 1999, on pages 9 through 22 (excluding the Report of the Compensation Committee on pages 12 through 14 and the Stock
Performance Graph on page 15).

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
          MANAGEMENT

The information relating to security ownership of certain beneficial owners and management is incorporated herein by reference to the Registrant's Proxy Statement for the Annual
Meeting of Stockholders to be held on April 21, 1999, on pages 3 through 4 and pages 6 through 8.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information relating to certain relationships and related transactions is incorporated herein by reference to the Registrant's Proxy Statement for the Annual Meeting of
Stockholders to be held on April 21, 1999, on pages 22 and 23.

                          PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENTS, SCHEDULES AND REPORTS
          ON FORM 8-K

(a)  The following documents are filed as a part of this report:
(1) Consolidated Financial Statements of the Company are incorporated by reference to the following indicated pages of the 1998 Annual Report to Stockholders.
                                                            Pages
     Consolidated Statements of Financial Condition
     as of December 31, 1998 and 1997 ...................    23
     Consolidated Statements of Income for the Years
     Ended December 31, 1998, 1997 and 1996 .............    24
     Consolidated Statements of Changes In Stockholders'
     Equity for the Three Years Ended December 31, 1998 .    25
     Consolidated Statements of Cash Flows for the Years
     Ended December 31, 1998, 1997 and 1996 .............    26
     Notes to Consolidated Financial Statements ......... 27 - 50
     Independent Auditors' Report .......................    51

The remaining information appearing in the Annual Report to Stockholders is not deemed to be filed as part of this report, except as expressly provided herein.

(2) All schedules are omitted because they are not required or applicable, or the required information is shown in the consolidated financial statements or the notes thereto.

(3)  Exhibits (filed herewith unless otherwise noted)
     (a) The following exhibits are filed as part of this report:
     3.1     Amended Certificate of Incorporation of Haven
             Bancorp, Inc.(1)
     3.2 Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock(2)
     3.3     Bylaws of Haven Bancorp, Inc.(3)
     4.0 Rights Agreement between Haven Bancorp, Inc. and Chase Manhattan Bank (formerly Chemical Bank)(2)
     10.1(A) Employment Agreement between Haven Bancorp, Inc. and
             Philip S. Messina(4)
     10.1(B) Amendatory Agreement to the Employment Agreement
             between Haven Bancorp, Inc. and Philip S. Messina(5) 10.1(C) Employment Agreement between CFS Bank and Philip S.
             Messina (5)
     10.2(A) Form of Change in Control Agreement between
             Columbia Federal Savings Bank and certain executive officers, as amended(4)
     10.2(B) Form of Amendment to Change in Control Agreement
             between CFS Bank and certain executive officers(5) 10.2(C) Form of Change in Control Agreement between Haven
             Bancorp, Inc. and certain executive officers, as amended(4)
     10.2(D) Form of Amendment to Change in Control Agreement between Haven Bancorp, Inc. and certain executive officers (5)
     10.2(E) Employment Agreement between Columbia Federal
             Savings Bank and Andrew L. Kaplan (5)
     10.2(F) Change in Control Agreement between Haven Bancorp,
             Inc. and Mark A. Ricca dated as of April 10, 1998
             (filed herewith)
     10.2(G) Change in Control Agreement between CFS Bank and Mark A. Ricca dated as of April 10, 1998
             (filed herewith)
     10.4 (a) Amended and Restated Columbia Federal Savings Bank Recognition and Retention Plans and Trusts for Officers and Employees(6)
     10.4 (b) Amended and Restated Recognition and Retention Plan and Trusts for Outside Directors(6)
     10.5    Haven Bancorp, Inc. 1993 Incentive Stock Option
             Plan(6)
     10.6    Haven Bancorp, Inc. 1993 Stock Option Plan for
             Outside Directors(6)
     10.7 Columbia Federal Savings Bank Employee Severance Compensation Plan, as amended(4)
     10.8 Columbia Federal Savings Bank Consultation and Retirement Plan for Non-Employee Directors(6)
     10.9    Form of Supplemental Executive Retirement Plan(3)
     10.10   Haven Bancorp, Inc. 1996 Stock Incentive Plan(4)

     10.11 Purchase and Assumption Agreement, dated as of March 11, 1998, by and amont Intercounty Mortgage, Inc., CFS Bank and Resource Bancshares Mortgage Group, Inc.(7)
     11.0    Computation of earnings per share (filed herewith)
     13.0    1998 Annual Report to Stockholders (filed herewith)
     21.0 Subsidiary information is incorporated herein by reference to "Part I - Subsidiaries"
     23.0    Consent of Independent Auditors (filed herewith)
     27.0    Financial Data Schedule (filed herewith)
     99 Proxy Statement for 1999 Annual Meeting (filed herewith)

_______________

(1) Incorporated by reference into this document from the Exhibits to Form 10-Q for the quarter ended September 30, 1998, filed on November 16, 1998.

(2) Incorporated by reference into this document from the Exhibits to Form 8-K, Current Report, filed on January 30, 1996.

(3) Incorporated by reference into this document from the Exhibits to Form S-1, Registration Statement and any amendments thereto, filed on April 14, 1993, Registration No. 33-61048.

(4) Incorporated by reference into this document from the Exhibits to Form 10-K for the year ended December 31, 1995, filed on March 29, 1996.

(5) Incorporated by reference into this document from the Exhibits to Form 10-K for the year ended December 31, 1997, filed on March 31, 1998.

(6) Incorporated by reference into this document from the Exhibits to Form 10-K for the year ended December 31, 1994, filed on March 30, 1995.

(7) Incorporated by reference into this document from the Exhibits to Form 8-K, Current Report, filed on July 2, 1998.


     (b)  Reports on Form 8-K.

          A report on Form 8-K was filed by the Company dated
October 9, 1998 relating to the Company's execution of a definitive purchase agreement in connection with the purchase of Century Insurance Agency, Inc.

                         SIGNATURES

Pursuant to the requirements of Section 13 of the Securities
Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
                                     HAVEN BANCORP, INC.


                                     By:  /s/ Philip S. Messina
                                          ---------------------
                                          Philip S. Messina
Dated:  March 30, 1999                    Chairman of the Board

Pursuant to the requirements of the Securities and Exchange Act of 1934, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

     Name                      Title                   Date

/s/ Philip S. Messina      Chairman of the Board,    March 30, 1999
-------------------------- President and Chief
Philip S. Messina          Executive Officer


/s/ George S. Worgul       Director                  March 30, 1999
--------------------------
George S. Worgul


/s/ Robert M. Sprotte      Director                  March 30, 1999
--------------------------
Robert M. Sprotte


/s/ Michael J. Fitzpatrick Director                  March 30, 1999
--------------------------
Michael J. Fitzpatrick


/s/ William J. Jennings II Director                  March 30, 1999
--------------------------
William J. Jennings II


/s/ Michael J. Levine      Director                  March 30, 1999
--------------------------
Michael J. Levine
                                                             54


/s/Msgr. Thomas J. Hartman Director                  March 30, 1999
--------------------------
Msgr. Thomas J. Hartman


/s/ Catherine Califano     Senior Vice President and March 30, 1999
-------------------------- Chief Financial Officer
Catherine Califano


                                                                     EX-10.2 (F)

                     EXHIBIT 10.2(F)

                   HAVEN BANCORP, INC.
               CHANGE IN CONTROL AGREEMENT

This AGREEMENT is made effective as of April 10, 1998, by and between Haven Bancorp, Inc. (the "Company"), a corporation organized under the laws of the State of Delaware, with its office at 93-22 Jamaica Avenue, Woodhaven, New York 11421, and Mark A. Ricca (the "Executive"). The term "Bank" refers to CFS Bank, the wholly-owned subsidiary of the Company.

WHEREAS, the Company recognizes the substantial contribution the Executive will make to the Company and wishes to protect his position therewith for the period provided in this Agreement; and

WHEREAS, the Executive has been elected to, and has agreed to serve in, the position of Senior Vice President and General Counsel for the Company, a position of substantial responsibility;

NOW, THEREFORE, in consideration of the contribution and responsibilities of the Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1.  TERM OF AGREEMENT.

     (a) The term of this Agreement shall be and remain in effect during the period established under this Section 1 ("Term"). The Term shall be for an initial period of three (3) years beginning on the date of this Agreement and ending on the third anniversary of the date of this Agreement, plus such extensions, if any, as are provided pursuant to Section 1(b).

     (b) Beginning on the date one day after the effective date of this Agreement, the Term shall automatically be extended for one
(1) additional day each day, unless either the Company or the Executive elects not to extend the Agreement further by giving written notice to the other party, in which case the Term shall end on the third anniversary of the date on which such written notice is given. Prior to any written notice of non-renewal, the Company's Board of Directors ("Board") will conduct a formal performance evaluation of the Executive for purposes of determining whether to terminate the Agreement, and the results thereof shall be included in the minutes of the Board's meeting. Upon termination of the Executive's employment with the Company for any reason whatsoever, any daily extensions provided pursuant to this
Section 1(b), if not previously discontinued, shall automatically cease.

2.  PAYMENTS TO THE EXECUTIVE UPON CHANGE IN CONTROL.

     (a) Upon the occurrence of a Change in Control of the Company (as herein defined) followed at any time during the term of this Agreement by the voluntary or involuntary termination of the Executive's employment, other than for Cause, as defined in Section 2(c) hereof, the provisions of Section 3 shall apply.

     (b) Definition of a Change in Control. A "Change in Control" of the Bank or the Company shall mean a change in control of a nature that: (i) would be required to be reported in response to
Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) results in a Change in Control of the Bank or the Company within the meaning of the Home Owners' Loan Act of 1933, as amended and the Rules and Regulations promulgated by the Office of Thrift Supervision ("OTS") (or its predecessor agency), as in effect on the date hereof (provided that in applying the definition of change in control as set forth under the rules and regulations of the OTS, the Board shall substitute its judgment for that of the OTS); or (iii) without limitation, such a Change in Control shall be deemed to have occurred at such time as (A) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities or makes an offer to purchase securities of the Bank or Company representing 20% or more of the combined voting power of the Bank's or Company's outstanding securities except for any securities purchased by the Bank's employee stock ownership plan and trust; (B) individuals who constitute the Board of Directors of the Company on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the Company's Nominating Committee, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board; or (C) a plan of reorganization, merger, consolidation or sale of all or substantially all the assets of the Bank or Company or similar transaction occurs in which the Bank or the Company is not the resulting entity; or (D) a proxy statement shall be distributed soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or Bank with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the Company shall be distributed; or (E) a tender offer is made for 20% or more of the voting securities of the Bank or Company then outstanding.

     (c) The Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon Termination for Cause. The term "Termination for Cause" shall mean termination upon intentional failure to perform stated duties, personal dishonesty which results in loss to the Company or one of its affiliates, willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease and desist order which results in substantial loss to the Company or one of its affiliates, or any material breach of this Agreement. For purposes of this Section, no act, or the failure to act, on the Executive's part shall be "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Company or its affiliates. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. Any stock options or limited rights granted to the Executive under any stock option plan or any unvested awards granted under any other stock benefit plan of the Bank, the Company or any subsidiary thereof, shall become null and void effective upon the Executive's receipt of Notice of Termination for Cause pursuant to Section 4 hereof and shall not be exercisable by the Executive at any time subsequent to such Termination for Cause.

3.  TERMINATION BENEFITS.

     (a) Upon the occurrence of a Change in Control, followed at any time during the term of this Agreement by the voluntary or involuntary termination of the Executive's employment with the Company and/or the Bank, other than for Termination for Cause, the Company shall pay (or cause the Bank to pay) the Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the following:

     (i) within thirty (30) days following his termination of employment with the Company, a lump sum payment, in an amount equal to the present value of the salary that the Executive would have earned if the Executive had continued working for the Company and the Bank during the three (3) year period immediately following the Executive's Date of Termination (as defined in Section 4) at the annual rate of salary in effect for Executive immediately prior to the Change of Control or the Executive's Date of Termination (whichever is greater), where such present value is to be deter-mined using a discount rate equal to the applicable short-term federal rate prescribed under Section 1274(d) of the Internal Revenue Code of 1986 (the "Code"), compounded using the compounding period corresponding to the Company's regular payroll periods for its officers;
     (ii) within thirty (30) days following his termination of employment with the Company, a lump sum payment in an amount equal to the excess, if any, of:

     (A) the present value of the aggregate benefits to which the Executive would be entitled under any and all qualified and non-qualified defined benefit pension plans maintained by, or covering employees of, the Company or the Bank, if the Executive were 100% vested thereunder and had continued working for the Company and the Bank for the three (3) year period following the Executive's Date of Termination, such benefits to be determined as of the Date of Termination by adding to the service actually recognized under such plans an additional period equal to the three (3) year period following the Executive's Date of Termination and by including in the compensation recognized under such plans, all the amounts payable under Sections 3(a) and (v) to the extent such amounts would have been credited under such plans had they been paid over such three (3) year period; over

     (B) the present value of the benefits to which the Executive is actually entitled under such defined benefit pension plans as of his Date of Termination;

where such present values are to be determined using the mortality tables prescribed under Section 415(b)(2)(E)(v) of the Code and a discount rate, compounded monthly equal to the annualized rate of interest prescribed by the Pension Benefit Guaranty Corporation for the valuation of immediate annuities payable under terminating single-employer defined benefit plans for the month in which the Executive's termination of employment occurs ("Applicable PBGC Rate");

     (iii) within thirty (30) days following his termination of employment with the Company, a lump sum payment in an amount equal to the present value of the additional employer contributions to which the Executive would have been entitled under any and all qualified and non-qualified defined contribution plans maintained by, or covering employees of, the Company or the Bank, if the Executive were 100% vested thereunder and had continued working for the Company and the Bank during the three (3) year period following the Executive's Date of Termination at the annual rate of compensation in effect for the Executive immediately prior to the Change in Control or the Executive's Date of Termination (whichever is greater), and making the maximum amount of employee contribu-tions, if any, required under such plan or plans, such present value to be determined on the basis of a discount rate, compounded using the compounding period that corresponds to the frequency with which employer contributions are made to the relevant plan, equal to the Applicable PBGC Rate;

     (iv) within thirty (30) days following his termination of employment with the Company, a lump sum payment in an amount equal to the fair market value (determined as of his Date of Termination, or, if his termination of employment occurs after a Change of Control, on the date of such Change of Control, whichever value is greater) of any stock that would have been allocated or awarded to the Executive under any and all stock-based qualified or non-qualified employee benefit plan or plans maintained by, or covering employees of, the Company or the Bank, if the Executive were 100% vested thereunder and continued working for the Company and the Bank during the three (3) year period following the Executive's Date of Termination at the annual rate of compensation in effect for him immediately prior to the Change in Control or the Executive's Date of Termination (whichever is greater);

     (v) the payments that would have been made to the Executive under any cash bonus or long-term or short-term cash incentive compensation plan maintained by, or covering employees of, the Company or the Bank, if the Executive had continued working for the Company and the Bank during the three (3) year period following the Executive's Date of Termination and had earned the maximum bonus or incentive award in each calendar year that ends during such period, such payments to be equal to the product of:

     (A) the maximum percentage rate at which an award was ever available to the Executive under such incentive compensation plan; multiplied by

     (B) the salary that would have been paid to the Executive during each such calendar year at the annual rate of salary in effect for the Executive immediately prior to the Change in Control or the Executive's Date of Termination (whichever is greater);

such payments to be made (without discounting for early payment) within thirty (30) days following the Executive's termination of employment.

     (b) Upon the occurrence of a Change in Control, followed at any time during the term of this Agreement by the Executive's voluntary or involuntary termination of employment, other than for Termination for Cause, the Company shall provide (or cause the Bank to provide) the following for the three (3) year period following the Executive's Date of Termination:

     (i) continued group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance benefits, if and to the extent necessary to provide coverage for the Executive and his family equivalent to the coverage to which the Executive would be entitled under the applicable insurance benefit plans of the Company or the Bank as in effect on his Date of Termination or on the date of such Change of Control, whichever benefits are greater; and

     (ii) the fringe benefits and perquisites made available or provided to the Executive by the Company or the Bank immediately prior to the Change of Control including, but not limited to, use of any automobile provided to the Executive by the Company or the Bank immediately prior to the Change of Control, and continued payment of all membership fees, dues, capital contributions and other expenses for membership in such clubs, associations or other organizations which expenses were paid by the Company or the Bank on behalf of the Executive prior to the Change of Control.

3A.  TAX INDEMNIFICATION.

     (a) This Section 3A shall apply if the Executive's employment is terminated upon or following (i) a Change of Control (as defined in Section 2 of this Agreement); or (ii) a change "in the ownership or effective control" of the Company or the Bank or "in the ownership of a substantial portion of the assets" of the Company or the Bank within the meaning of Section 280G of the Code. If this
Section 3A applies, then, if for any taxable year, the Executive shall be liable for the payment of an excise tax under Section 4999 of the Code with respect to any payment in the nature of compensation made by the Company, the Bank or any direct or indirect subsidiary or affiliate of the Company or the Bank to (or for the benefit of) the Executive, the Company shall pay to the Executive an amount equal to X determined under the following formula:
                               E x P
            X =   ------------------------------------
                  1 - [(FI x (1 - SLI)) + SLI + E + M]
where

E = the rate at which the excise tax is assessed under Section 4999 of the Code;
P = the amount with respect to which such excise tax is assessed, determined without regard to this Section 3A;

FI = the highest marginal rate of income tax applicable to the Executive under the Code for the taxable year in question;
SLI = the sum of the highest marginal rates of income tax applicable to the Executive under all applicable state and local laws for the taxable year in question; and

M = the highest marginal rate of Medicare tax applicable to the Executive under the Code for the taxable year in question.

With respect to any payment in the nature of compensation that is made to (or for the benefit of) the Executive under the terms of this Agreement, or otherwise, and on which an excise tax under Sec-tion 4999 of the Code will be assessed, the payment determined under this Section 3A(a) shall be made to the Executive on the earlier of (i) the date the Company, the Bank or any direct or indirect subsidiary or affiliate of the Company or the Bank is required to withhold such tax, or (ii) the date the tax is required to be paid by the Executive.

(b) Notwithstanding anything in this Section 3A to the contrary, in the event that the Executive's liability for the excise tax under Section 4999 of the Code for a taxable year is subsequently determined to be different than the amount determined by the formula (X + P) x E, where X, P and E have the meanings provided in
Section 3A(a), the Executive or the Company, as the case may be, shall pay to the other party at the time that the amount of such excise tax is finally determined, an appropriate amount, plus interest, such that the payment made under Section 3A(a), when increased by the amount of the payment made to the Executive under this Section 3A(b) by the Company, or when reduced by the amount of the payment made to the Company under this Section 3A(b) by the Executive, equals the amount that should have properly been paid to the Executive under Section 3A(a). The interest paid under this
Section 3A(b) shall be determined at the rate provided under
Section 1274(b)(2)(B) of the Code. To confirm that the proper amount, if any, was paid to the Executive under this Section 3A, the Executive shall furnish to the Company a copy of each tax return which reflects a liability for an excise tax payment made by the Company, at least 20 days before the date on which such return is required to be filed with the Internal Revenue Service.

4.  NOTICE OF TERMINATION.

Any purported termination by the Company, or by the Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. "Date of Termination" shall mean the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given); provided that if, within thirty
(30) days after any notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal there from having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay the Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, annual base salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with the Agreement. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amount due under this Agreement.

5.  SOURCE OF PAYMENTS.

It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Company. The Company guarantees payment and provision of all amounts and benefits due hereunder to the Executive and, if such amount and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid and provided by the Company.

6.  EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS.

This Agreement contains the entire understanding between the parties hereto and supercedes any prior agreement between the Company and the Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that the Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

7.  NO ATTACHMENT.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, the Executive, the Company and their respective successor and assigns.


8.  MODIFICATION AND WAIVER.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.  REINSTATEMENT OF BENEFITS UNDER BANK AGREEMENT.

In the event the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice described in Section 9(b) of the Bank Change in Control Agreement between the Executive and the Bank dated as of April 10, 1998 (the "Bank Agreement") during the term of this Agreement and a Change in Control, as defined herein, occurs the Company will assume its obligation to pay and the Executive will be entitled to receive all of the termination benefits provided for under Section 3 of the Bank Agreement upon the notification of the Company of the Bank's receipt of a dismissal of charges in the Notice.

10.  EFFECT OF ACTION UNDER BANK AGREEMENT.

Notwithstanding any provision herein to the contrary, to the extent that payments and benefits are paid to or received by the Executive under the Bank Change in Control Agreement dated as of April 10, 1998, between the Executive and Bank, the amount of such payments and benefits paid by the Bank will be subtracted from any amount due simultaneously to the Executive under similar provisions of this Agreement.

11.  SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

12.  HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

13.  GOVERNING LAW.

The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of New York, unless otherwise specified herein.

14.  ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the employee within fifty (50) miles from the location of the Company, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.
15.  PAYMENT OF LEGAL FEES.

All reasonable legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company if the Executive is successful pursuant to a legal judgment, arbitration or settlement.

16.  INDEMNIFICATION.

The Company shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense, or in lieu thereof, shall indemnify the Executive (including his heirs, executors and administrators) to the fullest extent permitted under Delaware law and as provided in the Company's certificate of incorporation against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgements, court costs and attorneys' fees and the cost of reasonable settlements.

17.  SUCCESSOR TO THE COMPANY.

The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Company's obligations under this Agreement, in the same manner and to the extent that the Company would be required to perform if no such succession or assignment had taken place.

IN WITNESS WHEREOF, Haven Bancorp, Inc. has caused this Change in
Control Agreement to be executed by its duly authorized officer, and the Executive has signed this Agreement, all as of the date first above written.

WITNESS:


---------------------------            -----------------------
                                       Executive
SEAL

ATTEST:                                HAVEN BANCORP, INC.


---------------------------            BY: -------------------

SEAL


STATE OF NEW YORK )
                  : ss.:
COUNTY OF QUEENS  )

On this ________ day of ______________, 1998, before me personally came Mark A. Ricca, to me known, and known to me to be the individual described in the foregoing instrument, who, being by me duly sworn, did depose and say that he resides at ______________________ and that he signed his name to the foregoing instrument.



                                        ---------------------------
                                        Notary Public






STATE OF NEW YORK)
                 : ss.:
COUNTY OF QUEENS )


On this     day of            , 1998, before me personally came

      , to me known, who, being by me duly sworn, did depose and
say that he resides at                                    , that he
is                      of HAVEN BANCORP, INC. the Delaware
corporation described in and which executed the foregoing instru-ment; that he knows the seal of said corporation; that the seal affixed to said instrument is such seal; that it was so affixed by order of the Board of Directors of said corporation; and that he signed his name thereto by like order.



                                        ---------------------------
                                        Notary Public

                                                                     EX-10.2 (G)

                      EXHIBIT 10.2(G)

                         CFS BANK
                CHANGE IN CONTROL AGREEMENT

This AGREEMENT is made effective as of April 10, 1998, by and between CFS Bank (the "Bank"), a Federally chartered savings institution, with its office at 93-22 Jamaica Avenue, Woodhaven, New York 11421, and Mark A. Ricca (the "Executive"). The Bank is the wholly-owned subsidiary of Haven Bancorp, Inc. (the "Company"), a corporation organized under the laws of the State of Delaware.

WHEREAS, the Bank recognizes the substantial contribution the Executive will make to the Bank and wishes to protect his position therewith for the period provided in this Agreement; and

WHEREAS, the Executive has been elected to, and has agreed to serve in the position of Senior Vice President and General Counsel for the Bank, a position of substantial responsibility;

NOW, THEREFORE, in consideration of the contribution and responsibilities of the Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1.  TERM OF AGREEMENT.

      The term of this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of twenty-four (24) full calendar months thereafter; provided, however, commencing as of September 23, 1998, and continuing on each anniversary of such date thereafter (each, an "Anniversary Date") the Board of Directors of the Bank (the "Board") may extend this Agreement to the second anniversary of such Anniversary Date such that the remaining term of this Agreement shall be for a period of twenty-four (24) full calendar months commencing as of such Anniversary Date. The Board will review the Agreement and the Executive's performance annually for purposes of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board's meeting.

2.  PAYMENTS TO THE EXECUTIVE UPON CHANGE IN CONTROL.

     (a) Upon the occurrence of a Change in Control of the Bank or the Company (as herein defined) followed at any time during the term of this Agreement by the voluntary or involuntary termination of the Executive's employment, other than for Cause, as defined in
Section 2(c) hereof, the provisions of Section 3 shall apply. Upon the occurrence of a Change in Control, the Executive shall have the right to elect to voluntarily terminate his employment at any time during the term of this Agreement following any demotion, loss of title, office or significant authority, reduction in his annual compensation or benefits, or relocation of his principal place of employment by more than 30 miles from its location immediately prior to the Change in Control.

     (b) Definition of a Change in Control. A "Change in Control" shall mean a change in control of a nature that: (i) would be required to be reported in response to Item 1(a) of the Company's current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) results in a Change of Control of the Bank or Company within the meaning of the Change in Bank Control Act and the rules and regulations promulgated thereunder by the appropriate federal banking agency, as in effect on the date hereof; or (iii) results in a transaction requiring prior Federal Reserve Board ("FRB") approval under the Bank Holding Company Act of 1956 and the regulations promulgated thereunder by the FRB, as in effect on the date hereof; or (iv) results in a transaction requiring prior Office of Thrift Supervision ("OTS") (or its predecessor agency) approval under the Home Owners' Loan Act and the regulations promulgated thereunder by the OTS, as in effect on the date hereof. Without limiting the foregoing, a Change in Control shall be deemed to have occurred at such time as: (A) any "person" (as the term is used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or the Company representing 20% or more of the Bank's or the Company's outstanding securities, except for any securities of the Bank purchased by the Company in connection with the conversion of the Bank to the stock form and any securities purchased by the Bank's employee stock ownership plan and trust;
(B) individuals who constitute the Board of Directors of the Company or the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board; (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company becomes effective or a similar transaction occurs in which the Bank or Company is not the resulting entity; (D) a plan of reorganization, merger or consolidation of the Company or Bank or a similar transaction with one or more corporations, which will result in the outstanding shares of the class of securities then subject to such plan or transaction being exchanged for or converted into cash or property or securities not issued by the Bank or the Company, is approved by the stockholders of the Company in response to a proxy statement that was distributed, soliciting proxies from stockholders of the Company, by someone other than the current management of the Company; or (E) 20% or more of the voting securities of the Bank or Company then outstanding are tendered and accepted by an offeror as of the closing of a tender offer for such securities.

     (c) The Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon Termination for Cause. The term "Termination for Cause" shall mean termination because of the Executive's personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any material provision of this Agreement. For purposes of this Section, no act, or the failure to act, on the Executive's part shall be "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interests of the Bank or its affiliates. Notwithstanding the foregoing, the Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board of Directors of the Bank at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for him, together with counsel, to be heard before the Board at such meeting and which such meeting shall be held not more than 30 days from the date of notice during which period the Executive may be suspended with pay), finding that in the good faith opinion of the Board, the Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. Any stock options or limited rights granted to the Executive under any stock option plan or any unvested awards granted under any other stock benefit plan of the Bank, the Company or any subsidiary thereof, shall become null and void upon the Executive's receipt of Notice of Termination for Cause pursuant to
Section 4 hereof, and shall not be exercisable by the Executive at any time subsequent to such Termination for Cause.

3.  TERMINATION BENEFITS.

     (a) Upon the occurrence of a Change in Control, followed at any time during the term of this Agreement by the voluntary or involuntary termination of the Executive's employment with the Bank, other than for Termination for Cause, the Bank shall pay the Executive, or in the event of the Executive's subsequent death, the Executive's beneficiary or beneficiaries, or the Executive's estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the following:

     (i) within thirty (30) days following the Executive's termi-nation of employment with the Bank, a lump sum payment, in an amount equal to the present value of the salary that the Executive would have earned if the Executive had continued working for the Bank during the two (2) year period immediately following the Executive's Date of Termination (as defined in Section 4(b)) at the annual rate of salary in effect for the Executive immediately prior to the Change of Control or the Executive's Date of Termination (whichever is greater), where such present value is to be deter-mined using a discount rate equal to the applicable short-term federal rate prescribed under Section 1274(d) of the Internal Revenue Code of 1986 (the "Code"), compounded using the compounding period corresponding to the Bank's regular payroll periods for its officers;

     (ii) within thirty (30) days following the Executive's termi-nation of employment with the Bank, a lump sum payment in an amount equal to the excess, if any, of:

     (A) the present value of the aggregate benefits to which the Executive would be entitled under any and all qualified and non-qualified defined benefit pension plans maintained by, or covering employees of, the Bank, if the Executive were 100% vested thereunder and had continued working for the Bank for the two (2) year period following the Executive's Date of Termination, such benefits to be determined as of Date of Termination by adding to the service actually recognized under such plans an additional period equal to the two (2) year period following the Executive's Date of Termination and by including in the compensation recognized under such plans, all the amounts payable under Sections 3(a)(i) and (v) to the extent such amounts would have been credited under such plans had they been paid over such two (2) year period; over

     (B) the present value of the benefits to which the Executive is actually entitled under such defined benefit pension plans as of his Date of Termination;

where such present values are to be determined using the mortality tables prescribed under Section 415(b)(2)(E)(v) of the Code and a discount rate, compounded monthly equal to the annualized rate of interest prescribed by the Pension Benefit Guaranty Corporation for the valuation of immediate annuities payable under terminating single-employer defined benefit plans for the month in which the Executive's termination of employment occurs ("Applicable PBGC Rate");

     (iii) within thirty (30) days following the Executive's termination of employment with the Bank, a lump sum payment in an amount equal to the present value of the additional employer contributions to which the Executive would have been entitled under any and all qualified and non-qualified defined contribution plans maintained by, or covering employees of the Bank, if the Executive were 100% vested thereunder and had continued working for the Company and the Bank during the two (2) year period following the Executive's Date of Termination at the annual rate of compensation in effect for the Executive immediately prior to the Change in Control or the Executive's Date of Termination (whichever is greater), and making the maximum amount of employee contributions, if any, required under such plan or plans, such present value to be determined on the basis of a discount rate, compounded using the compounding period that corresponds to the frequency with which employer contributions are made to the relevant plan, equal to the Applicable PBGC Rate;

     (iv) within thirty (30) days following the Executive's termination of employment with the Bank, a lump sum payment in an amount equal to the fair market value (determined as of the Executive's Date of Termination, or, if the Executive's termination of employment occurs after a Change of Control, on the date of such Change of Control, whichever value is greater) of any stock that would have been allocated or awarded to the Executive under any and all stock-based qualified or non-qualified employee benefit plan or plans maintained by, or covering employees of the Bank, if the Executive were 100% vested thereunder and continued working for the Bank during the two (2) year period following the Executive's Date of Termination at the annual rate of compensation in effect for him immediately prior to the Change in Control or the Executive's Date of Termination (whichever is greater);

     (v) the payments that would have been made to the Executive under any cash bonus or long-term or short-term cash incentive compensation plan maintained by, or covering employees of, the Bank, if the Executive had continued working for the Company and the Bank during the two (2) year period following the Executive's Date of Termination and had earned the maximum bonus or incentive award in each calendar year that ends during such period, such payments to be equal to the product of:

     (A) the maximum percentage rate at which an award was ever available to the Executive under such incentive compensation plan; multiplied by

     (B) the salary that would have been paid to the Executive during each such calendar year at the annual rate of salary in effect for the Executive immediately prior to the Change in Control or the Executive's Date of Termination (whichever is greater);

such payments to be made (without discounting for early payment) within thirty (30) days following the Executive's termination of employment;

     (b) Upon the occurrence of a Change in Control, followed at any time during the term of this Agreement by the Executive's voluntary or involuntary termination of employment, other than for Termination for Cause, the Bank shall provide the following for the two (2) year period following the Executive's Date of Termination:

     (i) continued group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance benefits, if and to the extent necessary to provide coverage for the Executive and the Executive's family equivalent to the coverage to which the Executive would be entitled under the applicable insurance benefit plans of the Bank as in effect on the Executive's Date of Termination or on the date of such Change of Control, whichever benefits are greater; and

     (ii) the fringe benefits and perquisites made available or provided to the Executive by the Bank immediately prior to the Change of Control including, but not limited to, use of any automobile provided to the Executive by the Bank immediately prior to the Change of Control, and continued payment of all membership fees, dues, capital contributions and other expenses for membership in such clubs, associations or other organizations which expenses were paid by the Bank on behalf of the Executive prior to the Change of Control.

     (c) In the event that the Executive is receiving monthly payments pursuant to Section 3(a) hereof, on an annual basis, thereafter, the Executive shall elect whether the balance of the amount payable under the agreement at that time shall be paid in a lump sum or on a pro rata basis. Such election shall be irrevocable for the year for which such election is made.

     (d) Upon the occurrence of a Change in Control, the Executive shall be entitled to receive benefits due him under, or contributed by, the Bank on his behalf pursuant to any retirement, incentive, profit sharing, bonus, performance, disability or other employee benefit plan maintained by the Bank on the Executive's behalf to the extent that such benefits are not otherwise paid to the Executive upon a Change in Control.

     (e) Notwithstanding the preceding paragraphs of this Section 3, in the event that:

     (i) the aggregate payments or benefits to be made or afforded to the Executive under said paragraph (the "Termination Benefits") would be deemed to include an "excess parachute payment" under
Section 280G of the Code or any successor thereto, and

     (ii) if such Termination Benefits were reduced to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Executive's "base amount," as determined in accordance with said
Section 280G, and the Non-Triggering Amount would be greater than the aggregate value of the Termination Benefits (without such reduction) minus the amount of tax required to be paid by the Executive thereon by Section 499 of the Code, then the Termination Benefits shall be reduced to the Non-Triggering Amount. The allocation of the reduction required by the preceding paragraphs of this Section 3 shall be determined by the Executive.

4.  NOTICE OF TERMINATION.

     (a) Any purported termination by the Bank or by the Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

     (b) "Date of Termination" shall mean (A) if the Executive's employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of the Executive's duties on a full-time basis during such thirty (30) day period), and (B) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination which, in the instance of Termination for Cause, shall be immediate.

5.  SOURCE OF PAYMENTS.

It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Bank. The Company guarantees payment and provision of all amounts and benefits due hereunder to the Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

6.  EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and the Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that the Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

7.  NO ATTACHMENT.

     (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

     (b) This Agreement shall be binding upon, and inure to the benefit of, the Executive, the Bank and their respective successors and assigns.

8.  MODIFICATION AND WAIVER.

     (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

     (b) No term or conditions of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.  REQUIRED REGULATORY PROVISIONS.

     (a) The Bank may terminate the Executive's employment at any time, but any termination by the Bank, other than Termination for Cause, shall not prejudice the Executive's right to compensation or other benefits under this Agreement. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 2 hereinabove.

     (b) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) or (g)(1)), the Bank's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while their contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

     (c) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(4) or (g)(1)), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

     (d) If the Bank is in default (as defined in Section 3(x)(1) (12 USC 1813(x)(1)) of the Federal Deposit Insurance Act), all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

     (e) All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution, (i) by the Federal Deposit Insurance Corporation ("FDIC"), at the time FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 USC Section 1823(c)) of the Federal Deposit Insurance Act; or (ii) by the OTS at the time the OTS or its District Director approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the OTS or FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

     (f) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k).

10.  REINSTATEMENT OF BENEFITS UNDER SECTION 9(b).

In the event the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice described in Section 9(b) hereof (the "Notice") during the term of this Agreement and a Change in Control, as defined herein, occurs, the Bank will assume its obligation to pay and the Executive will be entitled to receive all of the termination benefits provided for under Section 3 of this Agreement upon the Bank's receipt of a dismissal of charges in the Notice.

11.  SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

12.  HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

13.  GOVERNING LAW.

The validity, interpretation, performance, and enforcement of this Agreement shall be governed by New York law to the extent not preempted by Federal law.

14.  ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the employee within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

      In the event any dispute or controversy arising or in connection with the Executive's termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, the Executive shall be entitled to the payment of all back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due the Executive under this Agreement.

15.  PAYMENT OF LEGAL FEES.

All reasonable legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement, which payments are guaranteed by the Company pursuant to Section 5 hereof.

16.  INDEMNIFICATION.

The Bank shall provide the Executive (including the Executive's legal representatives, successors and assigns) with coverage under a standard directors' and officers' liability insurance policy at its expense, or in lieu thereof, shall indemnify the Executive (including the Executive's legal representatives, successors and assigns) for reasonable costs and expenses incurred by the Executive in defending or settling any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal or otherwise, including any appeal or other proceeding for review.

Indemnification by the Bank shall be made only upon the final judgment on the merits in favor of the Executive, in case of settlement, in case of final judgment against the Executive or in the case of final judgment in favor of the Executive other than on the merits, if a majority of the disinterested directors of the Bank determine the Executive was acting in good faith within the scope of the Executive's employment or authority in accordance with 12 C.F.R. section 545.121(c)(iii).

Any such information of the Executive must conform with the notice provisions of 12 C.F.R. part 545.121(c)(iii) to indemnify the Executive to the fullest for such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements, such settlements to be approved by the Board of Directors of the Bank, if such action is brought against the Executive in the Executive's capacity as an officer or director of the Bank, however, shall not extend to matters as to which the Executive is finally adjudged to be liable for willful misconduct in the performance of the Executive's duties.

17.  SUCCESSOR TO THE BANK.

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank's obligations under this Agreement, in the same manner and to the extent that the Bank would be required to perform if no such succession or assignment had taken place.

IN WITNESS WHEREOF, CFS Bank and Haven Bancorp, Inc. have caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, all as of the date first above written.


WITNESS:


---------------------------            -----------------------
                                       Executive

ATTEST:                                CFS BANK


---------------------------            BY: -------------------

SEAL

ATTEST:                                HAVEN BANCORP, INC.


---------------------------            BY: -------------------

SEAL

























STATE OF NEW YORK )
                  : ss.:
COUNTY OF QUEENS  )

On this ________ day of ______________, 1998, before me personally came Mark A. Ricca, to me known, and known to me to be the individual described in the foregoing instrument, who, being by me duly sworn, did depose and say that he resides at ______________________ and that he signed his name to the foregoing instrument.



                                        ---------------------------
                                        Notary Public






STATE OF NEW YORK)
                 : ss.:
COUNTY OF QUEENS )

On this      day of , 1998, before me personally came
                                                    , to me known,
who, being by me duly sworn, did depose and say that he resides at
                                                   , that he is
        of CFS BANK, the savings bank described in and which executed the foregoing instrument; that he knows the seal of said savings bank; that the seal affixed to said instrument is such seal; that it was so affixed by order of the Board of Directors of said savings bank; and that he signed his name thereto by like order.



                                        -----------------------
                                        Notary Public

                                                                           EX-11

  Exhibit No. 11 Statement re Computation of Earnings Per Share


                                             Year Ended
                                          December 31, 1998

Net income                                  $  8,150,044
                                              ==========

Weighted average shares outstanding            8,596,884
                                               =========

Basic earnings per share                    $       0.95
                                               =========

Weighted average shares outstanding            8,596,884

Additional diluted shares from assumed
  conversions of options and warrants            561,919
                                               ---------
Adjusted weighted average shares
  outstanding                                  9,158,803
                                               =========

Diluted earnings per share                  $       0.89
                                               =========

                                                                           EX-13

FINANCIAL HIGHLIGHTS
(In thousands of dollars, except per share data)    1998        1997
At Year End
Total Assets                                     $2,395,523   1,974,890
Loans Receivable, Net                             1,296,702   1,138,253
Securities Available for Sale                       889,251     499,380
Loans Held For Sale                                  54,188        -
Debt Securities Held to Maturity                       -         66,404
Mortgage-Backed Securities Held to Maturity            -        163,057
Real Estate Owned, Net                                  200         455
Deposits                                          1,722,710   1,365,012
Borrowed Funds                                      440,346     466,794
Stockholders' Equity                                119,867     112,865
Non-Performing Assets                                 8,585      12,987

For the Year                                   1998        1997        1996
Net Interest Income                        $  57,909      51,906      47,885
Provision for Loan Losses                      2,665       2,750       3,125
Non-Interest Income                           33,146      13,912       9,554
Real Estate Operations, Net                        8         352         277
SAIF Assessment Charge                          --          --         6,800
Other Non-Interest Expense                    77,306      45,495      31,378
Income Tax Expense                             2,926       6,138       6,434
Net Income(1)                                  8,150      11,083       9,425
Net Income per common share(1):
     Basic                                      0.95        1.32        1.13
     Diluted                                    0.89        1.24        1.08
Performance Ratios
Return on Average Assets                        0.37%       0.62%       0.62%
Return on Average Assets excluding
  SAIF Assessment Charge                        0.37        0.62        0.89
Return on Average Equity                        6.92       10.41        9.83
Return on Average Equity excluding
SAIF Assessment Charge                          6.92       10.41       14.04
Net Interest Margin                             2.78        3.06        3.29
Non-Performing Assets to Total Assets           0.36        0.66        0.94
Allowance for Loan Losses to
  Non-Performing Loans                        166.70       99.97       77.05

Net income for 1996 excluding the SAIF assessment charge would have been $13.5 million, or $1.62 per basic common share ($1.55 per share, diluted).

Haven Bancorp, Inc. is the holding company for CFS Bank ("CFS" or the "Bank"), its wholly owned subsidiary which converted from a federally chartered mutual to a federally chartered stock savings bank on September 23, 1993, whose principal business is the operation of the Bank. The Bank, which was organized in 1889, is a community oriented institution offering deposit products, residential and commercial real estate loans and a full range of financial services including discount brokerage, mutual funds, annuities and insurance. Headquartered in Westbury, New York, the Bank serves its customers through eight full-service banking and fifty-nine supermarket banking facilities located in the New York City Boroughs of Queens, Brooklyn, Manhattan and Staten Island and in Nassau, Suffolk, Rockland and Westchester Counties, New York, New Jersey and Connecticut. The Bank's deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation ("FDIC"). The Bank provides residential mortgage banking services through its CFS Intercounty Mortgage division operating from six loan origination offices in New York, New Jersey and Pennsylvania. The Company provides property and casualty insurance through its subsidiary, CFS Insurance Agency, Inc.

Dear Fellow Stockholders,

I am pleased to report that during 1998 Haven Bancorp successfully completed several initiatives that form a solid foundation for our future. We opened twenty-five new supermarket branches in 1998 and two earlier this year, bringing our total of in-store branches to fifty-nine. In May, we acquired the production franchise of Intercounty Mortgage, Inc., and in November, we purchased Century Insurance Agency, Inc. (CIA). Although each of these actions required an initial investment and had some negative impact on this year's earnings, CFS Bank now possesses a high quality distribution platform and a comprehensive package of financial products and services, resulting in a much more valuable franchise. In addition to our eight traditional branches, we now operate forty-four in-store branches in New York State, eight in New Jersey and seven in Connecticut. Additionally, we offer loan products from six origination offices and insurance products from three free-standing insurance agency offices.

Haven reported net income of $8.2 million for the year ended December 31, 1998 compared to net income of $11.1 million for the prior year. The fourth quarter of 1998 established a solid foundation and we expect significant performance improvements in 1999. The growth in non-interest income in 1998 reflects the impact of the continued maturation of our in-store branch network and significant progress in the integration of our mortgage banking business. The stabilization of non-interest expenses as supermarket branches mature should allow us to profit from the increasing level of gross income and provide the opportunity for us to enjoy substantial asset and revenue growth on a relatively stable expense platform.

The most significant factor in Haven's financial results continues to be the opening and operating of supermarket branches. We have plans to open one additional branch prior to the end of the first quarter of 1999 which will bring our total number of in-store branches to sixty. At that point, we'll pause in our expansion and allow the economic value of the program to emerge. We're in New York City, Nassau, Suffolk, Westchester and Rockland counties, New Jersey and Connecticut giving us a true tri-state franchise. As of December 31, 1998, in-store branch deposits totaled $504.0 million. For perspective, in-store deposits were only $157.2 million at year-end 1997. Core deposits equaled 54.0% of total in-store branch deposits at December 31, 1998. Core deposits for the in-store branches included $158.8 million of "Liquid Asset" account balances at December 31, 1998. This account was introduced in the second quarter of 1998 and currently pays an initial rate of 4.25% for balances over $2,500. The in-store branches added approximately 79,000 new accounts in 1998 bringing the total number of in-store accounts to 147,000 at year-end 1998. A key objective in the supermarket program, along with generating fee income, is to expand our deposit gathering capability and customer base to whom we can cross-sell our entire array of products and services. This objective was bolstered by the acquisitions of both Intercounty and CIA. For 1998, non-interest income from in-store branches totaled $8.8 million and non-interest expenses directly attributable to the branches were $21.8 million.

Although the supermarket branching program as a whole is not yet profitable, largely because of the large number of immature locations, some of our more mature branches are producing terrific returns. We've said that as a rough rule of thumb a branch will become profitable when it reaches $8 million in deposits. Because of a relatively flat yield curve over the course of the last two years, the branches are reaching profitability on a direct cost basis about three to six months later than originally anticipated. At December 31, 1998 the twenty-one branches that had been open 18 months or longer were, in aggregate, operating profitably on a direct cost basis. The average deposit total for these branches is just under $12 million. Our four in-store branches open more than 2 years are earning, after direct costs, on average, 125 basis points on average liabilities and 20.43% on average equity. The number of branches reaching profitability continues to increase with the passage of time.

Our two main engines of retail fee income are CFS Investment Services and deposit products. CFSI had gross revenues of $5.8 million in 1998 compared to $3.8 million in 1997. Total sales were $101.8 million in 1998 compared to $71.7 million in 1997. The supermarket branches contributed $31.1 million, or approximately 31% of CFSI's total sales in 1998. Deposit fees increased 79.3% to $9.8 million in 1998 from $5.5 million in 1997. Deposit fees at the in-store branches have been considerably higher than we originally anticipated. The supermarket branches accounted for approximately 58% of deposit fees in 1998. "Positively Free Checking" continues to be CFS Bank's most popular deposit product and is our lead product at the supermarket branches.

The Bank Insurance Market Research Group, a provider of market research and investment sales data to the bank and insurance industries, conducted a benchmarking study of CFS Bank's investment and insurance programs. CFS Bank ranked very well in all products and categories measured, even life insurance, a relatively new sales area for the Bank. In three sales areas reviewed: annuities, mutual funds, and "investment sales", (the sum of these two categories), CFS Bank ranked in the top 6 percent among the 2,000 banks and thrifts that sell these products. We performed particularly well in annuities as a percentage of deposits, where we ranked in the top 3%. We were also exceptionally strong in investment income to deposits, ranking in the top 3%. Adjusted for size, CFS Bank is reaping more fee income from investment sales than all but 2% of depository institutions nationally and 3% of institutions in the Northeast.

On May 1st, we acquired the production franchise of Intercounty Mortgage, Inc., which primarily produced agency-eligible residential mortgages. Combined with CFS Bank's residential production, we originated over a billion dollars in residential loans in 1998. The strong deposit inflows we've experienced at the in-store branches have made the reality of a bigger production pipeline even more compelling. We believe that Intercounty with six offices located in Westbury, Long Island; Albany, Rochester and Fishkill, New York; Woodbridge, New Jersey; and Fort Washington, Pennsylvania is a perfect geographic fit with our multi-state, in-store program. We've supplemented their prior loan product mix with CFS Bank's broader range of mortgage products, including adjustable rate mortgages and jumbo mortgages. Expanding the product line results in increased mortgage origination opportunities.

In November, we closed on Haven's acquisition of Century Insurance Agency, which specializes in providing automobile, property and casualty and various lines of commercial insurance. CIA operates as a subsidiary of Haven Bancorp and represents more than twelve insurance companies as an independent agency. CIA's insurance business integrates well with the life, health and disability business of CFSI. Our branch sales force is prepared and eager to sell this expanded product line. We expect to add further to CIA's current business through our existing customer base, including CFS Intercounty and commercial real estate originations.

For 1998, our commercial real estate department originated $159.6 million in multi-family and commercial real estate loans. Residential mortgage delinquencies are at an all-time low and no commercial real estate loans originated since January 1995 are in default. We've developed a solid reputation in the commercial real estate market and that allows us to be selective in accepting applications that meet our criteria.

At year-end 1998, our ratio of non-performing assets to total assets was 0.36%, down from 0.66% in 1997. The allowance for loan losses was equal to 166.7% of non-performing loans. We remain steadfastly committed to maintaining a high level of asset quality.

In February 1997, we raised $25 million of capital to support our supermarket banking expansion program. As our growth continues, we will monitor our capital requirements and if appropriate, will finance additional growth and profit opportunities prudently.

In January 1999, after 31 years of service Robert L. Koop announced his retirement from the Board. A medical condition required that Mr. Koop modify his schedule. In January 1999, after 20 years of service, Joseph A. Ruggiere also announced his retirement from the Board due to demands on his time by other business interests. Both of these gentleman contributed significantly to Haven's success. I thank them for the guidance they provided and wish them well.

We believe our growth and expansion strategies have and will continue to enhance Haven's long-term shareholder value. We have strong and still growing core earnings. Our supermarket program continues to improve its returns. Our lending and insurance programs are well positioned. The quality of our assets is excellent and we see additional opportunities to further improve asset yields. Our growing stream of non-interest income is an enriching factor in earnings quality and we remain committed to reducing expenses to achieve improved efficiencies and financial performance.

I offer my sincere gratitude to our loyal shareholders who continue to demonstrate their confidence and support in Haven Bancorp, to our customers, to whom we strive to provide the best financial products and services available, and finally to our dedicated and tireless staff, without whom we would not have succeeded thus far nor be so well poised for the future.

Sincerely,

Philip S. Messina
Chairman and Chief Executive Officer
March 10, 1999

SELECTED CONSOLIDATED FINANCIAL DATA

                                                                December 31,
(In thousands)                                1998       1997       1996       1995       1994
Total assets                               $2,395,523  1,974,890  1,583,545  1,472,816  1,268,774
Loans receivable, net                       1,296,702  1,138,253    836,882    560,385    512,035
Securities available for sale                 889,251    499,380    370,105    503,058     48,189
Debt securities held to maturity                 -        66,404     97,307    127,796    130,706
Mortgage-backed securities held to maturity      -       163,057    197,940    190,714    495,111
Real estate owned, net                            200        455      1,038      2,033      7,844
Deposits                                    1,722,710  1,365,012  1,137,788  1,083,446  1,013,162
FHLB advances                                 325,200    247,000    178,450    134,175     86,000
Other borrowed funds                          115,146    219,794    147,983    136,408     39,081
Stockholders' equity                          119,867    112,865     99,384     98,519     86,235

SELECTED FINANCIAL RATIOS AND OTHER DATA
                                              At or For the Years Ended December 31,
(Dollars in thousands,
  except share and per share data)          1998      1997     1996     1995     1994
Performance Ratios:
Return on average assets                     0.37%     0.62     0.62     0.63    (0.35)
Return on average assets excluding SAIF
  assessment charge(1)                        0.37     0.62     0.89     0.63    (0.35)
Return on average equity                      6.92    10.41     9.83     9.27    (4.90)
Return on average equity excluding SAIF
  assessment charge(1)                        6.92    10.41    14.04     9.27    (4.90)
Stockholders' equity to total assets          5.00     5.72     6.28     6.69     6.80
Net interest spread                           2.67     2.89     3.12     2.99     3.34
Net interest margin(2)                        2.78     3.06     3.29     3.17     3.48
Average interest-earning assets to
  average interest-bearing liabilities      102.28   104.02   103.95   104.23   104.42
Operating expenses to average assets(3)       3.49     2.54     2.04     2.18     2.26
Stockholders' equity per share(4)          $ 13.53    12.85    11.49    10.92     9.47
Asset Quality Ratios:
Non-performing loans to total loans(5)        0.64%    1.09     1.64     2.97     5.41
Non-performing assets to total assets         0.36     0.66     0.94     1.28     2.85
Allowance for loan losses to non-
  performing loans(5)                       166.70    99.97    77.05    50.80    38.33
Allowance for loan losses to total loans      1.07     1.09     1.26     1.51     2.07
Other Data:
Number of deposit accounts                $323,794  234,183  171,382  155,424  140,701
Mortgage loans serviced for others        $269,089  174,866  197,017  219,752  239,844
Loan originations and purchases         $1,221,526  471,338  363,576  143,329  105,219
Facilities:
Full service offices                            65       40       14        9        9

(1)  Excludes the SAIF assessment charge in 1996 of $6.8 million.
(2) Calculation is based on net interest income before provision for loan losses divided by average interest-earning assets.
(3) For purposes of calculating these ratios, operating expenses equal non-interest expense less real estate operations, net, non-performing loan (income) expense, amortization of goodwill, and non-recurring expenses. Real estate operations, net was $8,000, $0.4 million, $0.3 million, $1.4 million and $12.3 million for the five years ended December 31, 1998, respectively. For the five years ended December 31, 1998, non-performing loan (income) expense was $(1.0) million, $0.2 million, $0.4 million, $0.6 million and $0.9 million, respectively. Amortization of goodwill for the five years ended December 31, 1998 was $0.8 million, $0.1 million, $0.1 million, $40,000, and $0, respectively. For the year ended December 31, 1996, the SAIF assessment charge of $6.8 million was also excluded.
(4)  Based on 8,859,692, 8,784,700, 8,650,814, 9,022,914 and
9,102,812 shares outstanding at December 31, 1998, 1997, 1996, 1995 and 1994, respectively.
(5) For purposes of calculating these ratios, non-performing loans consist of all non-accrual loans and restructured loans.

SELECTED CONSOLIDATED OPERATING DATA

                                                        Years Ended December 31,
(Dollars in thousands,
 except per share data)                     1998       1997       1996       1995       1994
Interest income                          $ 151,685    126,306    109,253     96,434     81,491
Interest expense                            93,776     74,400     61,368     55,115     40,289
Net interest income                         57,909     51,906     47,885     41,319     41,202
Provision for loan losses                    2,665      2,750      3,125      2,775     13,400
Net interest income after provision
    for loan losses                         55,244     49,156     44,760     38,544     27,802
Non-interest income:
Loan fees and servicing income               1,627      3,110      1,807      2,241        790
Servicing released premiums and fees
    on loans sold                           10,301        -          -          -          -
Savings/checking fees                        9,822      5,478      3,378      2,861      2,282
Net gain (loss) on sales of
    interest-earning assets                  2,926         (5)       140        126        372
Insurance, annuity and mutual fund fees      5,874      3,758      3,114      2,525      2,025
Other                                        2,596      1,571      1,115      1,269      1,060
Total non-interest income                   33,146     13,912      9,554      9,022      6,529
Non-interest expense:
Compensation and benefits                   41,204     24,251     15,737     14,889     13,605
Occupancy and equipment                     11,005      6,334      3,478      3,334      3,238
Real estate operations, net                      8        352        277      1,405     12,253
SAIF recapitalization charge                   -          -        6,800        -          -
Federal deposit insurance premiums             870        736      2,327      2,653      2,709
Other                                       24,227     14,174      9,836      9,511      9,336
Total non-interest expense                  77,314     45,847     38,455     31,792     41,141
Income (loss) before income
    tax expense (benefit)                   11,076     17,221     15,859     15,774     (6,810)
Income tax expense (benefit)                 2,926      6,138      6,434      7,230     (2,475)
Net income (loss)                         $  8,150     11,083      9,425(1)   8,544     (4,335)
Net income (loss) per common share:
    Basic                                 $   0.95       1.32       1.13(1)    0.99      (0.48)
    Diluted                               $   0.89       1.24       1.08(1)    0.96      (0.47)

(1) Net income for 1996 excluding the SAIF assessment charge would have been $13.5 million, or $1.62 per basic common share ($1.55 per share, diluted).
Management's Discussion and Analysis of Financial Condition and
Results of Operations

GENERAL
Haven Bancorp, Inc. ("Haven Bancorp" or the "Company") was formed on March 25, 1993 as the Holding Company for CFS Bank ("CFS" or the "Bank") in connection with the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank. The Company is headquartered in Westbury, New York and its principal business currently consists of the operation of its wholly owned subsidiary, CFS Bank.

The Bank's principal business has been and continues to be attracting retail deposits from the general public and investing those deposits, together with funds generated from operations primarily in one- to four-family, owner occupied residential mortgage loans. In addition, the Bank will invest in debt, equity and mortgage-backed securities to supplement its lending portfolio. The Bank also invests, to a lesser extent, in multi-family residential mortgage loans, commercial real estate loans and other marketable securities.

The Bank's results of operations are dependent primarily on its net interest income, which is the difference between the interest income earned on its loan and securities portfolios and its cost of funds, which consist of the interest paid on its deposits and borrowed funds. The Bank's net income also is affected by its non-interest income, including, beginning May 1, 1998, the results of the acquisition of the loan production franchise of Intercounty Mortgage, Inc., its provision for loan losses and its operating expenses consisting primarily of compensation and benefits, occupancy and equipment, real estate operations, net, federal deposit insurance premiums and other general and administrative expenses. The earnings of the Bank are significantly affected by general economic and competitive conditions, particularly changes in market interest rates, and to a lesser extent by government policies and actions of regulatory authorities.

FINANCIAL CONDITION
The Company had total assets of $2.40 billion at December 31, 1998 compared to $1.97 billion at December 31, 1997, an increase of $420.6 million, or 21.3%.

The Company's portfolio of debt and equity securities and mortgage-backed securities ("MBSs") available for sale ("AFS") totaled $889.3 million, an increase of $389.9 million, or 78.1% at December 31, 1998 compared to $499.4 million at December 31, 1997. At December 31, 1998, $266.3 million of the AFS securities portfolio were adjustable-rate securities and $623.0 million were fixed-rate securities. At June 30, 1998, the Company transferred its remaining debt and MBSs held to maturity portfolios totaling $183.6 million to securities AFS. The transfer was done to enhance liquidity and take advantage of market opportunities. In the third quarter of 1998, the Bank completed the securitization of $105.7 million of residential mortgages with the Fannie Mae ("FNMA") and the underlying securities were transferred to securities available for sale. This provided the Bank with additional collateral for borrowings, and the ability to sell the securitized loans. The remaining growth in the AFS portfolio in 1998 was primarily due to securities purchased with the investment of deposit flows during the year not utilized for portfolio loan originations. During 1998, the Company purchased $749.0 million of debt and equity securities and MBSs for its AFS portfolio, of which $106.3 million were adjustable-rate and $642.7 million were fixed-rate. Principal repayments, calls and proceeds from sales of AFS securities totaled $650.1 million.

Net loans increased by $158.4 million, or 13.9% during 1998 to $1.30 billion at December 31, 1998 from $1.14 billion at December 31, 1997. Loan originations and purchases during 1998 totaled $1.22 billion (comprised of $1.04 billion of residential one- to four-family mortgage loans, $156.8 million of commercial and multi-family real estate loans, $2.8 million of construction loans and $16.4 million of consumer loans). One-to four-family mortgage loan originations included $570.0 million of loans originated and purchased for sale in the secondary market during 1998. During 1998, the Bank sold $515.8 million of one- to four-family mortgage loans in the secondary market on a servicing released basis. At December 31, 1998, loans held for sale were $54.2 million. Commercial and multi-family real estate loan originations increased by $23.2 million to $156.8 million in 1998 from $133.6 million in 1997, or 17.4% comprised of $88.5 million of multi-family loans and $68.3 million of commercial real estate loans. Total loans increased substantially while the Company continued towards its objective to invest in adjustable-rate loans. At December 31, 1998, total loans were comprised of $708.7 million adjustable-rate loans and $602.0 million fixed-rate loans. During 1998, principal repayments and satisfactions totaled $279.4 million and $0.6 million was transferred to real estate owned ("REO"). In the third quarter of 1998, the Company securitized $105.7 million in one-to four-family mortgage loans with the FNMA. The resulting securities were retained and are included in the Company's securities AFS portfolio. Not withstanding the Company's objective of investing in adjustable-rate loans, the Company, during the fourth quarter of 1998, sold $83.3 million of adjustable-rate mortgage loans previously held in portfolio in several bulk-sale transactions. These loans had become less desireable in the current market due to their high level of prepayments.

In 1998, the Company also sold $14.0 million of cooperative apartment loans as part of its ongoing efforts to dispose of this portion of its portfolio.

Deposits totaled $1.72 billion at December 31, 1998, an increase of $357.7 million, or 26.2% from $1.37 billion at December 31, 1997. Interest credited totaled $65.2 million in addition to deposit growth of $292.5 million. As of December 31, 1998, the Bank had fifty-seven supermarket branches with total deposits of $504.0 million compared to thirty-two locations with deposits totaling $157.2 million at December 31, 1997. The supermarket branches are located in the New York City boroughs of Queens, Brooklyn, Manhattan, Staten Island, the New York counties of Nassau, Suffolk, Rockland and Westchester and in Connecticut and New Jersey. Core deposits equaled 54.0% of total in-store branch deposits, compared to 45.5% in traditional branches. Overall, core deposits represented 47.7% of total deposits at December 31, 1998 compared to 42.7% at December 31, 1997.

Borrowed funds decreased 5.7% to $440.3 million at December 31, 1998 from $466.8 million at December 31, 1997. The decrease in borrowings resulted from the pay-down of short-term borrowings as a result of deposit growth during 1998. In addition, at December 31, 1998 and 1997, the Company had $97.5 million and $10.0 million, respectively, in securities purchased, net of securities sold, against commitments to brokers. At December 31, 1998 and 1997, these respective amounts were reflected as due to broker in the statements of financial condition, with the related securities included in securities AFS. These transactions settled in January 1999 and 1998, respectively, and the Company utilized borrowed funds to repay the obligations to brokers. Including the effect of these transactions, borrowed funds and due to broker increased by $61.0 million, or 12.8%, from December 31, 1997 to December 31, 1998.

Stockholders' equity totaled $119.9 million, or 5.0% of total assets at December 31, 1998, an increase of $7.0 million, or 6.2% from $112.9 million, or 5.7% of total assets at December 31, 1997. The increase reflects net income of $8.2 million, an increase of $1.7 million related to the allocation of ESOP stock, amortization of awards of shares of common stock by the Bank's Recognition and Retention Plans and Trusts ("RRPs") and amortization of deferred compensation plan and $0.5 million related to stock options exercised, and related tax effect. These were partially offset by dividends declared of $2.6 million and a decrease in unrealized gains on securities AFS, net of tax effect, of $0.7 million.

ASSET/LIABILITY MANAGEMENT
As a financial institution, the Company's primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on a large portion of the Bank's assets and liabilities, and the market value of all interest-earning assets, other than those which possess a short term to maturity. Since virtually all of the Company's interest-bearing liabilities and interest- earning assets are at the Bank, virtually all of the Company's interest-rate risk exposure lies at the Bank level. As a result, all significant interest rate risk management procedures are performed at the Bank level. Based upon the Bank's nature of operations, the Bank is not subject to foreign currency exchange or commodity price risk. The Bank's real estate loan portfolio, concentrated primarily within the New York metropolitan area, is subject to risks associated with the local economy. The Bank does not own any trading assets. The Bank's interest rate management strategy is designed to stabilize net interest income and preserve capital over a broad range of interest rate movements.

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within the same period. A gap is considered positive when the amount of interest-earning assets maturing or repricing exceeds the amount of interest-bearing liabilities maturing or repricing within the same period. A gap is considered negative when the amount of interest-bearing liabilities maturing or repricing exceeds the amount of interest- earning assets maturing or repricing within the same period.

Accordingly, in a rising interest rate environment, an institution with a positive gap would be in a better position to invest in higher yielding assets which would result in the yield on its assets increasing at a pace closer to the cost of its interest-bearing liabilities, than would be the case if it had a negative gap. During a period of falling interest rates, an institution with a positive gap would tend to have its assets repricing at a faster rate than one with a negative gap, which would tend to restrain the growth of its net interest income.

The Company closely monitors its interest rate risk as such risk relates to its operational strategies. The Company's Board of Directors has established an Asset/Liability Committee, responsible for reviewing its asset/liability policies and interest rate risk position, which generally meets weekly and reports to the Board on interest rate risk and trends on a quarterly basis.

The following table ("gap table") sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1998 which are anticipated by the Company, based upon certain assumptions described below, to reprice or mature in each of the future time periods shown. Adjustable-rate assets and liabilities are included in the table in the period in which their interest rates can next be adjusted. For purposes of this table, prepayment assumptions for fixed interest-rate assets are based upon industry standards as well as the Company's historical experience and estimates. The Company has assumed an annual prepayment rate of approximately 24% for its fixed-rate MBS portfolio. The computation of the estimated one-year gap assumes that the interest rate on savings account deposits is variable and, therefore, interest sensitive. During the falling interest rate environment throughout 1998, these funds were maintained at an average rate of 2.81%. The Company has assumed that its savings, NOW and money market accounts, which totaled $736.5 million at December 31, 1998, are withdrawn at the annual percentages of approximately 9%, 5% and 15%, respectively.


                                                              More Than  More Than  More Than   More Than
                                     Three                    One Year    Three     Five Years  Ten Years
                                     Months      Three to        to       Years to     to          to        More Than
(Dollars in thousands)               or Less   Twelve Months Three Years Five Years Ten Years  Twenty Years Twenty Years  Total
Interest-earning assets:
Mortgage loans (1)                   $164,423     185,609     465,865     450,661     1,273          636         -       1,268,467
Other loans (1)                        12,434       9,042       1,885       2,438     4,138        4,782         -          34,719
Loans held for sale                    54,188        -           -           -          -           -            -          54,188
Securities available for sale         889,251        -           -           -          -           -            -         889,251
Money market investments                1,720        -           -           -          -           -            -           1,720
Total interest-earning assets       1,122,016     194,651     467,750     453,099     5,411        5,418         -       2,248,345
Premiums, net of unearned
    discount and deferred fees (2)        852         148         355         344         4            5         -           1,708
Net interest-earning assets         1,122,868     194,799     468,105     453,443     5,415        5,423         -       2,250,053
Interest-bearing liabilities:
Savings accounts                       12,040      36,557     155,204     101,244   128,498       88,821       24,900      547,264
NOW accounts                            1,511       4,521      66,786      17,862    23,817       13,315        2,476      130,288
Money market accounts                   2,177       6,524      26,348      12,387     9,691        1,757          100       58,984
Certificate accounts                  296,671     471,205      74,786      57,598     1,489         -            -         901,749
Borrowed funds                        151,567      25,233      82,620      56,942    99,000         -          24,984      440,346
Due to broker                          97,458        -           -           -         -            -            -          97,458
Total interest-bearing liabilities  $ 561,424     544,040     405,744     246,033   262,495      103,893       52,460    2,176,089
Interest sensitivity gap            $ 561,444    (349,241)     62,361     207,410  (257,080)     (98,470)     (52,460)      73,964
Cumulative interest sensitivity gap $ 561,444     212,203     274,564     481,974   224,894      126,424       73,964
Cumulative interest sensitivity gap
    as a percentage of total assets     23.44%       8.86%      11.46%      20.12%     9.39%        5.28%        3.09%
Cumulative net interest-earning
    assets as a percentage of
    interest-sensitive liabilities     200.00%     119.20%     118.17%     127.43%   111.13%      105.95%      103.40%

(1) For purposes of the gap analysis, mortgage and other loans are reduced for non-accural loans but are not reduced for the allowance for loan losses.

For purposes of the gap analysis, premiums, unearned discount and deferred fees are pro-rated.

At December 31, 1998, the Company's total interest-earning assets maturing or repricing within one year exceeded its total interest-bearing liabilities maturing or repricing within the same time period by $212.2 million, representing a one year cumulative gap ratio of 8.86%.

In order to reduce its sensitivity to interest rate risk, the Company's current strategy includes emphasizing the origination or purchase for portfolio of adjustable-rate loans, debt securities and MBSs and maintaining an AFS securities portfolio. During 1998, the Company purchased $106.3 million of adjustable-rate MBSs which are expected to help protect net interest margins during periods of rising interest rates. In 1998, the Company originated or purchased $363.3 million of adjustable-rate mortgage loans for portfolio. Historically, the Company has been able to maintain a substantial level of core deposits which the Company believes helps to limit interest rate risk by providing a relatively stable, low cost long-term funding base. At December 31, 1998, core deposits represented 47.7% of deposits compared to 42.7% of deposits at December 31, 1997. Core deposits included $158.8 million of "liquid asset" account balances at December 31, 1998. This account was introduced in the second quarter of 1998 and currently pays an initial rate of 4.25% for balances over $2,500. The Company expects to attract a higher percentage of core deposits from its supermarket branch locations as these locations continue to grow and mature.

The Company's interest rate sensitivity is also monitored by management through the use of a model which internally generates estimates of the change in net portfolio value ("NPV") over a range of interest rate change scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off- balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The Office of Thrift Supervision ("OTS") also produces a similar analysis using its own model, based upon data submitted on the Bank's quarterly Thrift Financial Reports, the results of which may vary from the Company's internal model primarily due to differences in assumptions utilized between the Company's internal model and the OTS model, including estimated loan prepayment rates, reinvestment rates and deposit decay rates. For purposes of the NPV table, prepayment speeds similar to those used in the Gap table were used. The following table sets forth the Company's NPV as of December 31, 1998.

Changes                                       Net Portfolio Value
in Rates          Net Portfolio Value          as a % of Assets
in Basis                  Dollar   Percentage   NPV  Percentage
Points          Amount    Change     Change     Ratio Change(1)
                             (Dollars in thousands)
200           $ 96,950   $(71,307)   (42.38)%   4.43%  (38.64)%
100            143,950    (24,307)   (14.45)    6.36   (11.91)
Base case      168,257       -          -       7.22      -
(100)          209,554     41,297     24.54     8.76    21.33
(200)          242,294     74,037     44.00     9.91    37.26

Based on the portfolio value of the Company's assets in the base case scenario.

As in the case with the Gap table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV requires the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of the Company's interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements provide an indication of the Company's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Company's net portfolio value and will differ from actual results.

Management's Discussion and Analysis of Financial Condition and
Results of Operations

ANALYSIS OF CORE EARNINGS
The Company's profitability is primarily dependent upon net interest income, which represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income is dependent on the average balances and rates received on interest-earning assets, and the average balances and rates paid on interest-bearing liabilities. Net income is further affected by non-interest income, non-interest expense, the provision for loan losses, and income taxes.

The following table sets forth certain information relating to the Company's average consolidated statements of financial condition and consolidated statements of income for the three years ended December 31, 1998 and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. The average balance of loans includes loans on which the Company has discontinued accruing interest. The yields and costs include fees which are considered adjustments to yields.

                                                  1998                            1997                          1996
                                                            Average                         Average                       Average
                                        Average             Yield/      Average             Yield/    Average             Yield/
(Dollars in thousands)                  Balance   Interest   Cost       Balance   Interest   Cost     Balance   Interest   Cost
                                        -------   --------  -------     -------   --------  -------   -------   --------  -------
Assets:
Interest-earning assets:
Mortgage loans                        $1,265,803   $96,146    7.60%     $956,819   $75,266    7.87%     $647,516  $53,110    8.20%
Other loans                               33,444     3,303    9.88        32,639     3,220    9.87        35,952    3,638   10.12
MBSs(1)                                  628,556    42,040    6.69       482,523    32,755    6.79       543,810   37,517    6.90
Money market investments                   3,499       186    5.32         5,743       343    5.97         2,175      176    8.09
Debt and equity securities (1)           151,217    10,010    6.62       215,926    14,722    6.82       227,521   14,812    6.51
Total interest-earning assets          2,082,519   151,685    7.28     1,693,650   126,306    7.46     1,456,974  109,253    7.50
Non-interest earning assets              133,494                          88,231                          61,120
Total assets                           2,216,013                        1,781,881                      1,518,094
Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings accounts                         441,759    12,415    2.81        371,872    9,338    2.51       373,337    9,314    2.49
Certificate accounts                     878,991    49,965    5.68        678,599   39,309    5.79       572,768   32,436    5.66
NOW accounts                             187,297     1,364    0.73        134,546    1,130    0.84       111,425      999    0.90
Money market accounts                     57,597     2,041    3.54         54,107    1,823    3.37        58,108    1,929    3.32
Borrowed funds                           470,531    27,991    5.95        389,091   22,800    5.86       285,951   16,690    5.84
Total interest-bearing liabilities     2,036,175    93,776    4.61      1,628,215   74,400    4.57     1,401,589   61,368    4.38
Other liabilities                         62,121                           47,247                         20,628
Total liabilities                      2,098,296                        1,675,462                      1,422,217
Stockholders' equity                     117,717                          106,419                         95,877
Total liabilities and stockholders'
  equity                              $2,216,013                       $1,781,881                     $1,518,094
Net interest income/net interest rate
  spread (2)                                       $57,909    2.67%                $51,906    2.89%               $47,885    3.12%
Net interest-earning assets/net
    interest margin (3)                  $46,344              2.78%       $65,435             3.06%               $55,385    3.29%
Ratio of interest-earning assets
    to interest-bearing liabilities                102.28%                         104.02%                         103.95%

(1)  Includes AFS securities and securities held to maturity.
(2) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net interest margin represents net interest income before provision for loan losses divided by average interest-earning assets.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31,
1998 AND 1997

GENERAL
The Company reported net income of $8.2 million, or $0.95 per basic share for 1998 compared to net income of $11.1 million, or $1.32 per basic share for 1997. The $2.9 million decrease in earnings was primarily attributable to an increase of $31.5 million in non-interest expense and an increase of $19.4 million in interest expense. These factors were substantially offset by interest income which increased by $25.4 million and non-interest income which increased by $19.2 million, combined with decreases of $3.2 million in income tax expense and $85,000 in the provision for loan losses.

INTEREST INCOME
Interest income increased by $25.4 million, or 20.1% to $151.7 million in 1998 from $126.3 million in 1997. The increase in interest income was primarily attributable to a $388.9 million increase in average interest-earning assets, partially offset by an 18 basis point decrease in the overall average yield on interest-earning assets.

Interest income on mortgage loans increased by $20.9 million, or 27.7% to $96.1 million in 1998 from $75.3 million in 1997 primarily as a result of an increase in the average mortgage loan balance of $309.0 million, partially offset by a decrease in the average yield on mortgage loans of 27 basis points. During 1998, the Bank originated or purchased $635.1 million of mortgage loans for portfolio. Mortgage loans were originated at an average rate of 7.08% for 1998 compared to 7.52% for 1997. The decline in the average rate for originations was primarily due to decreases in the rate indices used for residential and commercial real estate loans and the increasing percentage of relatively lower yielding residential mortgages. These indices, which are the 30 year treasury bond and the 5 year treasury note, declined 83 and 116 basis points, respectively, during 1998 when compared to December 31, 1997. In addition, loan principal repayments and satisfactions during 1998 totaled $265.7 million in 1998 compared to $151.2 million in 1997. Also during 1998, the Bank sold approximately $104.7 million in loans previously held in protfolio, including $83.3 million of adjustable-rate mortgage loans in several bulk sale transactions, and $14.0 million of cooperative apartment loans, and securitized $105.7 million of one- to four-family mortgage loans with FNMA. Interest income on other loans increased by $83,000, or 2.6% to $3.3 million in 1998 from $3.2 million in 1997 due to an increase of $0.8 million in average balance and an increase of 1 basis point in the average yield.

RATE/VOLUME ANALYSIS
The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume), and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                      Year Ended December 31, 1998  Year Ended December 31, 1997
                                              Compared to                   Compared to
                                      Year Ended December 31, 1997  Year Ended December 31, 1996
                                         Increase (Decrease)           Increase (Decrease)
                                        In Net Interest Income        In Net Interest Income
                                                Due to                        Due to
(In thousands)                         Volume    Rate      Net       Volume    Rate      Net
Interest-earning assets:
Mortgage loans                        $23,545   (2,665)    20,880    24,376   (2,220)   22,156
Other loans                                80        3         83      (329)     (89)     (418)
MBSs(1)                                 9,775     (490)     9,285    (4,172)    (590)   (4,762)
Money market investments                 (123)     (34)      (157)      223      (56)      176
Debt and equity securities(1)          (4,292)    (420)    (4,712)     (776)     686       (90)
Total                                  28,985   (3,606)    25,379    19,322   (2,269)   17,053
Interest-bearing liabilities:
Savings accounts                        1,880    1,197      3,077       (41)      65        24
Certificate accounts                   11,414     (758)    10,656     6,113      760     6,873
NOW accounts                              397     (163)       234       200      (69)      131
Money market accounts                     123       95        218      (135)      29      (106)
Borrowed funds                          4,836      355      5,191     6,053       57     6,110
Total                                  18,650      726     19,376    12,190      842    13,032
Net change in net interest income     $10,335   (4,332)     6,003     7,132   (3,111)    4,021

(1)  Includes AFS securities and securities held to maturity.

Interest income on MBSs was $42.0 million for 1998, an increase of $9.3 million, or 28.3% over the $32.8 million earned in 1997. This reflects a $146.0 million increase in the average balance of MBSs for 1998 to $628.6 million from $482.5 for 1997, partially offset by a decrease in the average yield on the MBS portfolio of 10 basis points to 6.69% for 1998 from 6.79% in 1997. During 1998, the Company purchased $687.9 million of MBSs for its AFS portfolio which were partially offset by sales totaling $357.3 million and principal repayments of $199.6 million. Also during 1998, the Bank securitized $105.7 million in residential real estate loans and retained the underlying securities in its AFS portfolio.

Interest income on money market investments decreased by $157,000, or 45.8% to $186,000 in 1998 from $343,000 in 1997, primarily as a result of a decrease in average balances of $2.2 million from $5.7 million in 1997 to $3.5 million in 1998. Interest on debt and equity securities decreased by $4.7 million, or 32.0% to $10.0 million in 1998 from $14.7 million in 1997, primarily as a result of a decrease in the average balance of $64.7 million, coupled with a decrease in the average yield of 20 basis points. The decrease in the average balance of debt and equity securities during 1998 is due primarily to sales of $97.7 million, partially offset by purchases fo $36.1 million.

INTEREST EXPENSE
Interest expense increased by $19.4 million, or 26.0% to $93.8 million in 1998 from $74.4 million in 1997. The increase was primarily attributable to an increase in interest on deposits of $14.2 million, or 27.5% to $65.8 million in 1998 from $51.6 million in 1997. The increase in interest on deposits was due to an increase of $326.5 million, or 26.3% in average deposits to $1.57 billion in 1998 from $1.24 billion in 1997, coupled with a 4 basis point increase in the average cost of deposits. Interest expense on borrowed funds increased by $5.2 million, or 22.8% during 1998, due to an increase of $81.4 million in the average balance, coupled with a 9 basis point increase in the average cost of borrowed funds.

The increase in the average balance of deposits is primarily attributable to the Bank's continuing expansion of the in-store banking program. As of December 31, 1998, the Bank had fifty- seven in-store branches with deposits totaling $504.0 million, as compared to thirty-two branches with deposits totaling $157.2 million as of December 31, 1997. Interest expense on certificate accounts increased by $10.7 million, or 27.1% from 1997 to 1998. The in-store banking expansion contributed to the increase in the average balance of certificate accounts of $200.4 million, or 29.5%, partially offset by a 11 basis point decrease in the average cost of certificate accounts. Interest expense on savings accounts increased by $3.1 million, or 33.0%, from 1997 to 1998. The increase was also due to the in-store banking expansion, as well as the introduction of a "Liquid Asset" account in the in-store branches during the second quarter of 1998. As of December 31, 1998, the balance of these accounts was $158.8 million. This account currently pays 4.25% for the first year on account balances of $2,500 or more. Overall, the average balance of savings accounts experienced a net increase of $69.9 million, or 18.8%, coupled with a 30 basis point increase in the average cost, which is attributable to the aforementioned Liquid Asset account. Interest expense on NOW accounts and money market accounts increased by $234,000 and $218,000, respectively, in 1998 over 1997, primarily as a result of the increase in the average balance of such accounts. The average yield paid on money market accounts increased by 17 basis points to 3.54% for 1998, primarily as a result of a shift in the average balance of such deposits from traditional branches to the in-store locations, which paid comparatively higher money market rates.

Interest expense on borrowed funds increased by $5.2 million, or 22.8%, primarily as a result of the increase in the average balance of borrowed funds of $81.4 million, or 20.9%, coupled with a 9 basis point increase in the average cost of borrowed funds from 5.86% in 1997 to 5.95% in 1998. The increase in the average balance of borrowed funds is due primarily to fund the increase in residential loan originations and purchases by CFS Intercounty Mortgage, the Bank's residential lending division, as well as to fund purchases of securities for the Company's AFS portfolio.

NET INTEREST INCOME
Net interest income increased by $6.0 million, or 11.6% to $57.9 million in 1998 from $51.9 million in 1997. The average yield on interest-earning assets decreased to 7.28% in 1998 from 7.46% in 1997, as a result of an overall decline in market indices which serve as leading indicators for mortgage loan rates and rates on securities. The average cost of liabilities increased by 4 basis points to 4.61% in 1998 from 4.57% in 1997 primarily due to the growth in certificate accounts and the introduction of the Liquid Asset savings account in 1998. The net interest rate spread was 2.67% in 1998 compared to 2.89% in 1997.

PROVISION FOR LOAN LOSSES
The Bank provided $2.7 million for loan losses in 1998, which was virtually flat as compared to 1997. The provision for loan losses reflects management's periodic review and evaluation of the loan portfolio. The slight decrease in the provision for loan losses was mainly due to the continued decline in non-performing loans to $8.4 million at December 31, 1998 from $12.5 million at December 31, 1997. As of December 31, 1998, the allowance for loan losses was $14.0 million compared to $12.5 million at December 31, 1997. As of December 31, 1998, the allowance for loan losses was 1.07% of total loans compared to 1.09% of total loans at December 31, 1997. The slight decrease was attributable to the substantial growth in the loan portfolio. The allowance for loan losses was 166.70% of non-performing loans at December 31, 1998 compared to 99.97% at December 31, 1997. The increase is the result of the significant decline in non-performing loans from December 31, 1997 to December 31, 1998.

NON-INTEREST INCOME
Non-interest income increased by $19.2 million, or 138.3%, from $13.9 million in 1997 to $33.1 million in 1998. More than half of the increase in non-interest income is attributable to the $10.3 million in servicing released premiums and fees on loans sold in the secondary market. Savings and checking fees were $9.8 million in 1998, a $4.3 million, or 79.3% increase over 1997. Net gains on sales of interest-earning assets were $2.9 million in 1998. In 1997, the Company reported a net loss on such sales of $5,000. Insurance, annuity and mutual fund fees generated in 1998 were $5.9 million, a $2.1 million, or 56.3% increase over the $3.8 million earned in 1997. Other non- interest income increased by $1.0 million, or 65.2%, to $2.6 million in 1998, from $1.6 million in 1997, primarily as a result of the Bank's in-store banking expansion.

On May 1, 1998 the Bank completed the purchase of the loan production franchise of Intercounty Mortgage, Inc. ("IMI"). The Bank's prior residential lending operations and the newly acquired production franchise of IMI operate under the name CFS Intercounty Mortgage Company, originating and purchasing residential loans for the Bank's portfolio and for sale in the secondary market. In 1998 the Bank originated $1.04 billion in residential mortgage loans, $570.0 million of which were originated for sale in the secondary market. During 1998, the Bank sold $515.8 million to investors in the secondary market on a servicing released basis, and recognized $10.3 million in related servicing released premiums and fees.

The increase in savings and checking fees and fees generated from the sale of insurance, annuities, and mutual funds were primarily a result of the Bank's in-store banking expansion. During 1998, the Bank opened twenty-five in-store branches, contributing to the increase in in-store deposits of $346.8 million, or 220.6% from December 31, 1997 to December 31, 1998. During 1998, the Company sold $453.7 million in securities available for sale, resulting in net gains of $1.2 million. During the third quarter of 1998, the Bank sold $14.0 million of cooperative apartment loans in a bulk transaction as part of its ongoing effort to divest itself of this portion of the portfolio, resulting in a $1.0 million gain. During the fourth quarter of 1998, the Bank realized $0.7 million in gains on bulk sales of adjustable-rate residential mortgage loans previously held in portfolio. The loans were sold in response to the high level of prepayments experienced with these loans. Other non-interest income increased primarily as a result of ATM surcharge fees which increased by $0.9 million, or 517.9% from $0.2 million in 1997, to $1.1 million in 1998. ATM surcharge fees, which are fees charged to non-customers who use the Bank's ATM network, increased primarily as a result of the Bank's in-store branch expansion, as well as increases in the fees charged for such transactions.

NON-INTEREST EXPENSE
Non-interest expense increased by $31.5 million, or 68.6%, from $45.8 million in 1997 to $77.3 million in 1998. Compensation and benefits expense increased by $17.0 million, or 69.9%, from $24.3 million in 1997 to $41.2 million in 1998. Occupancy and equipment expense increased by $4.7 million, or 73.7% from $6.3 million in 1997 to $11.0 million in 1998. The increases in compensation and benefits, occupancy and equipment, and advertising and promotion expenses were due primarily to the Bank's in-store banking expansion, as well as the expansion of the Bank's residential lending function with the acquisition of the loan production franchise of IMI. During 1998, the Bank opened twenty-five new in-store branches, while the acquisition of the loan production franchise of IMI added 6 primary loan origination offices and several smaller satellite offices to the Company's facilities. Occupancy and equipment expense also increased as a result of the purchase of the Company's new headquarters, which was completed in the third quarter of 1998.

Federal deposit insurance premiums increased by $134,000, or 18.2%, from $736,000 in 1997 to $870,000 in 1998, due to the increase in insurable deposits as a result of the in-store banking expansion. Other non-interest expenses increased by $10.0 million, or 70.9%, from $14.2 million in 1997 to $24.2 million in 1998. $1.4 million of the increase is due to the increase in data processing expenses which increased as a result of the in-store banking expansion and the increase in the number of transactions processed. Advertising and promotion expense increased by $1.1 million, or 64.7% from $1.7 million in 1997 to $2.8 million in 1998. Other items that contributed to the increase in other non-interest expense were telephone expense, which increased by $925,000, stationary, printing, and office supplies expense, which increased by $570,000, and ATM transaction expenses, which increased by $540,000. These increases were directly related to the in-store banking expansion and the operations of CFS Intercounty Mortgage. Amortization of goodwill increased by $710,000, primarily as a result of the acquisition of IMI, while mortgage tax expense and appraisal expenses related to loans sold in the secondary market increased by $540,000 and $820,000, respectively. The balance of the increase in other non-interest expenses were generally related to the Bank's in-store branch expansion and the expansion of the residential lending operations as a result of the acquisition of IMI. These increases were partially offset by a $1.2 million reduction in non-performing loan expense due to the recapture of reserves established for the bulk sales on REO and non-performing loans in 1994. The increase in non-interest expense was partially offset by a $344,000 decrease in REO operations, net.

INCOME TAX EXPENSE
Income tax expense was $2.9 million in 1998, compared to $6.1 million in 1997. The effective tax rate for 1998 was 26.4% compared to 35.6% in 1997. The decrease in the effective tax rate was primarily due to the establishment of Columbia Preferred Capital Corp. ("CPCC"), the Bank's real estate investment trust ("Reit") subsidiary, during the second quarter of 1997. The tax provision for 1998 includes the effect of CPCC's operations for the full year of 1998 compared to one quarter in 1997. The lower tax rate was also due to an adjustment of the Bank's tax accrual upon the filing of the Company's Federal, New York State and City tax returns for 1997 during September 1998, as well as a state tax credit recognized for mortgage recording taxes paid on loans originated in certain counties of New York State.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31,
1997 AND 1996

GENERAL
The Company reported net income of $11.1 million for 1997 compared to net income of $9.4 million for 1996. The $1.7 million increase in earnings was primarily attributable to an increase of $17.1 million in interest income, an increase of $4.4 million in non-interest income, a decrease of $0.4 million in the provision for loan losses and a decrease of $0.3 million in income tax expense. These factors were mainly offset by interest expense which increased by $13.0 million and non-interest expense which increased by $7.4 million primarily due to the Bank's in- store branch expansion.

INTEREST INCOME
Interest income increased by $17.1 million, or 15.6% to $126.3 million in 1997 from $109.3 million in 1996. The increase was primarily the result of an increase in interest income on mortgage loans which was partially offset by a decrease in interest income on MBSs and other loans.

Interest income on mortgage loans increased by $22.2 million, or 41.7% to $75.3 million in 1997 from $53.1 million in 1996 primarily as a result of an increase in the average mortgage loan balance of $309.3 million partially offset by a decrease in average yield on mortgage loans of 33 basis points. During 1997, the Bank originated or purchased $459.8 million of mortgage loans. Mortgage loans were originated at an average rate of 7.52% for 1997 compared to 7.56% for 1996. The decline in the average rate for originations was primarily due to decreases in the rate indices used for residential and commercial real estate loans and the increasing percentage of relatively lower yielding residential mortgages. These indices which are the 30 year treasury bond and the 5 year treasury note declined 71 and 50 basis points, respectively, during 1997 when compared to December 31, 1996. In addition, loan satisfactions during 1997 totaled $134.1 million, some of which were at higher interest rates than current originations. Principal repayments totaled $151.2 million in 1997 compared to $78.2 million in 1996. Interest income on other loans decreased by $418,000, or 11.5% to $3.2 million in 1997 from $3.6 million in 1996 due to a decrease of $3.3 million in average balances and a decline of 25 basis points in the average yield. The Bank's consumer loan products with the exception of equity loan/lines were discontinued in November 1996. However, during the fourth quarter of 1997, the Bank added unsecured loans to its list of consumer loan products to expand the array of products available to its customers.

Interest income on MBSs was $32.8 million for 1997 compared to $37.5 million in 1996. The average balance for 1997 decreased by $61.3 million, or 11.3% to $482.5 million from $543.8 for 1996. In addition, the average yield on the MBS portfolio decreased by 11 basis points to 6.79% for 1997 from 6.90% in 1996. During 1997, the Bank purchased $421.9 million of MBSs for its AFS portfolio which were partially offset by sales totaling $226.3 million. The MBS securities purchased for the AFS portfolio during 1997 represented 82.5% of total purchases for the AFS portfolio because these securities allow the Bank to shorten its duration exposure for net interest margin purposes and also provide a better cash flow for reinvestment purposes. The sales from the AFS portfolio were used to fund mortgage loan originations, purchases of loans in the secondary market and also for managing the AFS portfolio to improve overall yield and shorten duration of various securities.

Interest income on money market investments increased by $167,000, or 94.9% to $343,000 in 1997 from $176,000 in 1996 primarily as a result of an increase in average balances of $3.6 million in 1997.

Interest on debt and equity securities decreased by $90,000, or 0.6% to $14.7 million in 1997 from $14.8 million in 1996 primarily as a result of a decrease in the average balance of $11.6 million partially offset by an increase in average yield of 31 basis points. During 1997, the Company purchased $89.2 million of debt and equity securities for its AFS portfolio which were offset by sales totaling $111.4 million. The increase in the overall yield to 6.82% from 6.51% was due to the purchase of callable agency securities and sales of FNMA preferred stock.

INTEREST EXPENSE
Interest expense increased by $13.0 million, or 21.2% to $74.4 million in 1997 from $61.4 million in 1996. The increase was partially attributable to an increase in interest on deposits of $6.9 million, or 15.5% to $51.6 million in 1997 from $44.7 million in 1996. The increase in interest on deposits was due to an increase of $123.5 million, or 11.1% in average deposits to $1.24 billion in 1997 from $1.12 billion in 1996. The increase in average deposits was due to inflows of $145.1 million in the supermarket branches and $104.4 million in the traditional branches. The overall cost of deposits was 4.16% in 1997 compared to 4.00% in 1996.

Interest expense on certificate accounts increased by $6.9 million, or 21.2% to $39.3 million in 1997 from $32.4 million in 1996. The average balance of certificate accounts increased by $105.8 million, or 18.5% to $678.6 million in 1997 from $572.8 million in 1996. The increase in average balances of certificate accounts was primarily due to inflows of $98.4 million in the supermarket branches and $82.1 million in the traditional branches. The average cost of certificates increased to 5.79% in 1997 from 5.66% in 1996. In 1997, passbook accounts experienced an excess of deposits over withdrawals of $14.0 million primarily due to inflows into the supermarket branches of $28.7 million. Certificates of deposit experienced an excess of deposits over withdrawals of $141.3 million. The Company's in-store branch program accounted for $98.4 million of the increase in deposit balances for certificates of deposit. Money market accounts decreased by $3.9 million during 1997.

Interest on borrowed funds increased by $6.1 million, or 36.6% to $22.8 million in 1997 compared to $16.7 million in 1996. Borrowed funds on an average basis increased by $103.1 million in 1997 due to the addition of $25.0 million of capital securities issued by Haven Capital Trust I and the addition of an $85.0 million leverage program which was implemented during the first quarter to offset the additional interest expense resulting from the issuance of the capital securities. The average cost of borrowings increased to 5.86% in 1997 from 5.84% in 1996.

NET INTEREST INCOME
Net interest income increased by $4.0 million, or 8.4% to $51.9 million in 1997 from $47.9 million in 1996. The average yield on interest-earning assets decreased to 7.46% in 1997 from 7.50% in 1996, and the average cost of liabilities increased by 19 basis points to 4.57% in 1997 from 4.38% in 1996 primarily due to the growth in certificate of deposit accounts and the issuance of the trust preferred securities. The net interest rate spread was 2.89% in 1997 compared to 3.12% in 1996.

PROVISION FOR LOAN LOSSES
The Bank provided $2.7 million for loan losses in 1997 compared to $3.1 million in 1996. The provision for loan losses reflects management's periodic review and evaluation of the loan portfolio. The decrease in the provision for loan losses was mainly due to the continued decline in non-performing loans to $12.5 million at December 31, 1997 from $13.9 million at December 31, 1996. As of December 31, 1997, the allowance for loan losses was $12.5 million compared to $10.7 million at December 31, 1996. As of December 31, 1997, the allowance for loan losses was 1.09% of total loans compared to 1.26% of total loans at December 31, 1996. The decrease was attributable to the growth in the loan portfolio and a decline in non-performing loans. The allowance for loan losses was 99.97% of non-performing loans at December 31, 1997 compared to 77.05% at December 31, 1996.

NON-INTEREST INCOME
Non-interest income increased by $4.4 million, or 45.6% to $13.9 million in 1997 from $9.6 million in 1996. Fee income on savings and checking accounts increased by $2.1 million, or 62.2% primarily due to an increase of approximately 53,000 in the number of savings and checking accounts. This growth was primarily due to the Company's in-store branch program which added approximately 48,000 savings and checking accounts during 1997. Insurance, annuity and mutual fund fees increased by $644,000, or 20.7% due to an increase of $185,000 in annuity income and an increase of $471,000 in mutual fund income. The increase in sales of annuity and mutual fund products by CFS Investment Services, Inc. (formerly Columbia Investment Services, Inc.) ("CFSI"), the Bank's wholly-owned subsidiary, is partially due to the increased demand for alternative sources of investments by the Bank's depositors and the addition of the supermarket branches. Approximately 63% of CFSI sales were external. Loan fees and servicing income increased by $1.3 million, or 72.1% to $3.1 million in 1997 from $1.8 million in 1996. The increase was attributable to a prepayment fee of $2.0 million on a commercial real estate loan during the fourth quarter of 1997. During 1997, the Company realized a net loss of $5,000 on the sales of interest-earning assets. Miscellaneous income increased by $456,000, or 40.9% to $1.6 million in 1997 from $1.1 million in 1996. The increase is primarily due to an increase of $186,000 in fees on ATM surcharges and $142,000 due to the close-out of CFSB Funding, Inc., the Bank's finance subsidiary during 1997. Also, fee income on refinance transactions increased by $67,000 from 1996.

NON-INTEREST EXPENSE
Non-interest expense increased by $7.4 million, or 19.2% to $45.8 million in 1997 from $38.5 million in 1996. Non-interest expense for 1996 included a one-time SAIF recapitalization charge of $6.8 million which was paid during the fourth quarter of 1996. Excluding this special assessment, non-interest expense increased by $14.2 million, or 44.8% in 1997. The Company's in-store branch expansion program accounted for $11.5 million of the increase in 1997. Compensation and benefit costs increased by $8.5 million, or 54.1% to $24.3 million in 1997 from $15.7 million in 1996. The in-store branch expansion accounted for $5.3 million of the increase in compensation costs since the Bank added 226 employees for its supermarket branches in 1997. Salary costs for the Bank's subsidiary, CFSI, also increased by $540,000 due to higher sales volume. Federal social security taxes increased by $537,000 and the cost incurred for hospitalization, group life insurance, federal and NYS unemployment insurance increased by $431,000 from the prior year due to the increase in staff. ESOP compensation increased by $201,000 from 1996 due to the increase in the average price of Haven Bancorp common stock for the year. Occupancy and equipment costs increased by $2.9 million, or 82.1% to $6.3 million in 1997 from $3.5 million in 1997 primarily due to the addition of 28 supermarket branches during 1997 and a $150,000 charge for obsolete signage in connection with the name change to CFS Bank. REO operations, net increased by $75,000, or 27.1% to $352,000 for 1997 from $277,000 for 1996. The increase is due to a decline in profits realized on the sale of REO properties since the REO portfolio, exclusive of reserves, decreased to $542,000 at December 31, 1997 from $1.1 million at December 31, 1996. The significant decrease in the federal deposit insurance premium costs of $1.6 million was due to a decrease in the assessment rate from 23 basis points in 1996 to
6.48 basis points in 1997. Miscellaneous operating costs increased by $4.3 million, or 44.1% to $14.2 million in 1997 from $9.8 million in 1996. Operating expenses including stationery, telephone, postage and insurance increased by $1.6 million and professional consulting fees increased by $555,000 from 1996 primarily due to the in-store branch program and services related to the formation of CPCC. In addition, the Bank incurred staff placement costs of $184,000 primarily for in-store branches in New Jersey and Connecticut. Advertising costs increased by $430,000 due to the growth in both the loan portfolio and deposit base. NYCE and PLUS fees increased by $122,000 also due to the growth in the deposit base. Appraisal and credit costs increased by $162,000 during 1997 due to the growth in the loan portfolio. Miscellaneous operating losses increased by $416,000 because the results for 1996 included the reversal of a reserve regarding claims subsequently paid by a check collection service. Operating expenses for CFSI increased by $209,000 due to higher sales volume.

INCOME TAX EXPENSE
Income tax expense was $6.1 million in 1997 compared to $6.4 million in 1996. The effective tax rate for 1997 was 35.6% compared to 40.6% for 1996. The decrease in the effective tax rate is due to several factors: first, during the first quarter of 1996, a deferred tax liability of $330,000 was reversed related to the potential recapture of the New York City tax bad debt reserve which was no longer necessary due to New York City tax legislation enacted earlier this year. The New York City tax law was amended in the first quarter of 1996 to conform to the New York State tax treatment for bad debt reserve. The legislation "decouples" New York State's and New York City's thrift bad debt provisions from the federal tax law and allows for the use of the percentage of taxable income method ("PTI") for computing the tax bad debt reserves. The second factor which contributed to the tax savings when compared to the prior period was the switch to the PTI method for calculating the bad debt deduction for New York City. The final factor contributing to the decline in the effective tax rate for 1997 was the establishment of CPCC during the second quarter of 1996 which resulted in certain tax savings. (See Note 12 to Notes to Consolidated Financial Statements.)

NON-PERFORMING ASSETS
The following table sets forth information regarding non- performing assets which include all non-accrual loans (which consist of loans 90 days or more past due and restructured loans that have not yet performed in accordance with their modified terms for the required six-month seasoning period), accruing restructured loans and real estate owned.

                                      December 31,
(In thousands)                  1998      1997      1996
Non accrual loans:
One-to four-family            $ 3,779     3,534     4,083
Cooperative                       367       698       431
Multi-family                      308     2,531     1,463
Non-residential and other       2,074     3,633     4,756
Total non-accrual loans         6,528    10,396    10,733
Restructured loans:
One-to four-family                544       679       887
Cooperative                       183       290       486
Multi-family                    1,130     1,167     1,427
Non-residential and other        -         -          360
Total restructured loans        1,857     2,136     3,160
Total non-performing loans      8,385    12,532    13,893
REO, net:
One-to four-family                 66       126       266
Cooperative                        38       295       292
Non-residential and other         121       121       561
Total REO                         225       542     1,119
Less allowance for REO            (25)      (87)      (81)
REO, net                          200       455     1,038
Total non-performing assets   $ 8,585    12,987    14,931

The Company's expanded loan workout/resolution efforts have successfully contributed toward reducing non-performing assets to manageable levels. Since year-end 1996, non-performing assets have declined by $6.3 million, or 42.5%, from a level of $14.9 million to $8.6 million at year-end 1998. The decrease in non-performing assets is reflected in the following ratios: the ratio of non-performing loans to total loans ratio was 0.64% for 1998 compared to 1.09% for 1997 and 1.64% for 1996; the ratio of non-performing assets to total assets was 0.36% for 1998 compared to 0.66% for 1997 and 0.94% for 1996; and, the ratio of non-performing loans to total assets was 0.35% for 1998 compared to 0.63% for 1997 and 0.87% for 1996. There can be no assurance that non-performing assets will continue to decline.

The decrease in non-performing assets in 1998 was primarily due to the continued decline in non-performing loans and sales of REO properties. During 1998, the Company sold 21 REO properties with a fair value of $0.7 million. Total restructured loans decreased by $0.3 million during 1998 due to transfers to classified loan status and the REO portfolio. Total non-accrual loans decreased by $3.9 million during 1998.

The decrease in non-performing assets in 1997 was primarily due continued sales of REO properties and a the continued decline in non-performing loans. During 1997, the Company sold 37 REO properties with a fair value of $1.4 million. Total restructured loans decreased by $1.0 million during 1997 due to transfers to classified loan status and the REO portfolio. Total non-accrual loans decreased by $337,000 during.1997.

LIQUIDITY
The Bank is required to maintain minimum levels of liquid assets as defined by the OTS regulations. This requirement, which may be varied by the OTS depending upon economic conditions and deposit flows, is based upon a percentage of withdrawable deposits and short-term borrowings. The required ratio is currently 4%. The Bank's ratio was 4.24% at December 31, 1998 compared to 8.94% at December 31, 1997.

The Company's primary sources of funds are deposits, principal and interest payments on loans, debt securities and MBSs, retained earnings and advances from FHLB and other borrowings. Proceeds from the sale of AFS securities and loans held for sale are also a source of funding, as are, to a lesser extent, the sales of annuities, insurance products and securities brokerage activities conducted by the Bank's wholly owned subsidiary, CFSI and the Company's wholly owned subsidiary, CIA. While maturities and scheduled amortization of loans and securities are somewhat predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, competition and regulatory changes.

The Company's most liquid assets are cash and short term investments. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 1998 and December 31, 1997, cash and short term investments totaled $44.8 million and $40.3 million, respectively.

The Company and the Bank have other sources of liquidity which include debt securities maturing within one year and AFS securities. Other sources of funds include FHLB advances, which at December 31, 1998, totaled $325.2 million. If needed, the Bank may borrow an additional $106.8 million from the FHLB.

The Company's cash flows are comprised of three primary classifications: cash flows from operating activities; investing activities and financing activities. Net cash provided by operating activities, consisting primarily of interest and dividends received less interest paid on deposits were $16.2 million, $24.6 million and $12.1 million for the years ended December 31, 1998, 1997 and 1996, respectively. Net cash used in investing activities, consisting primarily of disbursements of loan originations and securities purchases, offset by principal collections on loans and proceeds from maturities of securities held to maturity or sales of AFS securities or disposition of assets including REO were $340.7 million, $385.8 million and $117.6 million for the years ended December 31, 1998, 1997 and 1996, respectively. Net cash provided by financing activities, consisting primarily of net activity in deposits and borrowings, purchases of treasury stock, payments of common stock dividends and proceeds from stock options exercised was $329.0 million, $365.7 milliion.

CAPITAL RESOURCES
See Note 17 to Notes to Consolidated Financial Statements.

INFLATION AND CHANGING PRICES
The consolidated financial statements and notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time and changes due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

COMPUTER ISSUES FOR THE YEAR 2000
Many of the Company's existing computer systems use two digits to identify the year in the date fields. As a result, these systems may not be able to distinguish the year 2000 from the year 1900. Software, hardware and equipment both within and outside the Company's direct control and with which the Company electronically or operationally interfaces (e.g. third party vendors providing data processing, information system management, maintenance of computer systems, and credit bureau information) are likely to be affected. Further, if computer systems are not adequately changed to identify the year 2000, many computer applications could fail or create erroneous results. As a result, many calculations which rely on the date field information, such as interest, payment or due dates and other operating functions, could generate results which could be significantly misstated, and the Company could experience a temporary inability to process transactions, send invoices or engage in similar normal business activities. If not corrected, these computer systems could fail by or at the year 2000.

The Company primarily uses a third party vendor to process its electronic data. This vendor has made modifications or replacements of its computer applications and systems necessary to correct the year 2000 date issue. Management has substantially completed the testing of the modifications to these systems and applications. The Company also utilizes a combination of purchased and contract-based software as well as other third party vendors for a variety of data processing needs. The Company's assessment of potential computer issues for the year 2000 have been substantially completed. Where potential computer issues have been identified, the vendors have committed to definitive dates to resolve such issues. Under regulatory guidelines issued by the federal banking regulators, the Bank and the Company must substantially complete testing of both internally and externally supplied systems and all renovations, by June 30, 1999. In the event that the Company's significant vendors do not achieve year 2000 compliance, the Company's operations could be adversely affected.

The Company has established contingency plans for these systems for which year 2000 issues will not be corrected. The OTS, the Company's primary federal bank regulatory agency, along with the other federal bank regulatory agencies has published guidance on the year 2000 compliance and has identified the year 2000 issue as a substantive area of examination for both regularly scheduled and special bank examinations. These publications, in addition to providing guidance as to examination criteria, have outlined requirements for creation and implementation of a compliance plan and target dates for testing and implementation of corrective action, as discussed above. As a result of the oversight by and authority vested in the federal bank regulatory agencies, a financial institution that does not become year 2000 compliant could become subject to administrative remedies similar to those imposed on financial institutions otherwise found not to be operating in a safe and sound manner, including remedies available under prompt corrective action regulations.

There has been limited litigation filed against corporations regarding the year 2000 problem and such corporations' compliance efforts. To date, no such litigation has resulted in a decided case imposing liability on the corporate entity. Nonetheless, the law in this area will likely continue to develop well into the new millennium. Should the Company experience a year 2000 failure, exposure of the Company could be significant and material, unless there is legislative action to limit such liability. Legislation has been introduced in several jurisdictions regarding the year 2000 problem. However, no assurance can be given that legislation will be enacted in jurisdictions where the Company does business that will have the effect of limiting any potential liability. Through December 31, 1998, the Company had incurred approximately $126,000 in costs associated with achieving year 2000 compliance. The Company expects to incur approximately $450,000 in additional costs to achieve year 2000 compliance during 1999.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS
See Note 1 to Notes to Consolidated Financial Statements.

STOCK DATA
Haven common stock, listed under the symbol HAVN is publicly traded on the Nasdaq Stock Market. As of March 3, 1999, the Company had approximately 428 stockholders of record (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms) and 8,861,184 outstanding shares of common stock (excluding treasury shares). The common stock traded in a high and low range of $29.75 and $9.125 during the year ended December 31, 1998.












      CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                     December 31, December 31,
(Dollars in thousands, except for share data)            1998         1997
ASSETS
Cash and due from banks                               $   43,088       35,745
Money market investments                                   1,720        4,561
Securities available for sale (notes 3 and 11)           889,251      499,380
Loans held for sale (note 6)                              54,188         -
Debt securities held to maturity (estimated
  fair value of $66,372 in 1997) (note 4)                   -          66,404
Federal Home Loan Bank of NY Stock, at cost               21,990       12,885
Mortgage-backed securities held to maturity
  (estimated fair value of $163,326 in 1997)
  (notes 5 and 11)                                          -         163,057
Loans receivable (note 6):
    First mortgage loans                               1,271,784    1,098,894
    Cooperative apartment loans                            3,970       19,596
    Other loans                                           34,926       32,291
Total loans receivable                                 1,310,680    1,150,781
    Less allowance for loan losses (note 7)              (13,978)     (12,528)
Loans receivable, net                                  1,296,702    1,138,253
Premises and equipment, net (note 8)                      39,209       27,062
Accrued interest receivable (notes  3, 4, 5  and 6)       12,108       12,429
Other assets (note 9)                                     37,267       15,114
Total assets                                          $2,395,523    1,974,890
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits (note 10)                                    $1,722,710    1,365,012
Borrowed funds (note 11)                                 440,346      466,794
Due to broker                                             97,458       10,000
Other liabilities                                         15,142       20,219
Total liabilities                                      2,275,656    1,862,025
Commitments and contingencies (notes 7 and 16)
Stockholders' Equity (note 17):
Preferred stock, $.01 par value, 2,000,000 shares
  authorized, none issued                                   -            -
Common stock, $.01 par value, 30,000,000 shares
  authorized, 9,918,750 issued; 8,859,692 and
  8,784,700 shares outstanding in 1998 and 1997,
  respectively                                               100          100
Additional paid-in capital                                51,383       50,065
Retained earnings, substantially restricted (note 17)     79,085       73,567
Accumulated other comprehensive income:
    Unrealized gain on securities available for
      sale, net of tax effect (note 3)                       945        1,671
Treasury stock, at cost (1,059,058 and 1,134,050
  shares in 1998 and 1997, respectively)                  (9,800)     (10,246)
Unallocated common stock held by ESOP (note 14)           (1,222)      (1,529)
Unearned common stock held by Bank's Recognition
  Plans and Trusts (note 14)                                (263)        (364)
Unearned compensation (note 14)                             (361)        (399)
Total stockholders' equity                               119,867      112,865
Total liabilities and stockholders' equity            $2,395,523    1,974,890

See accompanying notes to consolidated financial statements.




















                  CONSOLIDATED STATEMENTS OF INCOME

                                                         Years Ended December 31,
(Dollars in thousands, except per share data)           1998       1997       1996
Interest income:
Mortgage loans                                     $   96,146     75,266     53,110
Other loans                                             3,303      3,220      3,638
Mortgage-backed securities                             42,040     32,755     37,517
Money market investments                                  186        343        176
Debt and equity securities                             10,010     14,722     14,812
Total interest income                                 151,685    126,306    109,253
Interest expense:
Deposits:
    Savings accounts                                   12,415      9,338      9,314
    NOW accounts                                        1,364      1,130        999
    Money market accounts                               2,041      1,823      1,929
    Certificate accounts                               49,965     39,309     32,436
Borrowed funds                                         27,991     22,800     16,690
Total interest expense                                 93,776     74,400     61,368
Net interest income before provision for loan losses   57,909     51,906     47,885
Provision for loan losses (note 7)                      2,665      2,750      3,125
Net interest income after provision for loan losses    55,244     49,156     44,760
Non-interest income:
Loan fees and servicing income                          1,627      3,110      1,807
Servicing released premiums and fees on loans sold     10,301       -          -
Savings/checking fees                                   9,822      5,478      3,378
Net gain (loss) on sales of interest-earning assets     2,926         (5)       140
Insurance, annuity and mutual funds fees                5,874      3,758      3,114
Other                                                   2,596      1,571      1,115
Total non-interest income                              33,146     13,912      9,554
Non-interest expense:
Compensation and benefits (notes 13 and 14)            41,204     24,251     15,737
Occupancy and equipment (notes 8 and 16)               11,005      6,334      3,478
Real estate owned operations, net                           8        352        277
SAIF recapitalization charge (note 10)                   -          -         6,800
Federal deposit insurance premiums                        870        736      2,327
Other                                                  24,227     14,174      9,836
Total non-interest expense                             77,314     45,847     38,455
Income before income tax expense                       11,076     17,221     15,859
Income tax expense (note 12)                            2,926      6,138      6,434
Net income                                            $ 8,150     11,083      9,425
Net income per common sharE:
    Basic                                             $  0.95       1.32       1.13
    Diluted                                           $  0.89       1.24       1.08

See accompanying notes to consolidated financial statements.

































                CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                         The three years ended December 31, 1998

                                                                         Unrealized
                                                                         Gain (Loss)           Unallocated  Unearned
                                                    Additional          on Securities            Common      Common
                                            Common   Paid-In   Retained   Available   Treasury Stock Held  Stock Held   Unearned
                                     Total   Stock   Capital   Earnings   for Sale     Stock     by ESOP     by RRPs  Compensation
(In thousands of dollars, except for share data)
Balance at December 31, 1995       $ 98,519   100    47,281     57,919     2,083      (6,023)   (2,197)      (644)         -
Comprehensive income:
  Net income                          9,425    -       -         9,425       -           -         -         -             -
  Other comprehensive income, net
    of tax
   Net unrealized depreciation on
     securities available for sale,
     net of reclassification
     adjustment (1)                  (2,923)   -       -          -       (2,923)        -         -         -             -
Comprehensive income                  6,502
Dividends declared                   (2,229)   -       -        (2,229)      -           -         -         -             -
Purchase of treasury stock
  (451,074 shares)                   (5,516)   -       -          -          -        (5,516)      -         -             -
Treasury stock issued for deferred
  compensation plan (60,162 shares)    -       -        410       -          -           372       -         -            (782)
Stock options exercised and
    related tax effect (18,812 shares)  199    -        104        (23)      -           118       -         -             -
Allocation of ESOP stock and
  amortization of award of RRP
  stock and related tax benefits      1,719    -        999       -          -           -         343        377          -
Amortization of deferred
  compensation plan                     190    -       -          -          -           -         -         -             190
Balance at December 31, 1996         99,384   100    48,794     65,092      (840)    (11,049)   (1,854)      (267)        (592)
Comprehensive income:
  Net income                        11,083     -       -        11,083       -           -         -         -             -
  Other comprehensive income,
    net of tax
    Net unrealized appreciation on
      securities available for
      sale, net of reclassification
      adjustment (1)                  2,511    -       -          -        2,511         -         -         -             -
Comprehensive income                 13,594
Dividends declared                   (2,608)   -       -        (2,608)      -           -         -         -             -
Treasury stock issued for RRP and
  deferred compensation plan
  (18,904 shares)                      -       -        236       -          -           113       -         (206)        (143)
Stock options exercised and related
    tax effect (114,982 shares)         806    -        116       -          -           690       -         -             -
Allocation of ESOP stock and
  amortization of award of RRP
  stock and related tax benefits      1,353    -        919       -          -           -         325        109          -
Amortization of deferred
  compensation plan                     336    -       -          -          -           -         -         -             336
Balance at December 31, 1997        112,865   100    50,065     73,567     1,671     (10,246)   (1,529)      (364)        (399)
Comprehensive income:
    Net income                        8,150    -       -         8,150       -           -         -         -             -
    Other comprehensive income,
      net of tax
    Net unrealized depreciation on
      securities available for
      sale, net of reclassification
      adjustment (1)                 (1,607)   -       -          -       (1,607)        -         -         -             -
    Net unrealized appreciation on
      securities transferred from
      held to maturity to available
      for sale (note 3)                 881    -       -          -          881         -         -         -             -
Comprehensive income                  7,424
Dividends declared                   (2,632)   -       -        (2,632)      -           -         -         -             -
Treasury stock issued for deferred
  compensation plan (14,384 shares)    -       -        280       -          -            86       -         -            (366)
Stock options exercised and related
    tax effect (60,608 shares)          516    -        156       -          -           360       -         -             -
Allocation of ESOP stock and
  amortization of award of RRP
  stock and related tax benefits      1,290    -        882       -          -          -          307       101           -
Amortization of deferred compensation
  plan                                  404    -       -          -          -          -          -         -             404
Balance at December 31, 1998       $119,867   100    51,383     79,085       945      (9,800)   (1,222)     (263)         (361)

(1)  Disclosure of reclassification adjustment:
                                                  For the years ended
(In thousands)                                  1998      1997     1996
Net unrealized holding
 (losses) gains arising during the year      $   (10)    2,499   (2,707)

Reclassificaton adjustment for net gains
 (losses) included in net income                 716       (12)     216
Net unrealized (losses) gains on securities
 available for sale                             (726)    2,511   (2,923)

See accompanying notes to consolidated financial statements.























               CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            Years Ended December 31,
(Dollars in thousands)                                      1998      1997      1996
Cash flows from operating activities:
Net income                                                $ 8,150    11,083     9,425
Adjustments to reconcile net income to net
    cash provided by operating activities:
Amortization of cost of stock benefit plans                 1,526     1,689     1,909
Amortization of net deferred loan origination fees         (1,546)     (231)     (245)
Premiums and discounts on loans, mortgage-backed
  and debt securities                                       (1,503)     210       233
Provision for loan losses                                    2,665    2,750     3,125
Provision for losses on real estate owned                       35      251       291
Deferred income taxes                                        1,139   (1,540)      230
Origination and purchases of loans held for sale,
  net of proceeds from sales                               (54,188)    -         -
Net (gain) loss on sales of interest-earning assets         (2,926)       5      (140)
Depreciation and amortization 3,087 1,592 878
Decrease (increase) in accrued interest receivable             321     (257)   (1,436)
Increase (decrease) in due to broker                        87,458    9,000    (4,000)
(Decrease) increase in other liabilities                    (5,077)   1,315     3,672
Increase in other assets                                   (22,930)  (1,265)   (1,804)
Net cash provided by operating activities                   16,211   24,602    12,138
Cash flows from investing activities:
Net increase in loans receivable                          (264,136)(306,328) (269,343)
Proceeds from disposition of assets (including REO)            721    2,785     4,313
Purchases of securities available for sale                (749,013)(511,075) (321,162)
Principal repayments on securities available for sale      195,118   48,377    73,472
Proceeds from sales of securities available for sale       454,971  337,696   374,840
Purchases of debt securities held to maturity                 -        -       (6,989)
Principal repayments, maturities and calls on debt
  securities held to maturity                               21,020   30,954    37,511
Purchases of mortgage-backed securities held to maturity      -        -      (38,357)
Principal repayment on mortgage-backed securities held
  to maturity                                               24,834   34,660    32,004
Purchases of Federal Home Loan Bank Stock, net              (9,105)  (2,995)   (1,752)
Net increase in premises and equipment                     (15,102) (19,834)   (2,108)
Net cash used in investing activities                     (340,692)(385,760) (117,571)
Cash flows from financing activities:
Net increase in deposits                                   357,698  227,224    54,342
Net (decrease) increase in borrowed funds                  (26,448) 140,361    55,850
Purchase of treasury stock                                    -        -       (5,516)
Payment of common stock dividends                           (2,627)  (2,598)   (2,475)
Stock options exercised                                        360      760        95
Net cash provided by financing activities                  328,983  365,747   102,296
Net increase (decrease) in cash and cash equivalents         4,502    4,589    (3,137)
Cash and cash equivalents at beginning of year              40,306   35,717    38,854
Cash and cash equivalents at end of year                  $ 44,808   40,306    35,717
Supplemental information:
Cash paid during the year for:
    Interest                                              $ 93,751   73,757    60,187
    Income taxes                                             1,699    5,893     7,824
Additions to real estate owned                                 623    1,695     3,470
Loans transferred from loans held for sale                    -        -      (10,594)
Securities purchased not yet received, net                  97,458   10,000     1,000
Loans securitized                                          105,691     -         -
Mortgage-backed securities and debt securities
    held to maturity transferred to securities
    available for sale                                     183,639     -         -

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Haven Bancorp, Inc. (the "Holding Company") was formed on March 25, 1993, as the holding company for CFS Bank, (the "Bank"). On September 23, 1993, the Holding Company completed its initial public offering of 9,918,750 shares of common stock in connection with the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank (the "Conversion"). Concurrent with the conversion process, the Holding Company acquired all of the issued and outstanding stock of the Bank with a portion of the net proceeds.

The accounting and reporting policies of the Holding Company and the Bank and its subsidiaries (the "Company") conform to generally accepted accounting principles and to general practices within the banking industry. The following summarizes the significant policies and practices:

PRINCIPLES OF CONSOLIDATION
The accompanying consolidated financial statements include the accounts of the Holding Company and its subsidiary, the Bank, and its wholly owned subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of each consolidated statement of financial condition and revenues and expenses for the year then ended. Actual results could differ from those estimates. Certain reclassification adjustments have been made to prior year amounts to conform to the current year presentation.

On October 23, 1997, the Company's Board of Directors approved a two-for-one common stock split. The additional shares were issued on November 28, 1997 to shareholders of record on October 31, 1997. The par value of the Company's common stock remains unchanged at $.01. Accordingly, all information with respect to shares of common stock fully reflects the stock split.

CASH AND CASH EQUIVALENTS
For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and money market investments. Money market investments represent instruments with maturities of ninety days or less. These investments are carried at cost, adjusted for premiums and discounts which are recognized in interest income over the period to maturity.

DEBT, EQUITY AND MORTGAGE-BACKED SECURITIES
Debt and mortgage-backed securities ("MBSs") which the Company has the positive intent and ability to hold until maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts on a level yield method over the remaining period to contractual maturity, adjusted, in the case of MBSs, for actual prepayments. Debt and equity securities and MBSs to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale securities and are recorded at fair value, with unrealized gains (losses), net of tax, reported as accumulated other comprehensive income, a separate component of stockholders' equity. Gains and losses on the sale of securities are determined using the specific identification method and are included in non-interest income.
LOANS RECEIVABLE AND LOANS HELD FOR SALE
Loans receivable are carried at their unpaid principal balances, less unearned discounts, net deferred loan origination fees and the allowance for loan losses. Loans held for sale are carried at the aggregate lower of cost or market value. Loan origination fees, less certain direct loan origination costs, are deferred and amortized as an adjustment of the loan's yield over the life of the loan by the interest method. When loans are sold, any remaining unaccreted net deferred fees (costs) are recognized as income at the time of sale. Purchased loans are recorded at cost. Related premiums or discounts are amortized (accreted) to interest income using the level-yield method over the estimated life of the loans.

Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and the amendment thereof, SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" require that impaired loans that are within their scope be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or as a practical expedient, at the loan's current observable market price, or the fair value of the collateral if the loan is collateral dependent. The amount by which the recorded investment of an impaired loan exceeds the measurement value is recognized by creating a valuation allowance through a charge to the provision for loan losses. SFAS No. 114 does not apply to those large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, which, for the Company, include one-to four-family first mortgage loans and cooperative apartment loans ("residential loans") and consumer loans.

Loans individually reviewed for impairment by the Company within the scope of SFAS No. 114 are limited to loans modified in a troubled debt restructuring ("TDR") and commercial and multi-family first mortgage loans. The measurement value of the Company's impaired loans was based on the fair value of the underlying collateral. The Company's impaired loan identification and measurement process are conducted in conjunction with the Company's review of the adequacy of its allowance for loan losses. Specific factors utilized in the impaired loan identification process include, but are not limited to, delinquency status, loan-to-value ratio, the condition of the underlying collateral, credit history and debt coverage. At a minimum, such loans are classified as impaired by the Company when they become 90 days past due.

The Company places loans, including impaired loans, on non-accrual status when they become 90 days past due. All interest previously accrued and not collected is reversed against interest income and income is subsequently recognized only to the extent cash is received until, in management's judgement, a return to accrual status is warranted.

Cash receipts on impaired loans are applied to principal and interest in accordance with the contractual terms of the loan unless full payment of principal is not expected, in which case, both principal and interest payments received are applied as a reduction of the carrying value of the loan. For non-performing impaired loans, interest income is recognized to the extent received in cash and not otherwise utilized to reduce the carrying value of the loan. For impaired loans not classified as non-performing by the Company, interest income is recognized on an accrual basis as the Company anticipates the full payment of principal and interest due. The Company's policy is to recognize income on a cash basis for TDRs for a period of six months, after which such loans are returned to an accrual status.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Impaired loans and related reserves have been identified and calculated in accordance with the provisions of SFAS No. 114. The total allowance for loan losses has been determined in accordance with the provisions of SFAS No. 5, "Accounting for Contingencies." The Company's allowance for loan losses is intended to be maintained at a level sufficient to absorb all estimable and probable losses inherent in the loan portfolio. The Company reviews the adequacy of the allowance for loan losses on a monthly basis taking into account past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, current and prospective economic conditions and current regulatory guidance.

Management believes that the allowance for loan losses is adequate. While Management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions and the reviews of various regulatory agencies.

The Company adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," effective January 1, 1997. Under this statement, after transfers of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, if any, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

In accordance with SFAS No. 125, the Company recognizes servicing assets on loans that have been originated or purchased, and where the loans are subsequently sold or securitized with the servicing rights retained. The total cost of the mortgage loans is allocated between the loans and the servicing assets based on their relative fair values. The statement also requires that servicing assets be assessed for impairment based on the current fair values of those assets with any impairment recognized through a valuation allowance.

Fees earned for servicing loans for others are reported as income when the related mortgage loan payments are collected. Servicing assets are amortized as a reduction to loan servicing fee income using the interest method over the estimated remaining life of the underlying mortgage loans.

PREMISES AND EQUIPMENT
Land is carried at cost. Buildings, leasehold improvements, furniture, fixtures and equipment are carried at cost, less accumulated depreciation and amortization. Premises and equipment are depreciated using the straight-line method over the estimated useful lives of the respective assets except for leasehold improvements which are amortized over the related lease term or estimated useful life.

REAL ESTATE OWNED
Real estate properties acquired through loan foreclosure are recorded at the lower of cost or estimated fair value less estimated selling costs at the time of foreclosure. Subsequent valuations are periodically performed by management and the carrying value may be adjusted by a valuation allowance, established through charges to income and included in real estate operations, net to reflect subsequent declines in the estimated fair value of the real estate. Real estate owned ("REO") is shown net of the allowance. Operating results of REO, including rental income, operating expenses, and gains and losses realized from the sales of properties owned, are also recorded in real estate operations, net.

REVERSE REPURCHASE AGREEMENTS
Reverse repurchase agreements are accounted for as financing transactions. Accordingly, the collateral securities continue to be carried as assets and a borrowing liability is established for the transaction proceeds.

INCOME TAXES
The Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Additionally, the recognition of net deferred tax assets is based upon the likelihood of realization of tax benefits in the future. A valuation allowance would be provided for deferred tax assets which are determined more than likely not to be realized.

BENEFIT PLANS
The Company maintains various pension, savings, employee stock ownership and other benefit plans and programs for its employees, including the Bank's Retirement Plan covering substantially all employees who have attained minimum service requirements. The Bank's funding policy is to make contributions to the plan at least equal to the amounts required by applicable Internal Revenue Service regulations. The Bank periodically evaluates the overall effectiveness and economic value of such programs, in the interest of maintaining a comprehensive benefit package for employees. Based on an evaluation of the Retirement Plan in 1996, the Bank concluded that future benefit accruals under the Retirement Plan would cease, or "freeze" on July 1, 1996. Although the benefit accruals are frozen, the Bank will continue to maintain and provide benefits under its Employee Stock Ownership Plan ("ESOP") and Employee 401(k) Thrift Incentive Savings Plan ("401(k) Plan"). In connection with the Retirement Plan "freeze," the Bank resumed its matching of contributions to the 401(k) Plan on July 1, 1996.

Post-retirement and post-employment benefits are recorded on an accrual basis with an annual provision that recognizes the expense over the service life of the employee, determined on an actuarial basis.

Effective January 1998, the Company adopted SFAS No. 132, "Employers Disclosures about Pensions and Other Post Retirement Benefits". SFAS No. 132 revises employers' disclosures about pension and other postretirement benefit plans, but does not change the measurement or recognition of those plans. SFAS No. 132 also standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful. As the requirements of SFAS No. 132 are disclosure related, its implementation did not have any impact on the Company's financial condition or results of operations.

STOCK COMPENSATION PLANS
Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 permits either the recognition of compensation cost for the estimated fair value of employee stock-based compensation arrangements on the date of grant, or the continued application of APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") in accounting for its plans with disclosure in the notes to the financial statements of the pro forma effects on net income and earnings per share, determined as if the fair value-based method had been applied in measuring compensation cost. The Company has adopted the disclosure option. Accordingly, no compensation cost has been recognized for the Company's stock option plans.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
The Company has utilized interest rate caps to manage its interest rate risk. Generally, the net settlements on such transactions used as hedges of non-trading liabilities are accrued as an adjustment to interest expense over the life of the agreements.

EARNINGS PER COMMON SHARE
The Company adopted SFAS No. 128, "Accounting for Earnings Per Share" effective December 15, 1997 and restated all prior-period earnings per share ("EPS") data. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the relevant period. The weighted average number of shares outstanding does not include shares which are unallocated by the ESOP in accordance with American Institute of CPAs ("AICPA") Statement of Position ("SOP") 93-6, "Employers Accounting for ESOPs." Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock that then shares in the earnings of the entity.

COMPREHENSIVE INCOME
The Company adopted SFAS No. 130, "Reporting Comprehensive Income," effective January 1, 1998. The Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. Under SFAS No. 130 the Company is required to: (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position; and (c) reclassify all prior periods presented.

SEGMENT REPORTING
The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Statement establishes standards for the way an enterprise reports information about operating segments in annual financial statements and requires that enterprises report selected information about operating segments in interim financial reports issued to shareholders. Operating segments are components of an enterprise that engage in business activities from which it may earn revenues and incur expenses, whose operating results are regularly reviewed by the enterprise's chief operating decision maker in deciding how to allocate resources and in assessing performance, and for which discrete financial information is available. The Statement requires a reconciliation of total segment revenue and expense items and segment assets to the amounts in the enterprise's financial statements. The Statement also requires a descriptive report on how the operating segments were determined, the products and services provided by the operating segments, and any measurement differences used for segment reporting and financial statement reporting. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. The Company currently does not manage its various business activities as separate operating segments and does not readily produce meaningful discrete financial information for any such business activity. Therefore, under the Company's current operating and reporting structure, SFAS No. 131 disclosures are not applicable.
RECENT ACCOUNTING PRONOUNCEMENTS
In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999 and does not require restatement of prior periods. Management of the Company currently believes the implementation of SFAS No. 133 will not have a material impact on the Company's financial condition or results of operations.

In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise". SFAS No. 134 changes the way mortgage banking firms account for certain securities and other interests they retain after securitizing mortgage loans that were held for sale. Under current practice, a bank that securitizes credit card receivables has a choice in how it classifies any retained securities based on its intent and ability to hold or sell those investments. SFAS No. 134 gives the mortgage banking firms the opportunity to apply the same intent-based accounting that is applied by other companies. SFAS No. 134 is effective for the fiscal quarter beginning after December 15, 1998. Management of the Company anticipates that the implementation of SFAS No. 134 will not have a material impact on the Company's financial condition or results of operations.

2. BUSINESS COMBINATIONS

ACQUISITION OF INTERCOUNTY MORTGAGE, INC.
On May 1, 1998, the Bank completed the purchase of the production franchise of Intercounty Mortgage, Inc. ("IMI") from Resource Bancshares Mortgage Group, Inc. ("RBMG"). The Bank paid approximately $5.6 million for IMI's production franchise and fixed assets. The business operates as a division of the Bank under the name CFS Intercounty Mortgage Company originating and purchasing residential loans for the Bank's portfolio and for sale in the secondary market, primarily through six loan origination offices located in New York, New Jersey, and Pennsylvania. Loan sales in the secondary market are primarily on a servicing-released basis, for which the Company earns servicing released premiums.

The transaction was accounted for under the purchase method. The excess of cost over the fair value of net assets acquired (goodwill) of approximately $5.1 million is being amortized over 5 years. The Company will assess the recoverability of goodwill by determining whether the amortization of the goodwill over its remaining life can be recovered through future operating cash flow of the production franchise. The unamortized balance of goodwill relating to the acquisition of IMI was approximately $4.4 million at December 31, 1998.

ACQUISITION OF CENTURY INSURANCE AGENCY
On November 2, 1998 the Company completed the purchase of 100% of the outstanding common stock of Century Insurance Agency, Inc. ("CIA") for approximately $1.2 million. CIA, which is headquartered in Centereach, New York, provides automobile, homeowners and casualty insurance to individuals and various lines of commercial insurance to businesses. CIA operates as a wholly owned subsidiary of the Company. The transaction was accounted for under the purchase method. Goodwill of approximately $1.6 million is being amortized over 10 years. The Company will assess the recoverability of goodwill by determining whether the amortization of the goodwill over its remaining life can be recovered through future operating cash flow of CIA. The unamortized balance of goodwill relating to the acquisition of CIA was approximately $1.6 million at December 31, 1998.

3.  SECURITIES AVAILABLE FOR SALE
The amortized cost and estimated fair values of securities available for sale at December 31, are summarized as follows:

                                                              Gross       Gross    Estimated
                                                 Amortized  unrealized  unrealized   fair
(In thousands)                                     Cost       gains       losses     value
1998
Debt and equity securities available for sale:
    U.S. Government and agency obligations      $ 78,017        141         (453)   77,705
    Preferred stock                               11,700         30         (140)   11,590
    Corporate debt securities                     19,850        -           (166)   19,684
                                                 109,567        171         (759)  108,979
MBSs available for sale:
    GNMA Certificates                                430          4          -         434
    FNMA Certificates                            177,495      1,530         (258)  178,767
    FHLMC Certificates                            51,590        689         (112)   52,167
    CMOs and REMICs                              548,644      2,218       (1,958)  548,904
                                                 778,159      4,441       (2,328)  780,272
Total                                          $ 887,726      4,612       (3,087)  889,251
1997
Debt and equity securities available for sale:
    U.S. Government and agency obligations     $ 115,466        285       (1,093)  114,658
    Preferred stock                                4,095         38          (10)    4,123
                                                 119,561        323       (1,103)  118,781
MBSs available for sale:
    GNMA Certificates                                943         39         -          982
    FNMA Certificates                             45,860        556         (531)   45,885
    FHLMC Certificates                            62,649      1,074          (85)   63,638
    CMOs and REMICs                              267,754      3,228         (888)  270,094
                                                 377,206      4,897       (1,504)  380,599
Total                                          $ 496,767      5,220       (2,607)  499,380

Gross gains of approximately $1,737,000, $1,044,000 and $1,948,000 for the years ended December 31, 1998, 1997 and 1996, respectively, were realized on sales of securities available for sale. Gross losses amounted to approximately $505,000, $1,064,000 and $1,577,000 for the years ended December 31, 1998, 1997, and 1996 respectively.

The Company's portfolio of MBSs available for sale has an estimated weighted average expected life of approximately 5.5 years at December 31, 1998. At December 31, 1998, $242.6 million of MBSs available for sale were adjustable-rate securities.

The Company's privately-issued CMOs and REMICs have generally been underwritten by large investment banking firms with the timely payment of principal and interest on these securities supported (credit enhanced) in varying degrees by either insurance issued by a financial guarantee insurer, letters of credit or subordination techniques. Substantially all such securities are rated AAA by one or more of the nationally recognized securities rating agencies. These securities are subject to certain credit-related risks normally not associated with U.S. Government and agency mortgage- backed securities. Among such risks is the limited loss protection generally provided by the various forms of credit enhancements as losses in excess of certain levels are not protected. Furthermore, the credit enhancement itself is subject to the credit worthiness of the enhancer. Thus, in the event a credit enhancer does not fulfill its obligations, the MBS holder could be subject to risk of loss similar to the purchaser of a whole loan pool. Management believes that the credit enhancements are adequate to protect the Company from losses, and therefore the Company has not provided an allowance for losses on its privately issued MBSs.

U.S. Government and agency obligations at December 31, 1998 had contractual maturities between April 30, 1999 and June 25, 2024. Accrued interest receivable on securities available for sale amounted to approximately $4,901,000 and $4,286,000 at December 31, 1998 and 1997, respectively.

Corporate debt securities at December 31, 1998 had contractual maturities between March 22, 1999 and July 26, 1999.

On June 30, 1998, the Company transferred the then remaining
$138.2 million of MBSs and $45.4 million of debt securities held to maturity to securities available for sale.

In August 1998, the Company securitized $105.7 million of residential mortgage loans with FNMA. The resulting MBSs were retained and are included in securities available for sale as of December 31, 1998.

4.  DEBT SECURITIES HELD TO MATURITY
The amortized cost, gross unrealized gains and losses and estimated fair values of debt securities held to maturity at December 31, 1997 are summarized as follows:

                                                              Gross       Gross    Estimated
                                                 Amortized  unrealized  unrealized   fair
(In thousands)                                     Cost       gains       losses     value

U.S. Government and agency obligations           $ 21,014        70          (27)    21,057
Corporate debt securities                          45,390        31         (106)    45,315
Total                                            $ 66,404       101         (133)    66,372

Accrued interest receivable on debt securities held to maturity amounted to approximately $667,000 at December 31, 1997.

5.  MORTGAGE-BACKED SECURITIES HELD TO MATURITY
The amortized cost, gross unrealized gains and losses and estimated fair values of MBSs held to maturity at December 31, 1997 are summarized as follows:

                        Gross     Gross    Estimated
                      Amortized unrealized unrealized  Fair
(In thousands)          Cost      gains      losses    value
FNMA Certificates     $  61,492     258        (657)    61,093
FHLMC Certificates       27,472     465        (168)    27,769
CMOs and REMICs          74,093     821        (450)    74,464
Total                 $ 163,057   1,544      (1,275)   163,326

At December 31, 1997, $8.8 million, of the MBSs held to maturity portfolio consists of adjustable-rate securities. Such securities had an estimated fair value of $8.8 million.

Accrued interest receivable on MBSs held to maturity amounted to approximately $1,025,000 at December 31, 1997.

6.  LOANS receivable and loans held for sale

Loans receivable, net at December 31, are summarized as follows:

(In thousands)                                   1998     1997
First mortgage loans:
Principal balances:
One- to four-family                           $ 886,405   802,766
Multi-family                                    215,542   143,559
Commercial                                      163,935   148,745
Construction                                      2,731     2,263
Partially guaranteed by VA or insured by FHA      2,205     2,924
                                              1,270,818 1,100,257
Less net deferred loan origination fees,
    unearned discounts and unamortized premiums     966    (1,363)
Total first mortgage loans                    1,271,784 1,098,894
Cooperative apartment loans, net                  3,970    19,596
Other loans:
Consumer loans                                   17,473    14,413
Home equity loans                                15,173    15,449
Other                                             2,280     2,429
Total other loans                                34,926    32,291
                                              1,310,680 1,150,781
Less allowance for loan losses                  (13,978)  (12,528)
Total                                        $1,296,702 1,138,253

Included in total loans are loans on which interest is not being accrued and loans which have been restructured and for which interest has been reduced or foregone. The principal balances of these loans at December 31 are summarized as follows:

(In thousands)               1998          1997
Non-accrual loans          $ 6,528        10,396
Restructured loans           1,857         2,136
Total                      $ 8,385        12,532

If interest income on non-accrual loans had been current in accordance with the original terms, approximately $425,000, $736,000 and $688,000 of interest income would have been recorded for the years ended December 31, 1998, 1997 and 1996, respectively. Approximately $117,000, $146,000 and $220,000 of interest income was recognized on non-accrual loans for the years ended December 31, 1998, 1997 and 1996, respectively. The Bank has no obligation to fund any additional monies on these loans.

The amount of interest income that would have been recorded if restructured loans had been performing in accordance with their original terms (prior to being restructured) was approximately $396,000, $197,000 and $305,000 for the years ended December 31,
1998, 1997 and 1996, respectively.

In 1998, the Company sold $83.3 million of adjustable-rate mortgage (ARM) loans previously held in portfolio in two separate bulk sale transactions, which settled on December 30, 1998. The Company recognized a net gain of $670,000 as a result of these transactions. The Company sold $68.6 million of the ARM loans servicing released, while $14.7 million of the ARM loans were sold servicing retained. In connection with the latter transaction, the Company recognized a servicing asset of $168,000, which is included in other assets at December 31, 1998. The servicing asset will be amortized in proportion to and over the period of estimated net servicing income. The servicing asset will be periodically assessed for impairment based on its fair value.

In 1998, the Company securitized $105.7 million of residential mortgage loans with FNMA. The Company retained all of the securities in its available for sale portfolio, and is servicing the underlying loans for FNMA. In 1998, the Company also sold $14.0 million of cooperative apartment loans as part of its ongoing efforts to dispose of this portion of its portfolio. The Company recognized a $968,000 gain as a result of this transaction.

Loans held for sale, which consisted of, primarily fixed-rate, one-to four-family loans, were $54.2 million at December 31, 1998. The Bank originates most fixed rate loans for immediate sale, primarily to private investors on a servicing released basis. Generally, the sale of such loans is arranged at the time of application through best effort commitments. During 1998, the Company sold $515.8 million in residential mortgage loans to third party investors on a servicing released basis. The Company recognized $10.3 million in servicing released premiums, fees, and net gains, related to these sales.

The Bank services for investors first mortgage loans which are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of such loans were approximately $269.1 million and $174.9 million at December 31, 1998 and 1997, respectively.

The geographical location of the Bank's loan portfolio is primarily within the New York metropolitan area.

Accrued interest receivable on loans amounted to approximately
$7,207,000 and $6,443,000 at December 31, 1998 and 1997,
respectively.

7.  ALLOWANCE FOR LOAN LOSSES
Impaired loans and related reserves have been identified and calculated in accordance with the provisions of SFAS No. 114. The total allowance for loan losses has been determined in accordance with the provisions of SFAS No. 5, "Accounting for Contingencies." As such, the Company has provided amounts for anticipated losses that exceed the immediately identified losses associated with loans that have been deemed impaired. Provisions have been made and reserves established accordingly, based upon experience and expectations, for losses associated with the general population of loans, specific industry and loan types, including residential and consumer loans which are not subject to the provisions of SFAS No. 114.

The following table summarizes information regarding the Company's impaired loans at December 31:

                                                 1998                            1997
                                                  Related                         Related
                                                  Allowance                       Allowance
                                        Recorded  for Loan     Net      Recorded  for Loan     Net
(In thousands)                         Investment  Losses   Investment Investment  Losses   Investment
Residential loans:
With a related allowance                $   982       51         931        -         -          -
Without a related allowance               3,164      -         3,164      4,232       -        4,232
Total residential loans                   4,146       51       4,095      4,232       -        4,232
Multi-family and non-residential loans:
With a related allowance                  1,128      247         881        970       207        763
Without a related allowance               1,254      -         1,254      5,194      -         5,194
Total multi-family and non-residential
  loans                                   2,382      247       2,135      6,164       207      5,957
Total impaired loans                    $ 6,528      298       6,230     10,396       207     10,189


The Company's average recorded investment in impaired loans for the years ended December 31, 1998 and 1997 was $7.9 million and $10.3 million, respectively. Interest income recognized on impaired loans, which was not materially different from cash-basis interest income, amounted to approximately $117,000, $146,000 and $220,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

Activity in the allowance for loan losses for the years ended
December 31, is as follows:

(In thousands)                   1998    1997    1996
Balance at beginning of year  $ 12,528  10,704   8,573
Charge-offs:
One- to four-family               (435)   (964)   (771)
Cooperative                       (256)   (370)   (524)
Multi-family                      (708)    -       (30)
Non-residential and other         (935)   (352)   (560)
Total charge-offs               (2,334) (1,686) (1,885)
Recoveries                       1,119     760     891
Net charge-offs                 (1,215)   (926)   (994)
Provision for loan losses        2,665   2,750   3,125
Balance at end of year        $ 13,978  12,528  10,704

8.  PREMISES AND EQUIPMENT

Premises and equipment at December 31, are summarized as follows:

(In thousands)                        1998           1997
Land                                $ 1,720            720
Buildings and improvements           18,679          7,234
Leasehold improvements               17,136         19,921
Furniture, fixtures and equipment    13,128          7,554
Accumulated depreciation            (11,454)        (8,367)
Total                               $39,209         27,062

In December 1997, the Company purchased an office building and land in Westbury, New York for its new administrative headquarters. The purchase was consummated under the terms of a lease agreement and Payment-in-lieu-of-Tax ("PILOT") agreement with the Town of Hempstead Industrial Development Agency ("IDA") (see note 16). The Company completed improvements to the building and began using the building as its corporate headquarters in July 1998. The cost of the land and building, including improvements was $12.8 million. The building and improvements are being depreciated on a straight-line basis over thirty-nine years.

In December 1998 the Bank entered into a contract of sale for its former administrative headquarters, located in Woodhaven, New York. The sale is expected to close in the first quarter of 1999. Concurrent with the sale of the property, which consists of land, buildings and building improvements, the Bank will lease back a portion of the building to continue its current use as a traditional retail banking branch office and certain administrative functions. Upon consummation, the transaction will be accounted for as a sale-leaseback, and the lease is expected to be accounted for as an operating lease. At December 31, 1998, the carrying amount of the land, buildings and building improvements was approximately $1.7 million.

In January 1999 the Bank also entered into a contract of sale for another administrative office, consisting of land, buildings, and building improvements, located in Woodhaven, New York. The sale is also expected to close in the first quarter of 1999. At December 31, 1998, the carrying amount of the land, buildings and building improvements was approximately $768,000.

Depreciation and amortization of premises and equipment, included in occupancy and equipment expense, was approximately $3.1 million, $1.6 million, and $878,000 for the years ended December
31, 1998, 1997 and 1996, respectively.

9.  OTHER ASSETS

Other assets at December 31, are summarized as follows:

(In thousands)                               1998     1997
Remittances due from custodians            $10,037        2
Net deferred tax asset (note 12)             5,424    6,201
Excess of cost over the fair value of
  net assets acquired                        6,193      321
Other                                       15,613    8,590
Total                                      $37,267   15,114

10.  DEPOSITS

Deposits at December 31, are summarized as follows:

                                                       Weighted
                                                       average
(Dollars in thousands)              Amount    Percent   rates
1998
Savings accounts                  $ 547,264    31.8%     3.30%
Money market                         58,984     3.4      3.21
NOW                                 130,288     7.6      1.28
Demand                               84,425     4.9       -
                                    820,961    47.7      2.63
Certificates of deposit             901,749    52.3      5.60
Total                            $1,722,710   100.0%     4.18%
1997
Savings accounts                 $  378,745    27.7%     2.58%
Money market                         51,128     3.7      3.44
NOW                                  98,108     7.2      1.40
Demand                               55,448     4.1       -
                                    583,429    42.7      2.21
Certificates of deposit             781,583    57.3      6.05
Total                            $1,365,012   100.0%     4.41%

The aggregate amount of certificates of deposit in denominations of $100,000 or more amounted to approximately $84,509,000 and $64,544,000 at December 31, 1998 and 1997, respectively.

Scheduled maturities of certificates of deposit at December 31, are summarized as follows:
                             1998               1997
(Dollars in thousands)  Amount   Percent   Amount   Percent
Within six months      $553,835   61.4%   $345,302   44.2%
Six months to one year  214,041   23.7     250,405   32.0
One to two years         62,756    7.0     105,903   13.6
Over two years           71,117    7.9      79,973   10.2
Total                  $901,749  100.0%   $781,583  100.0%

The deposits of the Bank are insured up to $100,000 per depositor (as defined by law and regulation) by the Savings Association Insurance Fund ("SAIF") which is administered by the Federal Deposit Insurance Corporation ("FDIC"). Deposits of certain other financial institutions are insured by the Bank Insurance Fund ("BIF"). On September 30, 1996, Congress passed and the President signed legislation that recapitalized the SAIF. The legislation required SAIF-insured institutions to pay a special one-time assessment to recapitalize the SAIF. The Bank's special one-time insurance assessment amounted to $6.8 million. Beginning January 1, 1997, the schedule of SAIF assessment rates became the same as the schedule of BIF assessment rates. The Act also required BIF-insured institutions to pay a portion of the interest due on Financial Corporation ("FICO") bonds beginning January 1, 1997. Beginning January 1, 2000, or the date at which no thrift institution continues to exist, BIF-insured institutions will be required to pay their full pro rata share of FICO payments.

11.  BORROWED FUNDS

Borrowed funds at December 31, are summarized as follows:

(Dollars in thousands)                          1998     1997
Fixed-rate advances from the FHLB of New York:
5.74% to 6.19% due in 1998                    $   -     227,000
4.25% to 5.36% due in 1999                     104,200   20,000
5.17% to 5.74% due in 2000                      62,000     -
5.29% due in 2001                               20,000     -
5.66% due in 2002                               20,000     -
5.62% due in 2003                               20,000     -
5.00% to 5.38% due in 2008                      99,000     -
                                               325,200  247,000
Securities sold under agreements to repurchase:
Fixed rate agreements:
5.72% to 6.250% due in 1998                       -     176,628
5.25% to 5.45% due in 1999                      72,290     -
6.27% due in 2002                               16,400   16,400
                                                88,690  193,028
Holding Company Obligated Mandatorily
    Redeemable Capital Securities of Haven
    Capital Trust I at 10.46% due 02/01/27      24,984   24,984
Debt of Employee Stock Ownership
    Plan (note 14)                               1,472    1,782
Total                                         $440,346  466,794

At December 31, 1998 and 1997, pursuant to a physical pledge collateral agreement, advances from the FHLB of New York were collateralized by MBSs with an estimated fair value of approximately $467,626,000 and $231,131,000, respectively. At December 31, 1998 and 1997, advances from the FHLB of New York were also collateralized by U.S. Government and agency obligations with an estimated fair value of approximately $6,241,000 and $81,446,000, respectively. At December 31, 1998 the Bank has unused lines of credit totalling $106.8 million with the FHLB of New York.

At December 31, 1998, all securities sold under agreements to repurchase were delivered to primary dealers who arranged the transactions. The securities will remain registered in the name of the Bank and will be returned at maturity. During the years ended December 31, 1998 and 1997, securities sold under agreements to repurchase averaged $142,348,000 and $172,310,000, respectively. The maximum amounts outstanding at any month-end were $191,291,000 and $229,280,000, respectively. The average interest rate paid during the years ended December 31, 1998 and 1997 were 5.71% and 5.68%, respectively. MBSs with an estimated fair value of approximately $99,966,000 and $194,227,000 were pledged as collateral at December 31, 1998 and 1997, respectively.

On February 12, 1997, Haven Capital Trust I, a trust formed under the laws of the State of Delaware (the "Trust"), issued $25 million of 10.46% capital securities. The Holding Company is the owner of all the beneficial interests represented by common securities of the Trust. The Trust exists for the sole purpose of issuing the Trust securities (comprised of the capital securities and the common securities) and investing the proceeds thereof in the 10.46% junior subordinated deferrable interest debentures issued by the Holding Company on February 12, 1997, which are scheduled to mature on February 1, 2027. Interest on the capital securities is payable in semiannual installments, commencing on August 2, 1997. The Trust securities are subject to mandatory redemption (i) in whole, but not in part upon repayment in full, at the stated maturity of the junior subordinated debentures at a redemption price equal to the principal amount of, plus accrued interest on, the junior subordinated debentures,
(ii) in whole but not in part, at any time prior to February 1, 2007, contemporaneously with the occurrence and continuation of a special event, defined as a tax event or regulatory capital event, at a special event redemption price equal to the greater of 100% of the principal amount of the junior subordinated debentures or the sum of the present values of the principal amount and premium payable with respect to an optional redemption of the junior subordinated debentures on the initial optional repayment date to and including the initial optional prepayment date, discounted to the prepayment date plus accrued and unpaid interest thereon, and (iii) in whole or in part, on or after February 1, 2007, contemporaneously with the optional prepayment by the Holding Company of the junior subordinated debentures at a redemption price equal to the optional prepayment price. Subject to prior required regulatory approval, the junior subordinated debentures are redeemable during the 12-month periods beginning on or after February 1, 2007, at 105.230% of the principal amounts outstanding, declining ratably each year thereafter to 100%, plus accrued and unpaid interest thereon to the date of redemption. Deferred issuance costs are being amortized over ten years.

12.  FEDERAL, STATE AND LOCAL TAXES FEDERAL INCOME TAXES
The Company and its subsidiaries file a consolidated Federal income tax return on a calendar-year basis. Under Section 593 of the Internal Revenue Code of 1986, as amended ("Code"), prior to January 1, 1997 thrift institutions such as the Bank which met certain definitional tests primarily relating to their assets and the nature of their business, were permitted to establish a tax reserve for bad debts. Such thrift institutions were also permitted to make annual additions to the reserve, to be deducted in arriving at their taxable income within specified limitations. The Bank's deduction was computed using an amount based on the Bank's actual loss experience ("experience method"), or a percentage equal to 8% of the Bank's taxable income ("PTI method"). Similar deductions for additions to the Bank's bad debt reserve were also permitted under the New York State Bank Franchise Tax and the New York City Banking Corporation Tax; however, for purposes of these taxes, the effective allowable percentage under the PTI method was 32% rather than 8%.
Under the Small Business Job Protection Act of 1996 ("1996 Act"), signed into law in August 1996, Section 593 of the Code was amended. The Bank will be unable to make additions to the tax bad debt reserves but will be permitted to deduct bad debts as they occur. Additionally, the 1996 Act required institutions to recapture (that is, include in taxable income) the excess of the balance of its bad debt reserves as of December 31, 1995 over the balance of such reserves as of December 31, 1987 ("base year"). The Bank's federal tax bad debt reserves at December 31, 1995 exceeded its base year reserves by $2.7 million which will be recaptured into taxable income ratably over a six year period. This recapture was frozen for 1996 and 1997, whereas, one-sixth of the excess reserves was recaptured into taxable income for 1998. The base year reserves will be subject to recapture, and the Bank could be required to recognize a tax liability, if (i) the Bank fails to qualify as a "bank" for Federal income tax purposes; (ii) certain distributions are made with respect to the stock of the Bank; (iii) the Bank uses the bad debt reserves for any purpose other than to absorb bad debt losses; and (iv) there is a change in Federal tax law. Management is not aware of the occurrence of any such event.

In response to the Federal legislation, the New York State and New York City tax law has been amended to prevent the recapture of existing tax bad debt reserves and to allow for the continued use of the PTI method to determine the bad debt deduction in computing New York State and City tax liability.

The components of the net deferred tax assets at December 31, are as follows:

(In thousands)                              1998      1997
Deferred tax assets:
Difference between financial statement
   credit oss provision and tax
   bad-debt deduction                   $  5,952     5,872
Non-accrual interest and non-performing
   loan expense                              762     1,268
Other                                      2,128     1,211
Total deferred tax assets                  8,842     8,351
Deferred tax liabilities:
Recapture of Tax Bad Debt Reserve           (781)     (937)
Securities marked to market for
  financial statement purposes              (580)     (942)
Basis difference of fixed assets            (131)     (145)
Other                                     (1,926)     (126)
Total deferred tax liabilities            (3,418)   (2,150)
Net deferred tax assets                  $ 5,424     6,201


Income tax expense for the years ended December 31, are
summarized as follows:
(In thousands)                1998    1997    1996
Current:
Federal                    $ 1,486   6,433   3,391
State and local                301   1,245   2,813
                             1,787   7,678   6,204
Deferred:
Federal                        741    (760)    906
State and local                398    (780)   (676)
                             1,139  (1,540)    230
Total income tax expense   $ 2,926   6,138   6,434

The following is a reconciliation of statutory Federal income tax expense to the combined effective tax expense for the years ended
December 31:

(In thousands)                          1998    1997    1996
Statutory Federal income tax expense  $ 3,877   6,027   5,392
State and local income taxes, net of
   Federal income tax benefit             455     301   1,410
Change in deferred tax asset
   valuation allowance                    -       -      (800)
Reversal of prior years taxes            (785)    -       -
Other, net                               (621)   (190)    432
Total income tax expense              $ 2,926   6,138   6,434

The Company had an $800,000 valuation allowance for its deferred tax asset as of December 31, 1995, related to potential New York State and New York City deferred tax assets. Upon review of the Company's deferred tax assets as of December 31, 1996, the Company determined that the valuation allowance was no longer required. The Company will continue to review the recognition criteria as set forth in SFAS No. 109, "Accounting for Income Taxes" on a quarterly basis and determine the need for a valuation allowance accordingly.

STATE AND LOCAL TAXES
The Company and subsidiaries file combined New York State franchise tax and New York City financial corporation tax returns on a calendar-year basis. The Company's annual tax liability for each year is the greater of a tax on (i) allocated entire net income; (ii) located alternative entire net income; (iii) allocated assets to New York State and/or New York City; or (iv) a minimum tax. Operating losses cannot be carried back or carried forward for New York State or New York City tax purposes.


The Company expects to determine its 1998 New York State and New York City tax liability based on alternative entire net income. The Company has provided for New York State and New York City taxes based on entire net income for the years ended December 31, 1997 and 1996. The Company will also file a New Jersey and Connecticut tax return for 1998 due to the opening of in-store supermarket branches.

13.  EMPLOYEE BENEFIT PLANS AND POST-RETIREMENT BENEFITS
RETIREMENT PLAN
The Company has a qualified, non-contributory defined benefit pension plan covering substantially all of its eligible employees. The Company's policy is to fund pension costs in accordance with the minimum funding requirements of the Employee Retirement Income Security Act of 1974, and to provide the plan with sufficient assets with which to pay pension benefits to plan participants. Based on an evaluation of the Retirement Plan in 1996, the Bank concluded that future benefit accruals under the Retirement Plan would cease or "freeze" effective July 1, 1996. The Bank recognized a curtailment gain of approximately $266,000 as of July 1, 1996. The Bank made a cash contribution of $352,000 to the plan in 1997. There were no contributions to the Plan in 1998.
The following are disclosures related to the Plan as determined by the Plan's actuary in accordance with SFAS No. 87 and SFAS No. 132.

The following is a reconciliation of the projected benefit obligation for the years ended December 31, 1998 and 1997, respectively:

(In thousands)                      1998       1997
Projected benefit obligation,
   beginning of year              $ 8,519      7,649
Interest cost                         569        557
Actuarial loss                        202        761
Benefits paid                        (532)      (448)
Projected benefit obligation,
   end of year                    $ 8,758      8,519

The following is a reconciliation of the change in fair value of plan assets for the years ended December 31, 1998 and 1997, respectively:

(In thousands)                      1998       1997
Fair value of plan assets,
   beginning of year              $ 8,819      8,169
Actual return on plan assets        1,228        747
Contributions                         -          351
Benefits paid                        (532)      (448)
Fair value of plan assets, end
   of year                        $ 9,515      8,819

The following is a reconciliation of the funded status of the plan as of December 31, 1998 and 1997, respectively:

(In thousands)                        1998     1997
Pension benefit obligation
  Accumulated benefit obligation     $ 8,758    8,519
  Additional benefits based on
    estimated future salary levels       -        -
  Projected benefit obligation         8,758    8,519
Fair value of plan assets              9,515    8,819
Funded status                            757      300
Unrecognized net gain                  (261)      (4)
Prepaid pension cost                 $   496      296

The following is a reconciliation of net periodic pension
(benefit) cost for the years ended December 31, 1998, 1997 and 1996:

(In thousands)                          1998     1997     1996
Service cost                          $   -        -       211
Interest cost                            569      557      597
Expected return on plan assets          (768)    (746)    (714)
Net amortization and deferral             -        -         2
Net periodic pension (benefit) cost   $ (199)    (189)      96

Actuarial assumptions used to account for the plan include the following:
                                        1998     1997      1996
Discount rate                           6.75%    6.75%     7.00%
Expected long-term rate of return       9.00%    9.00%     9.00%
Rate of increase in compensation levels  NA       NA       5.00%

THRIFT INCENTIVE SAVINGS PLAN
The Bank maintains a 401(k) thrift incentive savings plan which provides for employee contributions on a pre-tax basis up to a maximum of 16% of total compensation, with matching contributions to be made by the Bank equal to 25% of employee contributions, not to exceed employee contributions greater than 6% of total compensation. The Bank matched employee contributions which totaled $234,000 and $199,000 for the years ended December 31, 1998 and 1997, and $120,000 for the period July 1, 1996
(resumption of employer match) to December 31,1996.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
In 1996, the Bank implemented a non-qualified supplemental executive retirement plan ("SERP") for the President and Chief Executive Officer. This plan provides supplemental benefits for the President and Chief Executive Officer equal to the benefits he would have received under the Bank's Retirement Plan, 401(k) Plan and ESOP, had the federal income tax law limitations on the accrual of benefits under these plans not been applicable. The SERP is an unfunded plan. During 1998, 1997 and 1996, the Bank accrued $180,000, $50,000 and $132,000, respectively, for the SERP. At January 1, 1998 and 1997, the accumulated benefit obligation was $332,000 and $245,000, respectively. At January 1, 1998 and 1997, the projected benefit obligation of the plan was $1,320,000 and $1,233,000, respectively.
The Bank also maintains a non-qualified defined benefit SERP for the former Chairman of the Board. The SERP is an unfunded plan. The SERP provides for an annual retirement benefit of $120,000 for 10 years after retirement which occurred in 1995. The SERP also provides for a lump sum benefit of $1.2 million payable to the estate of the former Chairman of the Board in the event of his death prior to retirement, or in the event of a hostile change in control after retirement but prior to the payment of the entire benefit; any unpaid benefit shall be paid in a lump sum. The Company had accrued the entire $1.2 million liability under the unfunded plan through December 31, 1995.

POST-RETIREMENT LIFE INSURANCE BENEFITS
The Company provides life insurance coverage to retirees under an unfunded plan. Life insurance coverage in the first year of retirement is equal to three times annual pay at retirement, reduced by 10% (the "reduction amount"). For the next four consecutive years, life insurance coverage will be reduced each year by the reduction amount. The maximum benefit will be $50,000 on the earlier of: a) the fifth anniversary of retirement; or b) attaining age 70.

The following are disclosures related to the Company's post-retirement plan as provided by the Plan's actuary in accordance with SFAS No.s 106 and 132.

The following is a reconciliation of the accumulated post-retirement benefit obligation ("APBO") for the years ended
December 31, 1998 and 1997:

(In thousands)                   1998         1997
APBO, beginning of year       $  1,268          852
Service cost                        63           55
Interest cost                       85           77
Actuarial loss                      38          293
Benefits paid                       (9)          (9)
APBO, end of year           $    1,445        1,268

The following is a reconciliation of the funded status of the plan as of December 31, 1998 and 1997, respectively:

(In thousands)                             1998       1997
APBO - Retirees and dependents           $  632        598
APBO - Actives fully eligible to retire     278        251
APBO - Actives not yet fully eligible
  to retire                                 535        419
Projected benefit obligation              1,445      1,268
Fair value of plan assets                   -          -
Funded status                             (1,445)    (1,268)
Unrecognized transition liability            278        303
Unrecognized net loss                        563        555
Unrecognized prior service cost              (78)       (88)
Accrued post-retirement benefit liability $ (682)      (498)

The following is a reconciliation of net periodic post-retirement benefit cost for the years ended December 31, 1998, 1997 and 1996:
(In thousands)                             1998   1997   1996
Service cost                              $  63     55     29
Interest cost                                85     77     59
Amortization of transition obligation        25     25     25
Amortization of unrecognized gain or loss    31     28      9
Amortization of unrecognized prior service
  liability                                 (10)    (4)    -
Net periodic post-retirement cost         $ 194    181    122

Actuarial assumptions used to account for the plan include the following:

                                     1998       1997       1996
Discount rate                        6.50%      6.75%      7.50%
Rate of increase in compensation
  levels                             4.50%      4.50%      5.00%

14.  STOCK PLANS

EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)
The Bank established for eligible employees an Employee Stock Ownership Plan ("ESOP") in connection with the Conversion. The ESOP borrowed $3.5 million from an unrelated third party lender and purchased 694,312 common shares issued in the Conversion. The Bank is expected to make scheduled cash contributions to the ESOP sufficient to service the amount borrowed over a period not to exceed 10 years. The unpaid balance of the ESOP loan is included in borrowed funds and the unamortized balance of unearned compensation is shown as unallocated common stock held by the ESOP reflected as a reduction of stockholders' equity. As of December 31, 1998, total contributions to the ESOP which were used to fund principal and interest payments on the ESOP debt totaled approximately $2,967,000. At December 31, 1998, the loan had an outstanding balance of $1,472,000 and an interest rate of 7.06%. The loan, as amended on December 29, 1995, is payable in thirty-two equal quarterly installments beginning December 1995 and ending September 2003. The loan bears interest at a floating rate based on the federal funds rate plus 250 basis points. Dividends declared on common stock held by the ESOP which have been allocated to the account of a participant are allocated to the account of such participant. Dividends declared on common stock held by the ESOP and not allocated to the account of a participant are used to repay the ESOP loan. The Company recorded $922,000, $1,184,000 and $983,000 of ESOP expense for the years ended December 31, 1998, 1997 and 1996, respectively. For the years ended December 31, 1998, 1997 and 1996, ESOP expense was based on the fair market value of the shares allocated in accordance with the AICPA SOP 93-6. At December 31, 1998, there were 305,810 shares remaining for future allocation, of which 61,445 shares will be allocated for the 1998 year in the first quarter of 1999.

RECOGNITION AND RETENTION PLANS
The Bank has established several Recognition and Retention Plans ("RRPs") which purchased in the aggregate 297,562 shares of common stock in the Conversion. The Bank contributed $1.5 million to fund the purchase of the RRP shares. In 1995, the RRP for officers and other key employees was amended to increase the number of shares of common stock which may be granted by 19,836 shares and such shares were contributed to the RRP from treasury stock. During 1996, the remaining previously unallocated shares totaling 17,202 were awarded to directors and officers. In 1997, the RRP for directors was amended to increase the number of shares of common stock which may be granted by 9,916 shares and such shares were contributed to the RRP from treasury stock. The fair market value of these shares at the dates of the awards will be amortized as compensation expense as participants become vested. Participants generally become vested over a three or five year period beginning on the date of the award. The unamortized cost, which is comparable to deferred compensation, is reflected as a reduction of stockholders' equity. For the years ended December 31, 1998, 1997 and 1996, respectively, $200,000, $168,000 and $409,000 of expense has been recognized.

STOCK OPTION AND INCENTIVE PLANS
In 1993, the Holding Company adopted stock option plans for the benefit of directors (the "1993 Directors Plan") and for officers and other key employees (the "1993 Stock Plan") of the Bank. The number of shares of common stock reserved for issuance under the stock option plans was equal to 10% of the total number of shares of common stock issued pursuant to the Bank's Conversion to the stock form of ownership. In 1995, the 1993 Stock Plan was amended to increase the number of shares for which stock options may be granted by 69,430 shares. All options awarded to employees vest over a three year period beginning one year from the date of grant. The option exercise price cannot be less than the fair market value of the underlying common stock as of the date of the option grant, and the maximum option term cannot exceed ten years. The stock options awarded to directors become exercisable one year from the date of grant. In 1996, the remaining 11,770 options were granted from the 1993 Stock Plan and the remaining 37,204 options were granted from the 1993 Directors Plan. In 1997, the 1993 Directors Plan was amended to increase the number of shares for which stock options may be granted by 29,754 shares. None of these shares have been granted as of December 31, 1998.

In 1996, the Holding Company adopted the 1996 Stock Incentive Plan which provided 420,000 shares for the grant of options and restricted stock awards. On April 24, 1996, an aggregate of 3,952 shares of restricted stock were granted to directors which vested six months from the date of grant and an aggregate of 55,978 shares were granted to officers and employees on May 23, 1996, which vest over a three year period beginning one year from the date of grant. In addition, an aggregate of 232 shares were granted to two new directors on October 1, 1996 which vested on December 31, 1996. In 1997, an aggregate of 3,648 shares of restricted stock were granted to directors which vested six months from the date of grant and an aggregate of 5,340 shares were granted to officers and employees which vest over a three year period beginning one year from the date of grant. In 1998, an aggregate of 14,384 shares were granted to officers and employees which vest over a three-year period beginning one year from the date of grant. Such shares were recorded as unearned compensation at their fair market value on the date of the award (which is reflected as a reduction of stockholders' equity), to be amortized to expense over the vesting period. During 1998, 1997 and 1996, an aggregate of 134,200, 34,100 and 321,600 options, respectively, were granted to directors and officers under the 1996 Stock Incentive Plan, which vest over a three year period beginning one year from the date of grant. In 1997, effective upon shareholder approval, the 1996 Stock Incentive Plan was amended to increase the number of shares for which options and restricted stock awards may be granted by 41,998 shares.

The following table summarizes certain information regarding the stock option plans:

                                                     Number of shares of
                                                       Non-      Non-     Weighted
                                           Incentive Statutory Qualified  Average
                                             Stock     Stock   Options to Exercise
                                            Options   Options  Directors   Price
Balance outstanding at December 31, 1995    252,236   448,332   260,358    5.42
Granted                                     182,470    38,900   149,204   12.92
Forfeited                                      -         -         -        -
Exercised                                   (18,812)     -         -       5.00
Balance outstanding at December 31, 1996    415,894   487,232   409,562    7.54
Granted                                      14,100      -       20,000   17.09
Forfeited                                      -         -      (12,000)  12.14
Exercised                                   (16,594)     -      (98,388)   6.61
Balance outstanding at December 31, 1997    413,400   487,232   319,174    7.90
Granted                                     134,200      -         -      22.91
Forfeited                                      -         -         -        -
Exercised                                   (23,414)     -      (37,194)   8.01
Balance outstanding at December 31, 1998    524,186   487,232   281,980    9.44
Shares exercisable at December 31, 1998     327,672   487,232   217,943    7.12

The fair value of each share grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998, 1997 and 1996, respectively: dividend yield of 2.14% in 1998, 1.45% in 1997 and 1.93% in 1996; expected volatility rates of 28.05% to 39.24% in 1998, 26.95% in 1997 and 16.85% in 1996;
risk-free interest rates of 4.59% in 1998, 5.68% to 5.81% in 1997 and 6.38% in 1996; and expected lives of 3 years for the 1993 Stock Plan, 8 years for the 1993 Directors Plan, 3 years for grants to officers and employees under the 1996 Stock Incentive Plan and 8 years for grants to directors under that plan.

Had compensation cost for the Company's three stock-based compensation plans been determined consistent with SFAS No. 123, the Company's net income and net income per common share would have been reduced to the pro forma amounts indicated below for the years ended December 31:

(In thousands, except per share data)   1998     1997     1996
Net income:  As reported              $ 8,150   11,083    9,425
             Pro forma                  7,560   10,557    9,135
Net income per common share:
Basic   As reported                   $  0.95     1.32     1.13
        Pro forma                        0.88     1.25     1.10
Diluted As reported                   $  0.89     1.24     1.08
        Pro forma                        0.83     1.18     1.05

15.  EARNINGS PER SHARE

The computation of basic and diluted EPS for the years ended
December 31, are presented in the following table.

<CAPTION
(Dollars in thousands, except
 share data)                            1998      1997      1996
Numerator for basic and diluted
  earnings per share-net income     $   8,150 $  11,083 $   9,425
Denominator for basic earnings per
  share-weighted average shares     8,596,884 8,420,321 8,310,178
Effect of dilutive options            561,919   493,437   378,502
Denominator for diluted earnings
  per share " weighted-average
  number of common shares and
  dilutive potential common shares  9,158,803 8,913,758 8,688,680
Basic earnings per share                $0.95     $1.32     $1.13
Diluted earnings per share              $0.89     $1.24     $1.08

16.  COMMITMENTS and CONTINGENCIES

LEASE COMMITMENTS
At December 31, 1998, the Company was obligated under several noncancelable operating leases on property used for office space and banking purposes. Several of the leases contain escalation clauses which provide for increased rentals, primarily based upon increases in real estate taxes. Rent expense under these leases was approximately $4,168,000 , $1,742,000 and $404,000 for the years ended December 31, 1998, 1997 and 1996, respectively. The projected minimum rental payments under the terms of the noncancelable leases at December 31, 1998 are as follows:

Years ending December 31,
 (In thousands)
1999                $ 5,018
2000                  4,982
2001                  4,308
2002                  4,163
2003                  2,404
Thereafter            1,062
                    $21,937

In September 1996, the Bank entered into an agreement to open approximately 44 full-service bank branches in Pathmark supermarkets throughout New York City, Long Island, Westchester and Rockland counties by mid-1998. In September 1997, the Bank announced that it had entered into licensing agreements with ShopRite Stores under which it will have the right to open in-store branches in all new or renovated ShopRite supermarkets in New Jersey and Connecticut. Fifty-seven supermarket branches have opened through December 31, 1998, and the leases related thereto are reflected in the table above.

Under the IDA and PILOT agreements discussed in note 8, the Bank assigned the building and land at its Westbury headquarters to the IDA, is subleasing it for $1 per year for a 10 year period and will repurchase the building for $1 upon expiration of the lease term in exchange for IDA financial assistance.

LOAN COMMITMENTS
The Company had outstanding commitments totaling $164.6 million to originate loans at December 31, 1998, of which $61.3 million were fixed-rate loans and $103.3 million were variable rate loans. For fixed-rate loan commitments at December 31, 1998, the interest rates on mortgage loans ranged from 6.13 % to 10.25 %. The standard commitment term for these loans is 45 days. For other consumer fixed-rate loan commitments, interest rates ranged from 7.00% to 9.75% with the standard term of the commitment of 30 days. Loan commitments are made at current rates and no material difference exists between book and market values of such commitments.

For commitments to originate loans, the Company's maximum exposure to credit risk is represented by the contractual amount of those instruments. Those commitments represent ultimate exposure to credit risk only to the extent that they are subsequently drawn upon by customers. The Company uses the same credit policies and underwriting standards in making loan commitments as it does for on-balance-sheet instruments. For loan commitments, the Company would generally be exposed to interest rate risk from the time a commitment is issued with a defined contractual interest rate.

The Company delivers, primarily fixed-rate, one- to four-family mortgage loans to investors in the secondary market under "best efforts" commitments. Loans to be sold are generally committed at the time the borrower's mortgage interest rate is "locked-in". At December 31, 1998, the Company had $45.3 million of "locked-in" fixed rate one- to four-family mortgage loans. The best efforts commitment term is generally 70 days from the "lock-in" date.

In connection with the securitization and sale of $48.6 million of cooperative apartment loans in 1994, a letter of credit totaling $6.8 million was established with the FHLB. The letter of credit provides a level of protection of approximately 14% to the buyer against losses on the cooperative apartment loans sold behind a pool insurance policy the Bank purchased which provides a level of protection of approximately 20%. The letter of credit totalled $6.8 million at December 31, 1998.

INTEREST RATE CAPS
During the year ended December 31, 1995, the Company, in order to hedge a portion of the borrowings to fund a $75 million leverage transaction, purchased an interest rate cap on a $25.0 million notional principal amount on which it received a payment, based on the notional principal amount, equal to the three month LIBOR rate in excess of 8% on any reset date for a three year period, which ended on September 30,1998. The premium paid for the cap, $133,000, was carried in other assets and was fully amortized to interest expense over the term of the contract. At December 31, 1997 and 1996, the three month LIBOR was 5.81% and 5.56%, respectively. Interest expense on borrowed funds was increased by approximately $34,000, $44,000 and $44,000 during the years ended December 31, 1998, 1997 and 1996, respectively, as a result of this agreement.

LITIGATION AND LOSS CONTINGENCY
In February, 1983, a burglary of the contents of safe deposit boxes occurred at a branch office of the Bank. At December 31, 1998, the Bank has a class action lawsuit related thereto pending, whereby the plaintiffs are seeking recovery of approximately $12,900,000 in actual damages and an additional $12,900,000 of unspecified damages. The Bank's ultimate liability, if any, which might arise from the disposition of these claims cannot presently be determined. Management believes it has meritorious defenses against these actions and has and will continue to defend its position. Accordingly, no provision for any liability that may result upon adjudication has been recognized in the accompanying consolidated financial statements.


The Company is involved in various legal actions arising in the ordinary course of business, which in the aggregate, are believed by management to be immaterial to the financial position of the Company.

17.  STOCKHOLDERS' EQUITY
At the time of its conversion to a stock savings bank, the Bank established a liquidation account in an amount equal to its total retained earnings as of June 30, 1993. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank, after the conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The balance of the liquidation account was approximately $15.0 million at December 31, 1998.

Subsequent to the conversion, the Bank may not declare or pay cash dividends on or repurchase any of its shares of common stock, if the effect would cause stockholders' equity to be reduced below the amount required for the liquidation account, applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements. Office of Thrift Supervision ("OTS") regulations provide that an institution that exceeds all fully phased-in capital requirements, before and after a proposed capital distribution could, after prior notice but without prior approval of the OTS, make capital distributions during the calendar year up to 100% of net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased- in capital requirements) at the beginning of the calendar year period. Any additional capital distributions would require prior regulatory approval. Unlike the Bank, the Company is not subject to these regulatory restrictions on the payment of dividends to its stockholders. However, the source of future dividends may depend upon dividends from the Bank.

STOCK SPLIT
The Company declared a 2-for-1 common stock split which was distributed on November 28, 1997 in the form of a stock dividend to holders of record as of October 23, 1997.

REGULATORY CAPITAL
As required by regulation of the OTS, savings institutions are required to maintain regulatory capital in the form of a "tangible capital requirement," a "core capital requirement," and a "risk- based capital requirement."

The Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

As of December 31, 1998, the Bank has been categorized as "well capitalized" by the OTS under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category. The following table sets forth the required ratios and amounts, and the Bank's actual capital amounts, and ratios at December 31:

                                                              To Be Well Capitalized
                                               For Capital    Under Prompt Corrective
                               Actual       Adequacy Purposes    Action Provisions
(Dollars in thousands)     Amount  Ratio(3)   Amount  Ratio        Amount  Ratio
1998
Tangible Capital         $130,597   5.43%   $ 48,087   2.00%         N/A      N/A
Core Capital (1)          130,597   5.43      96,173   4.00       $120,216   5.00%
Risk-based Capital (2)    144,104  11.96      96,404   8.00        120,505  10.00
1997
Tangible Capital         $125,573   6.42%   $ 29,333   1.50%         N/A      N/A
Core Capital (1)          125,573   6.42      58,667   3.00       $ 97,778   5.00%
Risk-based Capital (2)    136,860  14.04      77,964   8.00         97,455  10.00

(1) Under the OTS's prompt corrective action regulations, the core capital requirement was effectively increased to 4.00% since OTS regulations stipulate that as of that date an institution with less than 4.00% core capital will be deemed to be classified as "undercapitalized."
(2) The OTS adopted a final regulation which incorporates an interest rate risk component into its existing risk-based capital standard. The regulation requires certain institutions with more than a "normal level" of interest rate risk to maintain capital in addition to the 8.0% risk-based capital requirement. The Bank does not anticipate that its risk-based capital requirement will be materially affected as a result of the new regulation.
(3) For tangible and core capital, the ratio is to adjusted total assets. For risk-based capital, the ratio is to total risk-weighted assets.

STOCKHOLDER RIGHTS PLAN
On January 26, 1996, the Board of Directors of the Holding Company adopted a Stockholder Rights Plan (the "Rights Plan"). Under the Rights Plan, which expires in February, 2006, the Board declared a dividend of one right on each outstanding share of the Holding Company's common stock, which was paid on February 5, 1996 to stockholders of record on that date (the "Rights"). Until it is announced that a person or group has acquired 10% or more of the outstanding common stock of the Holding Company (an "Acquiring Person") or has commenced a tender offer that could result in their owning 10% or more of such common stock, the Rights are initially redeemable for $.01 each, are evidenced solely by the Holding Company's common stock certificates, automatically trade with the Holding Company's common stock and are not exercisable. Following any such announcement, separate Rights would be distributed, with each Right entitling its owner to purchase participating preferred stock of the Holding Company having economic and voting terms similar to those of one share of the Holding Company's common stock for an exercise price of $45.

Upon announcement that any person or group has become an Acquiring Person and unless the Board acts to redeem the Rights, then twenty business days thereafter (the "Flip-in Date"), each Right (other than Rights beneficially owned by any Acquiring Person or transferee thereof, which become void) will entitle the holder to purchase, for the $45 exercise price, a number of shares of the Holding Company's common stock having a market value of $90. In addition, if after an Acquiring Person gains control of the Board, the Holding Company is involved in a merger or sells more than 50% of its assets or assets generating more than 50% of its operating income or cash flow, or has entered into an agreement to do any of the foregoing (or an Acquiring Person is to receive different treatment than all other stockholders), each Right will entitle its holder to purchase, for the $45 exercise price, a number of shares of common stock of the Acquiring Person having a market value of $90. If any person or group acquires more than 50% of the outstanding common stock of the Holding Company, the Board may, at its option, exchange one share of such common stock for each Right. The Rights may also be redeemed by the Board for $0.01 per Right prior to the Flip-in Date.

18.  FAIR VALUE OF FINANCIAL INSTRUMENTS
SFAS No. 107, "Disclosures About Fair Value of Financial Instruments" requires the Company to disclose estimated fair values for substantially all of its financial instruments. The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are determined for on and off-balance sheet financial instruments, without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.

The following table summarizes the carrying values and estimated fair values of the Company's on-balance-sheet financial instruments at December 31:


                                                       1998                  1997
                                                          Estimated             Estimated
                                                Carrying    Fair      Carrying    Fair
(In thousands)                                   Value      Value      Value      Value
Financial Assets:
Cash and cash equivalents                      $ 44,808     44,808      40,306     40,306
Securities available for sale                    889,251   889,251     499,380    499,380
Loans held for sale                               54,188    54,188        -          -
Debt securities held to maturity                    -         -         66,404     66,372
FHLB-NY stock                                     21,990    21,990      12,885     12,885
Mortgage-backed securities held to maturity         -         -        163,057    163,326
Loans receivable, net                          1,296,702 1,313,057   1,138,253  1,152,100
Accrued interest receivable                       12,108    12,108      12,429     12,429
Financial Liabilities:
Deposits                                       1,722,710 1,727,676   1,365,012  1,368,782
Borrowed funds                                   440,346   446,813     466,794    467,565
Due to broker                                     97,458    97,458      10,000     10,000
Accrued interest payable                           1,670     1,670       1,645      1,645

The methods and significant assumptions used to estimate fair values for different categories of financial instruments are as follows:

Cash and cash equivalents - The estimated fair values of cash and cash equivalents are assumed to equal the carrying values as these financial instruments are either due on demand or mature within 90 days.

Securities available for sale, Debt Securities and Mortgage-Backed Securities Held to Maturity - Estimated fair value for substantially all of the Company's bonds, notes and equity securities, both available for sale and held to maturity are based on market quotes as provided by an independent pricing service. For MBSs, the Company obtains bids from broker dealers to estimate fair value. For those occasional securities for which a market price cannot be obtained, market prices of comparable securities are used.

Loans held for sale - The estimated fair value is based on current prices established in the secondary market.

FHLB-NY stock - The estimated fair value of the Company's investment in FHLB-NY stock is deemed to be equal to its carrying value which represents the price at which it may be redeemed.

Residential loans - Residential loans include one-to four-family mortgages and individual cooperative apartment loans. Estimated fair value is based on discounted cash flow analysis. The residential loan portfolio is segmented by loan type (fixed conventional, adjustable products, etc.) with weighted average coupon rate, remaining term, and other pertinent information for each segment. A discount rate is determined based on the U.S. Treasury yield curve plus a pricing spread. The discount rate for fixed rate products is based on the FNMA yield curve plus a pricing spread. Expected principal prepayments, consistent with empirical evidence and management's future expectations, are used to modify the future cash flows. For potential problem loans, the present value result is separately adjusted downward consistent with management's assumptions in evaluating the adequacy of the allowance for loan losses.

Commercial real estate and other loans - Estimated fair value is based on discounted cash flow analysis which take into account the contractual coupon rate and maturity date of each loan. A discount rate is determined based on the U.S. Treasury yield curve, the prime rate or LIBOR plus a pricing spread, depending on the index to which the product is tied. For potential problem loans, the present value result is separately adjusted downward consistent with management's assumptions regarding the value of any collateral underlying the loans.

Deposits - Certificates of deposit are valued by performing a discounted cash flow analysis of the remaining contractual maturities of outstanding certificates. The discount rates used are wholesale secondary market rates as of the valuation date. For all other deposits, fair value is deemed to be equivalent to the amount payable on demand as of the valuation date.
Borrowed funds - Borrowings are fair valued based on rates available to the Company in either public or private markets for debt with similar terms and remaining maturities.
Accrued interest receivable, accrued interest payable, and due to broker - The fair values are estimated to equal the carrying values of short-term receivables and payables, including accrued interest, mortgage escrow funds and due to broker.

Off-balance sheet financial Instruments - The fair value of the interest rate cap was obtained from dealer quotes and represents the cost of terminating the agreement. The estimated fair value of open off-balance sheet financial instruments results in an unrealized loss of $31,000 at December 31, 1997.

The estimated fair value of commitments to extend credit is estimated using the fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. Generally, for fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed interest rates. The estimated fair value of these off-balance sheet financial instruments resulted in no unrealized gain or loss at December 31, 1998 and 1997.

19.  PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS

The condensed financial statements of the Holding Company (parent company only) are as follows:

Parent Company Condensed Statements of Financial Condition

<CAPTION
                                                     December 31,
(In thousands)                                       1998     1997
Assets:
Cash                                              $     10      656
Money market investments                             1,720    4,561
Securities available for sale                        2,569    4,123
Accrued interest receivable                             71       42
Accrued income taxes receivable                      3,755    3,781
Investment in net assets of Bank                   137,217  128,522
Investment in net assets of other subsidiaries       2,073      790
Total assets                                       147,415  142,475
Liabilities:
Junior subordinated debt issued to Haven
    Capital Trust I                                 25,774   25,774
Other liabilities, net                               1,774    3,836
Total liabilities                                   27,548   29,610
Stockholders' equity:
Common stock                                           100      100
Additional paid-in capital                          51,383   50,065
Retained earnings, substantially restricted         79,085   73,567
Accumulated other comprehensive income:
    Unrealized gain on securities available
        for sale, net of tax effect                    945    1,671
Treasury stock, at cost                             (9,800) (10,246)
Unallocated common stock held by ESOP               (1,222)  (1,529)
Unearned common stock held by RRPs                    (263)    (364)
Unearned compensation                                 (361)    (399)
Total stockholders' equity                         119,867  112,865
Total liabilities and stockholders' equity        $147,415  142,475

Parent Company Only Condensed Statements of Operations

                                         Years Ended December 31,
(In thousands)                               1998   1997   1996
Dividend from Bank                        $2,500     -    2,000
Dividend from Trust                           81      72   -
Interest income                              345     514    178
Interest expense                          (2,697) (2,389)  -
Other operating expenses, net             (1,148)   (935)  (961)
(Loss) income before income tax
    benefit and equity in undistributed
    net income of Bank                      (919) (2,738) 1,217
Income tax benefit                        (1,403) (1,277)  (360)
Net income (loss) before equity in
    undistributed net income of Bank         484  (1,461) 1,577
Equity in undistributed net income of Bank 7,666  12,544  7,848
Net income                                $8,150  11,083  9,425

Parent Company Only Condensed Statements of Cash Flows

                                                       Years Ended December 31,
(In thousands)                                          1998     1997     1996
Operating activities:
Net income                                            $ 8,150   11,083    9,425
Adjustments to reconcile net income to net cash
  (used in) provided by operating activities:
Equity in undistributed net income of the Bank         (7,666) (12,544)  (7,848)
Gain on sale of interest earning assets                  (109)    -        -
(Increase) decrease in accrued interest receivable        (29)     (40)      23
Decrease (increase) in accrued income tax receivable       26   (3,422)    (175)
(Decrease) increase in other liabilities               (1,878)   3,189      219
Net cash (used in) provided by operating activities    (1,506)  (1,734)   1,644
Investing activities:
Purchases of securities available for sale             (2,135)  (4,095)    -
Proceeds from sales of securities available for sale    3,704     -        -
Additional investment in the Bank                        -     (14,007)    -
Investment in net assets of other subsidiaries        (1,283)     -        -
Net cash provided by (used) in investing activities      286   (18,102)    -
Financing activities:
Proceeds from issuance of debt                          -       24,984     -
Purchase of treasury stock                              -         -      (5,516)
Payment of common stock dividends                     (2,627)   (2,598)  (2,475)
Exercise of stock options                                360       760       95
Net cash (used in) provided by financing activities   (2,267)   23,146   (7,896)
Net (decrease) increase in cash                       (3,487)    3,310   (6,252)
Cash at beginning of year                              5,217     1,907    8,159
Cash at end of year                                  $ 1,730     5,217    1,907












20.  QUARTERLY FINANCIAL DATA (Unaudited)

The following table is a summary of financial data by quarter for the years ended December 31, 1998 and 1997:

                                               1998                                        1997
(Dollars in thousands,         1st        2nd        3rd        4th        1st        2nd        3rd        4th
  except for share data)     Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter
Interest income             $  34,963     36,732     39,979     40,011     28,797     31,616     32,575     33,318
Interest expense               21,469     22,582     25,041     24,684     16,372     18,234     19,345     20,449
                              -------    -------    -------    -------    -------    -------    -------    -------
Net interest income before
  provision for loan losses    13,494     14,150     14,938     15,327     12,425     13,382     13,230     12,869
Provision for loan losses         670        650        670        675        700        750        700        600
                              -------    -------    -------    -------    -------    -------    -------    -------
Net interest income after
  provision for loan losses    12,824     13,500     14,268     14,652     11,725     12,632     12,530     12,269
Non-interest income             4,459      5,583     11,015     12,089      2,327      2,827      3,211      5,547
Non-interest expense           14,067     17,381     22,641     23,225      9,069     11,538     12,014     13,226
                              -------    -------    -------    -------    -------    -------    -------    -------
Income (loss) before income
  tax expense (benefit)         3,216      1,702      2,642      3,516      4,983      3,921      3,727      4,590
Income tax expense (benefit)    1,067        471        402        986      1,678      1,621      1,276      1,563
                              -------    -------    -------    -------    -------    -------    -------    -------
Net income                  $   2,149      1,231      2,240      2,530      3,305      2,300      2,451      3,027
                              =======    =======    =======    =======    =======    =======    =======    =======
Net income per common share:
Basic                       $    0.25       0.14       0.26       0.29       0.40       0.28       0.29       0.36
Diluted                     $    0.24       0.13       0.24       0.28       0.38       0.26       0.27       0.34
                              =======    =======    =======    =======    =======    =======    =======    =======
Weighted average number of
shares outstanding: Basic   8,526,864  8,567,111  8,590,777  8,611,172  8,301,766  8,357,213  8,445,829  8,382,509
                    Diluted 9,129,745  9,247,139  9,207,719  9,014,489  8,770,901  8,816,488  8,960,366  8,973,295













Independent Auditors' report

The Board of Directors
Haven Bancorp, Inc.:
We have audited the accompanying consolidated statements of financial condition of Haven Bancorp, Inc. (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.


January 28, 1999
Melville, New York

Directors and officers

Directors
Haven Bancorp, Inc. and CFS Bank

Philip S. Messina
Chairman of the Board, President and Chief Executive Officer

George S. Worgul
Former Chairman of the Board and Retired President of Haven
Bancorp, Inc. and CFS Bank

Robert M. Sprotte
President, Schmelz Bros., Inc.
President, RDR Realty Corp.
President, Three Rams Realty
Michael J. Fitzpatrick
C.P.A., Financial Consultant
Retired, former Vice President, National Thrift Director,
E.F. Hutton & Co.

William J. Jennings II
Consultant, Retired, former Managing Director, Salomon Smith
Barney, Inc.

Michael J. Levine
President, Norse Realty Group Inc. & Affiliates
Partner, Levine & Schmutter, CPAs

Msgr. Thomas J. Hartman
President and Chief Executive Officer of Radio and Television for the Diocese of Rockville Centre for Telicare Television Studios


Executive Officers
Haven Bancorp, Inc. and CFS Bank

Philip S. Messina
Chairman of the Board, President and Chief Executive Officer

Gerard H. McGuirk
Executive Vice President, Chief Lending Officer

Thomas J. Seery
Executive Vice President, Operations

Catherine Califano
Senior Vice President, Chief Financial Officer

Mark A. Ricca
Senior Vice President, General Counsel and Secretary



Stockholder Information
Administrative Headquarters
Haven Bancorp, Inc.
615 Merrick Avenue
Westbury, NY 11590
(516) 683-4100

Annual Meeting
The annual meeting of stockholders will be held on Wednesday, April 21, 1999 at 3:00 P.M., at the Corporate Headquarters of the Company, 615 Merrick Avenue, Westbury, New York. A notice of the meeting, a proxy statement and a proxy form are included with this mailing to stockholders of record as of March 3, 1999.

Common Stock Information
Haven Bancorp common stock is traded on the Nasdaq National Market under the symbol HAVN. The table below shows the reported high and low sales prices of the common stock during the periods indicated in 1998 and 1997. Such prices reflect the 2-for-1 stock split effective November 1997.

                         1998                1997
                    High       Low      High        Low
First Quarter       25        19 7/8    18 3/16    13 7/8
Second Quarter      28 3/4    24 3/4    19 1/8     15 1/4
Third Quarter       26 3/4    14 3/8    21 7/8     17 13/16
Fourth Quarter      17 5/8    10 3/8    23         19 1/8
As of March 3, 1999, the Company had approximately 428 stockholders of record, not including the number of persons or entities holding stock in nominee or street name through various brokers and banks. At December 31, 1998, there were 8,859,692 shares of common stock outstanding.


Transfer Agent and Registrar
Inquiries regarding stockholder administration and services should be directed to:

ChaseMellon Shareholder Services, L.L.C.
Overpeck Center
85 Challenger Road
Ridgefield Park, NJ 07660
1-800-851-9677
**World Wide Web Site: http://www.chasemellon.com

Independent Auditors
KPMG LLP
1305 Walt Whitman Road, Suite 200
Melville, NY 11747

Legal Counsel
Thacher Proffitt & Wood
Two World Trade Center
New York, NY 10048

Investor Relations
Inquiries regarding Haven Bancorp, Inc.
should be directed to:
Catherine Califano
Haven Bancorp, Inc.
615 Merrick Avenue
Westbury, NY 11590
(516) 683-4100

Annual Report on Form 10-K
A copy of the annual report on Form 10-K for the year ended
December 31, 1998, as filed with the Securities and Exchange
Commission, is available to stockholders (excluding exhibits) at no charge, upon written requests to:
Investor Relations
Haven Bancorp, Inc.
615 Merrick Avenue
Westbury, NY 11590
** World Wide Web Site: http://www.cfsb.com



LOCATIONS

Administrative Headquarters
Haven Bancorp, Inc.
615 Merrick Avenue, Westbury, NY 11590
CFS Bank Locations
Woodhaven
93-22 Jamaica Avenue, Woodhaven, NY 11421
Forest Parkway
80-35 Jamaica Avenue, Woodhaven, NY 11421
Forest Hills
106-19 Continental Avenue, Forest Hills, NY 11375
Ozone Park
98-16 101st Avenue, Ozone Park, NY 11416
Howard Beach
82-10 153rd Avenue, Howard Beach, NY 11414
Rockaway
104-08 Rockaway Beach Boulevard, Rockaway, NY 11694
Bellerose
244-19 Braddock Avenue, Bellerose, NY 11426
Snug Harbor
343 Merrick Road, Amityville, NY 11701
CFS Bank Supermarket Branches
NEW YORK
ATLANTIC TERMINAL in Pathmark Supermarket
625 Atlantic Avenue and Fort Green Pl., Brooklyn, NY 11217
BALDWIN in Pathmark Supermarket
1764 Grand Avenue, Baldwin, NY 11510
BAYSHORE in Edwards Super Food Stores
533 Montauk Highway, Bayshore, NY 11706
BAYSHORE in ShopRite Supermarket
1905 Sunrise Hwy., Bayshore, NY 11706
BORO PARK in Pathmark Supermarket
1245 61st Street, Boro Park, NY 11219
BRENTWOOD in Pathmark Supermarket
101 Wicks Road, Brentwood, NY 11717
CENTEREACH in Pathmark Supermarket
2150 Middle Country Road, Centereach, NY 11746
COMMACK in Pathmark Supermarket
6070 Jericho Turnpike, Commack, NY 11725
EAST ISLIP in Edwards Super Food Stores
2650 Sunrise Highway, East Islip, NY 11730
EAST MEADOW in Pathmark Supermarket
1897 Front Street, East Meadow, NY 11554
EAST ROCKAWAY in Pathmark Supermarket
492 East Atlantic Ave., East Rockaway, NY 11518
GOWANUS in Pathmark Supermarket
1-37 12th St., Brooklyn, NY 11205
GREENVALE in Pathmark Supermarket
130 Wheatley Plaza, Greenvale, NY 11548
HAUPPAUGE in ShopRite Supermarket
335 Nesconset Highway, Hauppauge, NY 11788
HOLBROOK in Pathmark Supermarket
5801 Sunrise Highway, Sayville, NY 11741
ISLIP in Pathmark Supermarket
155 Islip Avenue, Islip, NY 11751
JERICHO in Pathmark Supermarket
360 North Broadway, Jericho, NY 11753
LEVITTOWN in Pathmark Supermarket
3535 Hempstead Turnpike, Levittown, NY 11756
LONG ISLAND CITY in Pathmark Supermarket
42-02 Northern Blvd., Long Island City, NY 11100
MASSAPEQUA in Grand-Union Mini-branch
941 Carmans Road, Massapequa, NY 11758
MEDFORD in Edwards Super Food Stores
700-60 Patchogue-Yaphank Road, Medford, NY 11763
MONSEY in Pathmark Supermarket
45 Route 59, Monsey, NY 10952
MT. VERNON in Pathmark Supermarket
1 Pathmark Plaza, East 2nd & 3rd Ave., Mount Vernon, NY 10550
NANUET in Pathmark Supermarket
195 Rockland Center, Route 59 East, Nanuet, NY 10954
NEW HYDE PARK in Pathmark Supermarket
2335 New Hyde Park Road, New Hyde Park, NY 11040
NORTH BABYLON in Pathmark Supermarket
1251 Deer Park Avenue, North Babylon, NY 11703
NORTH YONKERS in Pathmark Supermarket
2540 Central Park Avenue, North Yonkers, NY 10710
OZONE PARK in Pathmark Supermarket
92-10 Atlantic Avenue, Ozone Park, NY 11416
PATCHOGUE in Pathmark Supermarket
395 Route 112, Patchogue, NY 11772
PIKE SLIP in Pathmark Supermarket
227 Cherry Street, New York, NY 10002
PORT CHESTER in Pathmark Supermarket
130 Midland Avenue, Port Chester, NY 10573
PORT JEFFERSON in Pathmark Supermarket
5145 Nesconset Hwy., Port Jefferson, NY 11776
SHIRLEY in Pathmark Supermarket
800 Montauk Highway, Shirley, NY 11967
STATEN ISLAND in Pathmark Supermarket
1351 Forest Avenue, Staten Island, NY 10302
STATEN ISLAND in Pathmark Supermarket
2875 Richmond Avenue, Staten Island, NY 10306
STATEN ISLAND in ShopRite Supermarket
2424 Hylan Blvd, Staten Island, NY 10306
STARRETT CITY in Pathmark Supermarket
111-10 Flatlands Avenue, Brooklyn, NY 11207
UNIONDALE in ShopRite Supermarket
1121 Jerusalem Avenue, Uniondale, NY 11553
WEST BABYLON in Pathmark Supermarket
531 Montauk Highway, West Babylon, NY 11704
WEST BABYLON in Edwards Super Food Store
575 Montauk Highway, West Babylon, NY 11704
WHITESTONE in Pathmark Supermarket
31-06 Farrington Street, Whitestone, NY 11357
WOODMERE in Pathmark Supermarket
253-01 Rockaway Tpke., Woodmere, NY 11422
WOODBURY in Pathmark Supermarket
81-01 Jericho Turnpike, Woodbury, NY 11797
YONKERS in Pathmark Supermarket
1757 Central Park Avenue, Yonkers, NY 10710
New JERSEY
BOUND BROOK in ShopRite Supermarket
Route 28 & Union Avenue, Bound Brook, NJ 08805
BRICKTOWN in ShopRite Supermarket
Rt. 70 & Chambers Bridge Road, Bricktown, NJ 08723
HACKENSACK in ShopRite Supermarket
S. River St. & E. Main Moonachie Rd.,Hackensack, NJ 07601
HILLSIDE in Shoprite Supermarket
367 Highway 22 West, Hillside, NJ 07205
PALISADES PARK in ShopRite Supermarket
201 Roosevelt Place, Palisades Park, NJ 07650
WAYNE in ShopRite Supermarket
625 Hamburg Turnpike, Wayne, NJ 07470
WEST LONG BRANCH in ShopRite Supermarket
145 Highway 36, West Long Branch, NJ 07764
WEST MILFORD in ShopRite Supermarket
23 Marshall Hill Road, West Milford, NJ 07480
CONNECTICUT
ANSONIA In Big Y Supermarket
404 Main Street, Ansonia, CT 06401
BRIDGEPORT in Shaws Supermarket
500 Sylvan Avenue, Bridgeport, CT 06610
MERIDAN in ShopRite Supermarket
533 South Broad Street, Meridan, CT 06450
MILFORD in ShopRite Supermarket
157 Cherry Street, Milford, CT 06460
NEWTOWN in Big Y Supermarket
6 Queen Street, Newtown, CT 06470
WATERBURY in ShopRite Supermarket
650 Wolcott Street, Waterbury, CT 06705
WEST HAVEN in ShopRite Supermarket
1131 Campbell Avenue, West Haven, CT 06516

CFS INTERCOUNTY Mortgage LOCATIONS
Administrative Office
100 Wood Avenue South, Iselin, NJ 08830
New YORK
Albany
100 Great Oaks Blvd., Suite 105, Albany, NY 12203
*Armonk
200 Business Park Drive, Armonk, NY 10504
*Batavia
113 Main Street, Batavia, NY 14020
Mid-Hudson-Fishkill
300 Westage Business Center 4th Fl., Fishkill, NY 12524
Rochester
650 Clinton Square 6th Fl., Rochester, NY 14604
*Rome
310 E. Chestnut St., Rome, NY 13440
*Staten Island
260 Christopher Lane, Staten Island, NY 10314
Westbury
900 Ellison Avenue Ste 104 & 105, Westbury, NY 11590
NEW JERSEY
*Pennington Pointe
23 Route 31, Suite A 28, Pennington, NJ 08534
Woodbridge
MetroCenter One, 100 Wood Ave. S. 2nd Fl.,Iselin, NJ 08830
CONNECTICUT
*Wilton, Ct
396 Danbury Road, Wilton, CT 06897
PENNSYLVANIA
VIRGINA BUILDING
1250 Virgina Drive, Suite 150, Fort Washington, PA 19034
CFS INSURANCE LOCATIONS
Centereach
2100 Middle Country Road, Centereach, NY 11720
Holbrook
941 Main Street, Holbrook, NY 11741
HuntingtoN
850 East Jericho Turnpike, Huntington, NY 11743

                                                                           EX-23

                         Exhibit 23.0






      Consent of Independent Certified Public Accountants



The Stockholders and the
 Board of Directors
 Haven Bancorp, Inc.:


We consent to incorporation by reference in the Registration Statement Nos. 333-79740, No. 333-85056, 333-07083 and No. 333-
20823 on Forms S-8 and the Registration Statement No. 333-21129 on Form S-3 of Haven Bancorp, Inc. of our report dated January 28, 1999, relating to the consolidated statements of financial condition of Haven Bancorp, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report is incorporated by reference in the December 31, 1998 Annual Report on Form 10-K of Haven Bancorp, Inc.


Melville, New York
March 30, 1999

                                                                           EX-27

[ARTICLE] 9
[MULTIPLIER] 1,000

[PERIOD-TYPE]                   12-MOS
[FISCAL-YEAR-END]                          DEC-31-1998
[PERIOD-END]                               DEC-31-1998
[CASH]                                          43,088
[INT-BEARING-DEPOSITS]                       1,552,665
[FED-FUNDS-SOLD]                                     0
[TRADING-ASSETS]                                     0
[INVESTMENTS-HELD-FOR-SALE]                    889,251
[INVESTMENTS-CARRYING]                               0
[INVESTMENTS-MARKET]                                 0
[LOANS]                                      1,310,680
[ALLOWANCE]                                     13,978
[TOTAL-ASSETS]                               2,395,523
[DEPOSITS]                                   1,722,710
[SHORT-TERM]                                   127,890
[LIABILITIES-OTHER]                            112,600
[LONG-TERM]                                    312,456
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                          0
[COMMON]                                           100
[OTHER-SE]                                     119,767
[TOTAL-LIABILITIES-AND-EQUITY]               2,395,523
[INTEREST-LOAN]                                 99,449
[INTEREST-INVEST]                               52,236
[INTEREST-OTHER]                                     0
[INTEREST-TOTAL]                               151,685
[INTEREST-DEPOSIT]                              65,785
[INTEREST-EXPENSE]                              93,776
[INTEREST-INCOME-NET]                           57,909
[LOAN-LOSSES]                                    2,665
[SECURITIES-GAINS]                               2,926
[EXPENSE-OTHER]                                 77,314
[INCOME-PRETAX]                                 11,076
[INCOME-PRE-EXTRAORDINARY]                      11,076
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                                     8,150
[EPS-PRIMARY]                                     0.95
[EPS-DILUTED]                                     0.89
[YIELD-ACTUAL]                                    7.28
[LOANS-NON]                                      6,528
[LOANS-PAST]                                         0
[LOANS-TROUBLED]                                 1,857
[LOANS-PROBLEM]                                 14,260
[ALLOWANCE-OPEN]                                12,528
[CHARGE-OFFS]                                    2,334
[RECOVERIES]                                     1,119
[ALLOWANCE-CLOSE]                               13,978
[ALLOWANCE-DOMESTIC]                            13,978
[ALLOWANCE-FOREIGN]                                  0
[ALLOWANCE-UNALLOCATED]                              0

                                                                           EX-99

                    SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a)
            of the Securities Exchange Act of 1934
                   (Amendment No.           )
Filed by the Registrant   X
                        -----
Filed by a Party other than the Registrant
                                           -----
Check the appropriate box:
---- Preliminary Proxy Statement
---- Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
 X   Definitive Proxy Statement
----
 X   Definitive Additional Materials
----
---- Soliciting Material Pursuant to Section 240.14a-11(c) or
Section 240.14a-12

                      Haven Bancorp, Inc.
        (Name of Registrant as Specified In Its Charter)

       (Name of Person(s) Filing Proxy Statement, if other
                      than the Registrant)

Payment of Filing Fee (Check the appropriate box):
  X  No fee required.
----
---- Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

---- Fee paid previously with preliminary materials.
---- Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

                       HAVEN BANCORP, INC.
                       615 Merrick Avenue
                    Westbury, New York 11590
                         1-516-683-4100


                                        March 17, 1999

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders (the "Annual Meeting") of Haven Bancorp, Inc. (the "Company"), the holding company for CFS Bank (the "Bank"), which will be held on April 21, 1999, at 3:00 p.m., at the Corporate Headquarters of the Company located at 615 Merrick Avenue, Westbury, New York.

The attached notice of the Annual Meeting and proxy statement describe the formal business to be transacted at the meeting. Directors and officers of the Company, as well as a representative of KPMG LLP, the Company's independent auditors, will be present at the meeting to respond to any questions our stockholders may have.

At the Annual Meeting, you will be asked to vote on the election of two directors, each for a three-year term, and the ratification of KPMG LLP as independent auditor. For the reasons set forth in the proxy statement, the Board of Directors of the Company (the "Board") unanimously recommends a vote "FOR" each matter to be considered.

Please sign and return the enclosed proxy card promptly. Your cooperation is appreciated since a majority of the Common Stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business. If you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your recordholder to attend and to vote personally at the Annual Meeting. Examples of such documentation would include a broker's statement, letter or other document that will confirm your ownership of shares of the Company.

On behalf of the Board and all of the employees of the Company and the Bank, we wish to thank you for your continued support.


Sincerely yours,



Philip S. Messina
Chairman of the Board, President and
Chief Executive Officer

HAVEN BANCORP, INC.
615 Merrick Avenue
Westbury, New York 11590
516-683-4100


NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On April 21, 1999


NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Haven Bancorp, Inc. (the "Company") will be held on April 21, 1999, at 3:00 p.m., at the Corporate Headquarters of the Company, 615 Merrick Avenue, Westbury, New York.

The Annual Meeting is for the purpose of considering and voting upon the following matters:

1. The election of two directors for terms of three years each or until their successors are elected and qualified;

2. The ratification of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 1999; and

3.  Such other matters as may properly come before the Annual
Meeting or any adjournments thereof. The Company is not aware of any such business.

The Board of Directors has established March 3, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. Only recordholders of the common stock of the Company as of the close of business on that date will be entitled to vote at the Annual Meeting or any adjournments thereof. If there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned to permit further solicitation of proxies by the Company. A list of stockholders entitled to vote at the Annual Meeting will be available at CFS Bank, 615 Merrick Avenue, Westbury, New York, for a period of ten days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

By Order of the Board of Directors,



Mark A. Ricca, Esq.
Secretary
Westbury, New York
March 17, 1999



HAVEN BANCORP, INC.


PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
April 21, 1999


General

This proxy statement is being furnished to stockholders of Haven Bancorp, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors") of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on April 21, 1999, at 3:00 p.m., at the Corporate Headquarters of the Company, 615 Merrick Avenue, Westbury, New York, and at any adjournments thereof. The 1998 Annual Report to Stockholders, including the consolidated financial statements for the fiscal year ended December 31, 1998, accompanies this proxy statement, which is first being mailed to recordholders on or about March 22, 1999.

Regardless of the number of shares of common stock of the Company ("Common Stock") owned, it is important that recordholders of a majority of the shares be represented by proxy or be present in person at the Annual Meeting. Stockholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, signed proxies will be voted FOR the election of each of the nominees for director named in this proxy, and FOR the ratification of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 1999.

The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournments thereof.

Record Date and Voting Securities

The securities which may be voted at the Annual Meeting consist of shares of Common Stock of the Company, with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting except as described below. There is no cumulative voting for the election of directors.

The Board of Directors has fixed the close of business on March 3, 1999 as the record date (the "Record Date") for the determination of stockholders of record entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 8,862,892 shares.

As provided in the Company's Certificate of Incorporation, recordholders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "Limit") are not entitled to any vote with respect to the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, such person or entity. The Company's Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to the Company to enable the Board to implement and apply the Limit.

The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote at the meeting (after subtracting any shares in excess of the Limit pursuant to the Company's Certificate of Incorporation) is necessary to constitute a quorum at the Annual Meeting.
Abstentions are considered in determining the presence of a quorum. If there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned to permit the further solicitation of proxies.

Vote Required

As to the election of directors, the proxy card being provided by the Board of Directors enables a stockholder of record to vote "FOR" the election of the nominees proposed by the Board, or to "WITHHOLD AUTHORITY" to vote for one or more of the nominees being proposed. Under Delaware law and the Company's Bylaws, directors are elected by a plurality of votes cast, without regard to either
(i) broker non-votes or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

As to the ratification of KPMG LLP as independent auditors of the Company, the proxy card enables a stockholder, by checking the appropriate box, to: (i) vote "FOR" the item; (ii) vote "AGAINST" the item; or (iii) "ABSTAIN" from voting on such item. Under the Company's Certificate of Incorporation and Bylaws, unless otherwise required by law, the ratification of independent auditors of the Company will require a majority of the votes cast. Accordingly, shares as to which the "ABSTAIN" box has been selected on the proxy card will be counted as votes cast and will have the effect of a vote against such proposal. Shares underlying broker non-votes will not be counted as votes cast and will have no effect on the vote for such proposal.
Proxies solicited hereby will be returned to the Company's transfer agent and will be tabulated by inspectors of election designated by the Board of Directors, who will not be employed by, or be a director of, the Company or any of its affiliates.

Revocability of Proxies

A proxy may be revoked at any time prior to its exercise by filing a written notice of revocation with the Secretary of the Company, delivering to the Company a duly executed proxy bearing a later date or attending the Annual Meeting and voting in person if a written revocation is filed with the Secretary of the Annual Meeting prior to the voting of such proxy. A stockholder whose shares are not registered in his or her own name will need additional documentation from the recordholder to vote personally at the Annual Meeting. Examples of such documentation would include a broker's statement, letter or other document that will confirm such ownership of shares of Common Stock of the Company.

Solicitation of Proxies

The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, Morrow & Co., Inc., a proxy solicitation firm, will assist the Company in soliciting proxies for the Annual Meeting and will be paid a fee currently estimated to be $4,500 plus out-of-pocket expenses. Proxies may also be solicited personally or by telephone or telegraph by directors, officers and regular employees of the Company and its wholly owned subsidiary, CFS Bank (the "Bank"), without additional compensation. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information as to those persons or groups believed by management to be beneficial owners of more than 5% of the Company's outstanding shares of Common Stock as of the Record Date based upon certain reports regarding such ownership filed with the Company and with the Securities and Exchange Commission (the "SEC"), in accordance with Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") by such persons or groups. Other than those listed below, the Company is not aware of any person or group that owns more than 5% of the Company's Common Stock as of the Record Date.

                 Name and Address              Amount and Nature of  Percent of
Title of Class   Of Beneficial Owner           Beneficial Ownership  Class (1)
Common Stock     Columbia Federal Savings             664,116(2)      7.49%
                 Bank Employee Stock Ownership
                 Plan and Trust (the "ESOP")
                 615 Merrick Avenue
                 Westbury, NY 11590

Common Stock     Citigroup Inc.                       551,101(3)      6.22%
                 153 East 53rd Street
                 New York, NY 10043

Common Stock     DePrince, Race & Zollo, Inc.         518,350(4)      5.85%
                 201 S. Orange Avenue, Suite 850
                 Orlando, FL 32801

Common Stock     David L. Babson and Company          478,000(5)      5.39%
                  Incorporated
                 One Memorial Drive
                 Cambridge, MA 02142

Common Stock     Dimensional Fund Advisors Inc.       449,500(6)      5.07%
                 1299 Ocean Avenue, 11th Floor
                 Santa Monica, CA 90401

____________________
(1)  As of the Record Date there were 8,862,892 shares of Common
Stock outstanding.
(2) The ESOP in connection with the conversion of CFS Bank from mutual to stock form (the "Conversion") acquired shares of Common Stock. A Committee of the Board of Directors has been appointed to administer the ESOP (the "ESOP Committee"). The Chase Manhattan Bank serves as the corporate trustee for the ESOP (the "ESOP Trustee"). The ESOP Committee may instruct the ESOP Trustee regarding the investment of funds contributed to the ESOP. The ESOP Trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Based on information in a Schedule 13G dated February 12, 1999, the ESOP Trust is the beneficial owner of 664,116 shares of Common Stock, of which 358,306 shares have been allocated to participating employees and the balance, 305,810 shares, remain unallocated. Under the ESOP, unallocated shares held in the suspense account will be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated shares of Common Stock so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").
(3) Based on information in a Schedule 13G, dated February 9, 1999, Citigroup Inc. is reporting on behalf of subsidiaries, which individually qualify to file a Schedule 13G and whose individual percentages of ownership do not exceed 5%. Accordingly, Citigroup is the only entity whose indirect beneficial ownership on an aggregate basis exceeds 5%.
(4) Based on information in a Schedule 13G, dated February 12, 1999, DePrince, Race & Zollo, Inc., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is deemed to be the beneficial owner of these shares of Common Stock.
(5) Based on information in a Schedule 13G, dated February 9, 1999, David L. Babson and Company Incorporated, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is deemed to be the beneficial owner of these shares of Common Stock.
(6) Based on information in a Schedule 13G, dated February 11, 1999, Dimensional Fund Advisors Inc., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is deemed to be the beneficial owner of these shares of Common Stock.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1.
ELECTION OF DIRECTORS

Pursuant to its Bylaws, The number of directors of the Company is currently set at seven (7) as designated by the Board of Directors pursuant to the Company's Bylaws. Each of the seven members of the Board of Directors of the Company also currently serves as a director of the Bank. Directors are elected for staggered terms of three years each, with a term of office of one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.

The two nominees proposed for election at the Annual Meeting are Messrs. Worgul and Levine. All nominees named are currently directors of the Company and the Bank. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any person and the Company.

In the event that any such nominee is unable to serve or declines to serve for any reason, it is intended that proxies will be voted for the election of the balance of those nominees named and for such other persons as may be designated by the present Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. Unless authority to vote for the directors is withheld, it is intended that the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of all nominees proposed by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL
NOMINEES NAMED IN THIS PROXY STATEMENT.

Information with Respect to the Nominees, Continuing Directors and Certain Executive Officers

The following table sets forth, as of the Record Date, the names of the nominees, continuing directors and the four (4) most Senior Executive Officers (the "Senior Executive Officers"), as well as their ages; a brief description of their recent business experience, including present occupations and employment; certain directorships held by each; the year in which each became a director of the Bank and the year in which their term (or in the case of nominees, their proposed term) as director of the Company expires. This table also sets forth the amount of Common Stock and the percent thereof beneficially owned by each nominee, continuing director and Senior Executive Officers and all directors and Senior Executive Officers as a group as of the Record Date.

                                                                         Shares of    Ownership
Name and Principal                                          Expiration  Common Stock  as Percent
Occupation at Present                             Director  of Term as  Beneficially      of
and for Past Five Years                      Age  Since(1)   Director     Owned(2)     Class(3)
-----------------------                      ---  --------  ----------  ------------  ----------
Nominees

George S. Worgul(4)                          71     1983       2002     244,287(6)(7)(8) 2.54%
  Former Chairman of the Board and
  Retired President of the Company
  and the Bank

Michael J. Levine                            54     1996       2002      42,328(6)(7)      *
  President of Norse Realty Group,
  Inc. and Affiliates, a real
  estate owner and developer;
  Partner in Levine and
  Schmutter Certified Public
  Accountants

Continuing Directors

Robert M. Sprotte                            62     1974       2001     101,166(6)(7)   1.05%
  President of Schmelz Bros., Inc.,
  a plumbing contractor; President
  of RDR Realty Corp., a real
  estate holding company; President
  of Three Rams Realty

Michael J. Fitzpatrick                       60     1988       2001      73,166(6)(7)     *
  CPA, Retired, former Vice
  President-National Thrift
  Director at E.F. Hutton &
  Company, Inc.; Director of Legal
  Aid Society of Suffolk County

William J. Jennings II(5)                    53     1996       2001      41,378(6)(7)     *
  Consultant, Retired, former
  Managing Director ! Chief of
  Staff to Chairman of
  Salomon Smith Barney, Inc.


Philip S. Messina                            55     1986       2000     288,554(8)(9)   3.00%
  Chairman of the Board, President                                        (10)(11)
  and Chief Executive Officer of
  the Company And the Bank;
  Chairman of the Boards of
  CFSB Funding, Corp., Columbia
  Resources, Corp.; CFS
  Investments, Inc. and Columbia
  Preferred Capital Corp., all
  subsidiaries of The Bank;
  Chairman  of the Board of CFS
  Insurance Agency, Inc., a
  subsidiary of the Company and the
  Bank; Director and Chairman of
  the Board of CFSB Funding, Inc.,
  Columbia Resources, Inc., CFS
  Investments, Inc. and Columbia
  Preferred Capital Corporation,
  all subsidiaries of the Bank

Msgr. Thomas J. Hartman                      52     1997       2000      18,410(6)(7)      *
  President and Chief Executive
  Officer of Radio and Television
  for the Diocese of Rockville
  Center for Telicare Television
  Studios, a cable television station

Senior Executive Officers

Thomas J. Seery                              54     --          --       94,759(8)(9)     *
  Executive Vice President-                                                (10)(11)
  Operations of the Company and
  Bank; Director of CFS
  Investments, Inc., President and
  Director of CFS Insurance Agency,
  Inc.

Catherine Califano                           40     --           --      82,192(8)(9)      *
  Senior Vice President-Chief                                                (11)
  Financial Officer of the Company
  and the Bank; Director of
  Columbia Resources Corp.;
  Director CFSB Funding, Corp.;
  Administrative Trustee of Haven
  Capital Trust I; Vice President
  and Director of Columbia
  Preferred Capital Corporation;
  Director and Treasurer of CFS
  Insurance Agency, Inc.

Gerard H. McGuirk                             56      --         --      82,327(8)(9)      *
  Executive Vice President-Chief                                            (10)(11)
  Lending Officer of the Company
  and the  Bank; President and
  Director of Columbia Resources,
  Corp.; President and Director of
  Columbia Preferred Capital
  Corporation

Mark A. Ricca                                 41     --         --        5,500(8)(11)     *
  Senior Vice President-General
  Counsel, Secretary and Chief
  Compliance Officer of the Company
  and the Bank; President and
  Director of CFSB Funding Corp.;
  Director of Columbia Resources,
  Corp.; Administrative Trustee of
  Haven Capital Trust I; Secretary
  of Columbia Preferred Capital
  Corporation; Secretary of CFS
  Investments Inc.; Director and
  Secretary of CFS Insurance
  Agency, Inc.

All directors and Senior Executive
  Officers of the Company
  as a group (11 persons)                     --     --         --    1,074,067(7)(8)   11.16%
                                                                           (9)(10)(11)

*Does not exceed 1.0% of the Company's voting securities.
(Notes continued on next page)

(1) Includes years of service as director of the Bank, prior to the organization of the Company on September 23, 1993.
(2) Each person or relative of such person whose shares are included herein, exercises sole or shared voting or dispositive power as to the shares reported.
(3) Percentages with respect to each person or group have been calculated on the basis of 8,862,892 shares of Common Stock outstanding as of the Record Date and 752,364 shares of Common Stock which each such person or group of persons has the right to acquire within 60 days of the Record Date.
(4) Mr. Worgul retired as President of the Company and the Bank on June 30, 1994. He subsequently retired as Chairman of the Board of the Company and the Bank on April 22, 1998.
(5) Mr. Jennings' wife is the first cousin of Mr. Messina.
(6) Includes 2,068, 2,068 and 2,755 shares of restricted stock awarded to each of Messrs. Levine, Jennings and Msgr. Hartman under the Columbia Federal Savings Bank Recognition and Retention Plan for Outside Directors ("DRP"), as to which each individual has sole voting power but no investment power. Also includes 395 shares of restricted stock awarded to each of Messrs. Fitzpatrick, Sprotte, Worgul, Levine, Jennings and Msgr. Hartman under the Haven Bancorp, Inc. 1996 Stock Incentive Plan ("1996 Stock Incentive Plan"), as to which each individual has sole voting power but no investment power.
(7) Includes 37,194 shares subject to options granted to each of Messrs. Sprotte and Fitzpatrick along with 18,602 shares subject to options granted to each of Messrs. Levine and Jennings under the Haven Bancorp, Inc. 1993 Stock Option Plan for Outside Directors ("Directors' Stock Option Plan") which are currently exercisable. Also includes 12,000 shares subject to options granted to each of Messrs. Worgul, Sprotte and Fitzpatrick, 5,332 shares subject to options granted to each of Messrs. Levine and Jennings, also 13,332 shares subject to options granted to Msgr. Hartman pursuant to the 1996 Stock Incentive Plan, which may be acquired within 60 days of the Record Date. Does not include 2,668, 2,668 and 6,668 shares subject to options granted to each of Messrs. Levine, Jennings and Msgr. Hartman under the 1996 Stock Incentive Plan which are not currently exercisable.
(8) Includes 198,374, 189,948, 74,680, 55,168 and 62,606 shares subject to options granted to Messrs. Worgul, Messina, Seery and McGuirk and to Ms. Califano, respectively, pursuant to the Haven Bancorp, Inc. 1993 Incentive Stock Option Plan ("1993 Incentive Option Plan") and the 1996 Stock Incentive Plan, which may be acquired within 60 days of the Record Date. Does not include 1,586, 586, 586 and 586 shares subject to options granted to Messrs. Messina, Seery and McGuirk and Ms. Califano under the 1993 Incentive Option Plan which are not currently exercisable and will not be exercisable within 60 days of the Record Date. Also not included are 44,000, 14,500, 12,000, 51,000 and 13,000 options granted to Messrs. Messina, Seery, McGuirk and Ricca and Ms. Califano respectively, under the 1996 Stock Incentive Plan which are not currently exercisable and will not be exercisable within 60 days of the Record Date.
(9) The figures shown include shares held in trust pursuant to the ESOP that were owned as of December 31, 1998 to individual accounts as follows: Mr. Messina, 10,129 shares; Mr. Seery, 8,029 shares; Mr. McGuirk, 5,513 shares and Ms. Califano, 7,127 shares. Such persons have sole voting power but no investment power, except in limited circumstances, as to such shares. The figures shown do not include 305,810 shares held in trust pursuant to the ESOP that have not been allocated to any individual's account and as to which the members of the Company's ESOP Committee (consisting of Messrs. Worgul, Sprotte and Levine) may be deemed to share investment power and as to which the named executive officers may be deemed to share voting power, thereby causing each such member or executive officer to be deemed a beneficial owner of such shares. Each of the members of the ESOP Committee and the executive officers disclaims beneficial ownership of such shares.
(10) The figures shown include shares held in the Employer Stock Fund of the Bank's Employee 401(k) Thrift Incentive Savings Plan ("Employee Thrift Savings Plan") at December 31, 1998 as to which each person identified has shared voting and investment power as follows: Mr. Messina, 28,542 shares; Mr. Seery, 7,414 shares; and Mr. McGuirk, 883 shares. The figures shown do not include 34,882 shares held in the Employer Stock Fund of the Employee Thrift Savings Plan as to which the Senior Executive Officers have shared voting power and investment power. Each of the Senior Executive Officers disclaims beneficial ownership of such shares.
(11) Includes 1,602 shares awarded to Mr. Messina under the Columbia Federal Savings Bank Recognition and Retention Plan for Officers and Employees ("MRP") as to which he has sole voting power but no investment power. Also includes 3,998 shares of restricted stock awarded to Mr. Messina and 2,000 shares of restricted stock awarded to each of Messrs. Seery and McGuirk and to Ms. Califano, and 4,000 shares of restricted stock awarded to Mr. Ricca under the 1996 Stock Incentive Plan.

Meetings of the Board and Committees of the Board

The Board of Directors conducts its business through meetings of the Board and through activities of its committees. The Board of Directors meets monthly and may have additional meetings as needed. During fiscal 1998, the Board of Directors of the Company held 12 regular board meetings and one special meeting. All of the directors of the Company attended at least 75% in the aggregate of the total number of the Company's board meetings held and committee meetings on which such director served during fiscal 1998 except for Mr. Robert L. Koop, who, for health reasons, was excused from the majority of the meetings. Mr. Koop retired from the Board of Directors on January 11, 1999, having served as a director of the Bank for thirty-one years and as a director of the Company since its incorporation. In addition, Mr. Joseph A. Ruggiere retired from the Board of Directors effective January 28, 1999, having served as a director of the Bank for twenty years and also as a director of the Company since its incorporation. Upon the retirements of Messrs. Koop and Ruggiere, the Bylaws of the Company and Bank were amended reducing the number of directors from nine to seven.

 The Board of Directors of the Company maintains committees, the nature and composition of which are described below:

The Audit Committee of the Company and the Bank for fiscal 1998 consisted of Messrs. Fitzpatrick, Ruggiere, Levine and Msgr. Hartman. This Committee met four times in fiscal 1998 and recommends an independent audit firm to be submitted for stockholder approval at the Company's Annual Meeting, approves internal audit schedules and reviews internal audit reports.

The Company's Nominating Committee for the 1999 Annual Meeting consists of Msgr. Hartman and Messrs. Sprotte, Fitzpatrick and Jennings. The Committee considers and recommends the nominees for directors to stand for election at the Company's Annual Meeting. The Company's Certificate of Incorporation and Bylaws also provide for stockholder nominations of directors. These provisions require such nominations to be made pursuant to timely notice in writing to the Secretary of the Company. The stockholder's notice of nomination must contain all information relating to the nominee who is required to be disclosed by the Company's Bylaws and by the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Nominating Committee met once in preparation for the 1999 Annual Meeting.

The Compensation Committee for the Company and Bank consists of Messrs. Sprotte, Worgul and Levine who will be responsible for the 1999 Compensation Committee Report on Executive Compensation. The Compensation Committee is responsible for determining executive compensation. In 1998, the Compensation Committee consisted of Messrs. Sprotte, Koop, Worgul and Jennings. The Compensation Committee met twice in 1998.

Directors' Compensation
Directors' Fees. In 1998, directors who were not employees of the Company or the Bank received a retainer of $18,000 a year, one third of which was paid in the form of restricted stock granted pursuant to the 1996 Stock Incentive Plan. The directors who were not employees of the Company or the Bank also received a fee of $1,000 for each Board meeting attended. Mr. Worgul also received a fee of $1,000 for each of the four Board meetings attended as Chairman in 1998. Mr. Worgul retired as Chairman of the Board of
the Company and Bank on April 22, 1998.   One third of these fees
were paid by the Company. Committee members who were not employees of the Company or the Bank received a fee of $1,500 for each regular and special meeting attended. The Chairman of each Committee received an additional retainer of $1,500 per year. Directors are also eligible for coverage under the Company's health and dental insurance plans in the same manner as employees.

Directors' Stock Option Plan. Under the Haven Bancorp, Inc. 1993 Incentive Stock Option Plan for Outside Directors (the "Directors' Stock Option Plan"), each outside director who was not an officer of the Company or the Bank at the time of the Bank's Conversion was granted options to purchase 37,194 shares of Common Stock at an exercise price of $5.00 per share on the date of grant, September 23, 1993. All stock grants have been adjusted, where appropriate, to reflect the two-for-one stock split distributed on November 28, 1997 to holders of record as of October 31, 1997. To the extent options for shares are available for grant under the Directors' Stock Option Plan, each subsequently appointed or elected outside director will be granted options as of the date on which such director is qualified and first begins to serve as an outside director. Pursuant to the Directors' Stock Option Plan, effective October 24, 1996, Messrs. Levine and Jennings were each granted options to purchase 18,602 shares of common stock at an exercise price of $13.41 per share, the fair market value on the date of grant. All options granted under the Directors' Stock Option Plan become exercisable one year after the date of grant. Upon death, disability or retirement of the participant or upon a change in control of the Company or the Bank, all options previously granted would automatically become exercisable.

Haven Bancorp, Inc. 1996 Stock Incentive Plan. The Company's stockholders approved the 1996 Stock Incentive Plan at the Annual Meeting held April 24, 1996. On such date, each eligible outside director was granted a non-qualified stock option to purchase 12,000 shares of Common Stock at an exercise price of $12.14 per share. To the extent options for shares are available for grant under the 1996 Stock Incentive Plan, each subsequently appointed or elected outside director will be granted options as of the date on which such outside director is qualified and first begins to serve as an outside director. Effective October 24, 1996, Messrs. Levine and Jennings were each granted non-qualified stock options to purchase 8,000 shares of Common Stock at an exercise price of $13.41 per share. Effective March 25, 1997, Msgr. Hartman was granted non-qualified stock options to purchase 20,000 shares of Common Stock at an exercise price of $17.28, the fair market value on the date of grant. All options granted under the 1996 Stock Incentive Plan are exercisable in three equal installments beginning one year after the date of grant. Upon death, disability or retirement of the participant or upon a change in control of the Company or the Bank, all options previously granted would automatically become exercisable.

Pursuant to the 1996 Stock Incentive Plan, effective as of January 1, 1996 and as of the first business day of each of the first four calendar years beginning after the January 1, 1996 grant date ("Grant Date"), each eligible outside director will be granted a number of shares of restricted stock in lieu of receiving one-third of the annual retainer that would otherwise be paid in cash to such eligible outside director for the calendar year in which the Grant Date occurs. The number of shares of restricted stock to be granted to an eligible outside director on each Grant Date shall be equal to the dollar value of one-third of the eligible outside director's annual retainer for the calendar year in which the Grant Date occurs, divided by the fair market value of a share on the effective date of the grant, disregarding any fractional shares resulting from such calculation. Effective January 1, 1996, each eligible outside director was granted 494 shares in lieu of cash. Messrs. Levine and Jennings were subsequently granted 116 shares on October 24, 1996. Effective January 1, 1997, each eligible outside director was granted 420 shares, in lieu of cash, representing one-third of such director's annual retainer for 1997. Msgr. Hartman, after his election to the Board of Directors, was granted 288 shares in lieu of cash equal to one-third of his portion of the annual retainer for 1997 pro rated for his commencement of service on March 25, 1997. Effective January 1, 1998 and January 1, 1999 each eligible outside director was granted 263 and 395 shares, respectively, in lieu of cash, representing one-third of such director's annual retainer for that year, other than Mr. Ruggiere who was granted 33 shares for 1999 prorated to reflect his service as a director through January 27, 1999 and Mr. Koop who was not granted any shares due to his retirement in early January 1999.

Directors' Recognition and Retention Plan. Under the Columbia Federal Savings Bank Recognition and Retention Plan for Outside Directors (the "DRP"), each of the six outside directors serving at the time of the Conversion received awards of 12,398 shares. On October 24, 1996, Messrs. Levine and Jennings were each awarded 6,200 shares. On March 25, 1997, Msgr. Hartman was awarded 4,132 shares. Awards to directors vest in three equal annual installments commencing on the first anniversary of the effective date of the award. Awards will be 100% vested upon termination of employment or service as a director due to death, disability or retirement of the director or following a change in the control of the Bank or the Company. In the event that before reaching normal retirement, a director terminates service with the Bank or the Company, other than death or disability will forfeit the director's non-vested awards. When shares become vested and are actually distributed in accordance with the DRP, the recipients will also receive amounts equal to any accrued dividends paid with respect to the shares. Prior to vesting, recipients of awards may direct the voting of the shares allocated to them. Shares not subject to an award will be voted by the trustees of the DRP in proportion to the directions provided with respect to shares subject to an award.

Consultation and Retirement Plan for Non-Employee Directors. Under the Company's Consultation and Retirement Plan for Non-Employee Directors (the "Directors' Retirement Plan"), a director who is not an employee or officer of the Company may be eligible to participate in the Directors' Retirement Plan. Any participant who has served as a director for at least 60 months, has attained age 55 and, after retirement, executes a consulting agreement pursuant to which the participant agrees to provide continuing service to the Bank and Company, will be eligible to receive benefits under the Directors' Retirement Plan. The annual retirement benefit paid to a participant will be an amount equal to two-thirds of the sum, measured as of the date of retirement, of (i) the amount of retainer fees paid to directors including committee chairmanship retainer fees for committees which the participant was chairperson,
(ii) the aggregate of the annual Board of Directors committee fees paid to the director based on the number of meetings held by the committees on which the participant served during the calendar year preceding the participant's retirement and (iii) the aggregate of the twelve regular meeting fees of the Board of Directors.


Executive Compensation

The report of the Compensation Committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Report on Executive Compensation. Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's chief executive officer and other executive officers of the Company. The disclosure requirements for the chief executive officer and such other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the joint Compensation Committee of the Company and Bank (the "Compensation Committee"), at the direction of the Board of Directors, has prepared the following report for inclusion in the proxy statement. The members of the 1998 Compensation Committee were Messrs. Sprotte, Koop, Worgul, and Jennings.

The Compensation Committee of the Board of Directors of the Bank is responsible for establishing the compensation levels and benefits of executive officers of the Bank, who also serve as executive officers of the Company, and for reviewing recommendations of management for compensation and benefits for other officers of the Bank. The Compensation Committee establishes compensation on a calendar year basis. The Compensation Committee was responsible for compensation decisions in 1998.

Compensation of the President and Other Executive Officers. The compensation of the President and other executive officers consists of salary, bonus, stock options, restricted stock awards, pension and fringe benefits. During 1992, the Board of Directors on behalf of the Compensation Committee engaged the services of KPMG LLP to review the Bank's compensation practices (the "Salary Review Program"). The focus of such program was to develop a salary management program for officer positions and develop a management
incentive program for executive and senior officers.   The Salary
Review Program established competitive salary ranges for executive officers developed by reviewing market data as of July 1, 1992. Subsequent thereto, the ranges were updated annually through discussions with KPMG LLP to reflect remuneration data with respect to thrift institutions of comparable size in the New York metropolitan area. Base salary levels are generally within a range consistent with and competitive with that of other institutions that are similar to the Bank in asset size, function and geographical markets. The institutions used to compare salaries are not necessarily the same as those which make up the peer group used in the Stock Performance Graph.

Executive compensation is based upon consideration of an individual's performance and contribution to the viability of the Company and the performance of the Company as a whole. On March 1, 1998, the Compensation Committee increased Mr. Messina's salary as President and Chief Executive Officer from $475,000 to $600,000. The Compensation Committee reasoned that such amount would remunerate Mr. Messina within the range in the Company's Salary Review Program, and within the market average base salary range of area public thrifts with assets greater than $1 billion and less than $5 billion. At a Compensation Committee meeting held in February 1999, the Committee decided that the salary of the President and Chief Executive Officer along with the salaries of the other executive officers would remain unchanged for the 1999 fiscal year.

The Compensation Committee may authorize the payment of incentive awards to executive management of the Company under a management incentive program implemented during 1995. The program provides for use of key financial factors and pre-defined levels of achievement established by the Compensation Committee as the basis for determining incentive awards. The Committee at its discretion may consider the weight of each of the factors and may increase or decrease the achievement levels for any year. Having reviewed the Company's 1998 financial data, the Compensation Committee has decided not to pay cash incentive awards to executive management in 1999 with respect to the 1998 fiscal year.
During the second quarter of 1996, the Board of Directors engaged the services of KPMG LLP's Performance and Compensation Management Division to evaluate, update and recommend changes to the Company's compensation program. The 1996 Executive Compensation Review Report contained a study of the Company's compensation practices compared to a peer group of financial institutions in the New York geographic area that are of similar size and nature of business. This report focused upon base salaries, annual incentives, total cash compensation, long term incentives and total compensation. In addition, the study addressed the financial performance of the Company compared to its peers, provided an analysis of stock granted to executives at Conversion and conveyed KPMG LLP's prospective recommendations for cash compensation, annual incentives and long term grants. This study has since been used by the Committee as the basis to evaluate and establish executive compensation levels.

Stock options and stock awards made under the compensation plans maintained by the Company serve as a long-term incentive by linking executive compensation with the interests of the Company's stockholders. Stock based compensation is designed to retain employees and build loyalty while promoting stockholder value. Stock options and restricted stock awards were granted to Mr. Messina as well as to other officers at the time of the Bank's Conversion to a publicly held company on September 23, 1993. The Compensation Committee based such grants to executive officers on practices of other financial institutions as verified by external surveys as well as the executives' level of responsibilities, seniority and past contribution to the Bank. The restricted stock awards granted to Mr. Messina vested over three years at 33-1/3% per year; vesting commenced on September 23, 1994, one year from the date of grant. The stock options and restricted stock awards granted to other executive officers were based on similar data and factors as those used in determining appropriate levels of stock options and restricted stock awards to be granted to Mr. Messina. The restricted stock awards granted to other executive officers vest over a five year period at a rate of 20% per year. For some officers, vesting commenced on September 23, 1994 and for other officers vesting commenced February 23, 1996, in each case, one year from date of grant.

The Board of Directors, having thoroughly reviewed the recommendation of KPMG LLP with respect to compensation matters, granted stock options and restricted stock awards to Mr. Messina as well as to other officers at a meeting held on May 23, 1996. These restricted stock awards and stock options granted vest over three years at a rate of 33-1/3% per year. The vesting of these awards first commenced on May 23, 1997, one year from date of grant.

The grants and awards for the President and Chief Executive
Officer and the grants and awards for Named Executive Officers (as defined below) are reflected in the Summary Compensation Table.


Compensation Committee:
1998

Robert M. Sprotte
William J. Jennings II
Robert L. Koop
George S. Worgul





                      Board of Directors:
                            1998

Michael J. Fitzpatrick Msgr. Thomas J. Hartman George S. Worgul
Robert M. Sprotte      Philip S. Messina       Michael J. Levine
William J. Jennings II Joseph A. Ruggiere      Robert L. Koop

Stock Performance Graph. The following graph shows a comparison of cumulative total stockholder return on the Company's Common Stock, based on the market price of the Common Stock assuming reinvestment of dividends, with the cumulative total return of companies in the Nasdaq Stock Market and in the SNL Thrift Index for the period beginning on December 31, 1993 through December 31, 1998.

Comparison of Cumulative Total Return Among Haven Bancorp, Inc.
Common Stock, Nasdaq U.S. Index and SNL Thrift Index

December 31, 1993 ! December 31, 1998

Haven Bancorp, Inc.

                     12/31/93  12/31/94  12/31/95  12/31/96  12/31/97  12/31/98
Haven Bancorp, Inc.  100.00    102.90    185.08    228.92    365.70    247.64
NASDAQ (US)          100.00     97.75    138.26    170.01    208.58    293.21
Thrifts (All)        100.00     98.82    153.90    200.53    341.22    300.11

Notes:
    A. The lines represent index levels derived from compounded daily returns that include all dividends.
    B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
    C. If the interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
    D. The index level for all series was set to $100.00 on 12/31/93.

Summary Compensation Table. The following table sets forth the compensation paid by the Company and/or Bank for services during the fiscal years ended December 31, 1998, 1997 and 1996, to the Chief Executive Officer and the four other highest paid executive officers (the "Named Executive Officers") of the Company and/or the Bank who each received total salary and bonus in excess of $100,000 in 1998.

<CAPTION)
                                                                                       Long Term Comppensation
                                            Annual Compensation                       Awards             Payouts
                                                                     Other     Restricted Securities
                                                                     Annual     Stock     Underlying      LTIP       All Other
Name and Principal                       Salary        Bonus       Compensation Awards   Options/SARs    Payouts    Compensation
   Position                    Year        ($)         ($)(1)        ($)(2)     ($)(3)(4)  (#)(5)        ($)(6)         ($)(7)
Philip S. Messina              1998      578,365       125,000         1,800      --           --          --         39,370
President and Chief            1997      450,481       131,250         2,999      --           --          --         32,317
Executive Officer              1996      369,230        75,000         1,800     240,450     61,754        --         33,296

Joseph W. Rennhack(8)          1998      183,442        40,000           900      --           --          --         39,302
Senior Vice President          1997      170,154        40,000         1,500      --           --          --         32,214
and Secretary                  1996      161,865        29,950           900      85,875     22,754        --         35,536

Thomas J. Seery                1998      184,808        40,000           900      --           --          --         38,763
Executive Vice President-      1997      151,607        33,750         1,500      --           --          --         29,022
Operations                     1996      134,654        20,060           900      85,875     22,754        --         26,397

Gerard H. McGuirk              1998      186,539        40,000           750      --           --          --         38,133
Executive Vice President       1997      164,823        38,750         1,500      --           --          --         30,901
and Chief Lending Officer      1996      154,952        23,375           900      85,875     22,754        --         31,238

Catherine Califano             1998      181,538        40,000           900      --           --          --         38,538
Senior Vice President and      1997      159,519        37,500         1,500      --           --          --         31,271
Chief Financial Officer        1996      150,721        20,625           900      85,875     22,754        --         29,342

(1) Bonus shown for the years 1996 through 1998 consists of cash payments made pursuant to Company's Executive Incentive Compensation Plan awarded for the performance achievements of the Named Executive Officers during the preceding fiscal year.
(2) The amounts listed for 1996 through 1998 are dividends received on restricted stock granted under the 1996 Stock Incentive Plan which are distributed when paid, even if prior to the vesting of restricted stock.
(3) Pursuant to the Columbia Federal Savings Bank Recognition and Retention Plan for Officers and Employees ("MRP"), an award of 4,802 shares of restricted stock was made to Mr. Messina on May 23, 1996, which award vests in three equal annual installments commencing on May 23, 1997. When shares become vested and are distributed, the recipient also receives an amount equal to accumulated dividends and earnings thereon (if any). The dollar amounts in the table for 1996 are based upon the closing market price of $14.3125 per share of Common Stock on December 31, 1996, as reported on the Nasdaq National Market System .
(4) Pursuant to the 1996 Stock Incentive Plan, Mr. Messina was granted an award of 11,998 shares of restricted stock and each of Messrs. Rennhack, Seery and McGuirk and Ms. Califano were granted awards of 6,000 shares of restricted stock on May 23, 1996, which awards vest in three annual installments commencing May 23, 1997. The dollar amounts in the table for 1996 are based upon the closing market price of $14.3125 per share of Common Stock on December 31, 1996, as reported on the Nasdaq National Market System.

(Notes continued on next page)

(5) Includes options awarded under the Company's 1993 Incentive Option Plan and the 1996 Stock Incentive Plan. For a discussion of the terms of the grants and vesting of options, see footnote accompanying Fiscal Year End Option/SAR Values Table.
(6) The Company does not maintain long-term incentive plans, and therefore, there were no payments under such plans for fiscal 1998, 1997, or 1996.
(7) Amounts represent life insurance premiums paid by the Bank with respect to Messrs. Messina, Rennhack, Seery and McGuirk and Ms. Califano. Amounts for 1998 include the dollar value of an allocation of Common Stock made to the Named Executive Officer's account under the ESOP during 1998, with respect to the plan year ending December 31, 1997. Based on the closing market price of the Common Stock on December 31, 1997 of $22.50 per share, the market value of such allocation was $35,370, $35,302, $34,763, $34,133 and
$34,538 with respect to Messrs. Messina, Rennhack, Seery and McGuirk and Ms. Califano. The allocations to be made under the ESOP for the plan year ending December 31, 1998 have not yet been determined. The matching contributions for 1996 for Messrs. Messina, Rennhack, Seery and McGuirk and Ms. Califano were $1,260, $2,386, $1,065, $2,364 and $2,441. The Employee Thrift Savings Plan matching contributions for 1997 for Messrs. Messina, Rennhack, Seery and McGuirk and Ms. Califano were $4,750, respectively. The 1998 matching contributions made for each Named Executive Officers under the Employee Thrift Savings Plan totaled $2,500.
(8)Mr. Rennhack retired from the Company and the Bank on March 1, 1999. Effective as of this date, Mark A. Ricca, Esq., General Counsel for the Company and the Bank was appointed to serve as the Secretary and Compliance Officer of the Company and the Bank.


Employment Agreements The Company entered into an employment agreement with Mr. Messina, effective as of September 21, 1995, which was amended as of May 28, 1997 ("Company Employment Agreement"). In addition, the Bank entered into an employment agreement with Mr. Messina, effective as of May 28, 1997 ("Bank Employment Agreement"). The Company Employment Agreement and the Bank Employment Agreement (collectively the "Employment Agreements") are intended to memorialize the terms of Mr. Messina's employment and to secure the continued availability of his services to the Company and the Bank with a minimum of personal distraction in the event of a proposed or threatened change in control of the Company or the Bank. The continued success of the Company and the Bank depends to a significant degree on Mr. Messina's skills and competence.

The Company Employment Agreement provides for a five-year term, and beginning on the second anniversary of its effective date, the term of the Agreement is automatically extended for one day each day, such that the remaining term is always three years, unless and until either the Board of Directors or Mr. Messina provides written notice to the other party of an intention not to extend the term of the Company Employment Agreement, at which time the remaining term of the Agreement will be fixed at three years from the date of the written notice. The Bank Employment Agreement provides for an initial term of three years, beginning on the date of the Agreement. On September 23, 1998 and on each anniversary of such date, the Bank's Board of Directors will review the terms of the Agreement and the performance of Mr. Messina and may, in the absence of Mr. Messina's objection, approve an extension of the Bank Employment Agreement to the third anniversary of such date.
At a meeting held in September 1998, the Board of Directors extended the Bank Employment Agreement to September 23, 2001. The Employment Agreements provide that Mr. Messina will receive an aggregate base salary from the Company and the Bank at an initial annual rate of $475,000, which will be reviewed annually by the Boards of Directors. Mr. Messina's current aggregate base salary under his Employment Agreements with the Company and the Bank is $600,000.

In addition to base salary, the Employment Agreements provide for, among other things, disability pay, participation in stock plans and other employee benefit plans, fringe benefits applicable to executive personnel and supplemental retirement benefits to compensate the executive for the benefits that he cannot receive under the tax-qualified employee benefit plans maintained by the Company and the Bank due to the limitations imposed on such plans by the Internal Revenue Code of 1986 (the "Code"). The Employment Agreements also provide that the Company and the Bank will indemnify Mr. Messina during the term of the Employment Agreements and for a period of six years thereafter against any costs, liabilities, losses and exposures for acts and omissions in connection with his service as an officer or director of the Company and the Bank, to the fullest extent allowable under federal and Delaware corporate law.

The Employment Agreements provide for the termination of Mr. Messina's employment by the Company or the Bank for cause at any time. Under the Company Employment Agreement, in the event the Company chooses to terminate Mr. Messina's employment for reasons other than for cause, or in the event of his resignation from the Company following: (i) a failure to re-elect or re-appoint Mr. Messina to his current offices; (ii) a material change in his functions, duties or responsibilities; (iii) a relocation of his principal place of employment; (iv) a material reduction in his compensation, benefits or perquisites; or (v) a "Change in Control" as defined in the Agreement, the executive or, in the event of his death, his estate, would be entitled to a payment equal to the salary payable or due during the remaining term of the Employment Agreement, the other cash compensation and benefits that he would have accrued or received if he had remained employed by the Company during the remaining unexpired term of the Employment Agreement and continued life, health, dental, accident and disability insurance coverage for the remaining unexpired term of the Employment Agreement. In the event that the executive's termination of employment occurs following a Change in Control, the insurance coverage described above will be provided for the executive's lifetime and he shall also be entitled to receive continued fringe benefits and perquisites for the remaining unexpired term of the Employment Agreement and a payment equal to the difference between the value of his normal and supplemental retirement benefits and an unreduced early retirement benefit commencing at age 55. Payments made to Mr. Messina under the Company Employment Agreement upon a change in control may constitute an "excess parachute payment" as defined under Section 280G of the Code, which may result in the imposition of an excise tax on Mr. Messina and the denial of federal income tax deductions for such excess amounts for the Company. Under the Company Employment Agreement, the Company will indemnify Mr. Messina for such excise taxes and any additional income, employment and excise taxes imposed as a result of such indemnification. The estimated value of Mr. Messina's Company Employment Agreement in the event of his termination of employment following a Change in Control is approximately $5,752,000 based upon certain assumptions regarding the timing and structure of such a transaction.

Under the Bank Employment Agreement, in the event the Bank chooses to terminate the executive's employment for reasons other than for cause, or in the event of the executive's resignation from the Bank following (i) a failure to re-elect or re-appoint the executive to his current offices; (ii) a material change in the executive's functions, duties or responsibilities; (iii) a relocation of his principal place of employment; (iv) a material reduction in his compensation, benefits or perquisites; or (v) a Change in Control followed by the executive's demotion, loss of title or significant authority or responsibility, relocation or exclusion from compensation or benefit programs, the executive, or, in the event of his death, his estate, would be entitled to the same type of severance payments and benefits provided for under the Company Employment Agreement, but not in excess of three times his average annual compensation for the preceding five calendar years.

The Company Employment Agreement provides that the Company will guarantee the payment of any benefits and compensation due to Mr. Messina under the Bank Employment Agreement. In addition, the Company Employment Agreement provides that amounts payable under the Company Employment Agreement will be reduced by the amount paid to Mr. Messina under the Bank Agreement to avoid duplication of payments to Mr. Messina.

Change in Control Agreements. To secure the continued availability of the services of key Senior Executive Officers in the event of a threatened or actual change in control, the Bank and the Company have entered into separate change in control agreements ("Change in Control Agreement" or the "Change in Control Agreements") with Messrs. Seery, McGuirk and Ricca and Ms. Califano. Each Change in Control Agreement with the Bank provides for a two-year term, and commencing on the first anniversary of the date of the Change in Control Agreement and continuing on each anniversary thereafter, the Change in Control Agreement may be extended by the Board of Directors of the Bank for an additional year such that the remaining term of the Bank's Change in Control Agreement shall be two years. Each Change in Control Agreement with the Company provides for a three-year term which automatically extends for one day each day, such that the term will always be three years, until either the Board of Directors of the Company or the executive provides written notice of an intention not to extend the term of the Agreement. Each Change in Control Agreement provides that at any time following a "Change in Control" (as defined in the Change in Control Agreements) of the Company or the Bank, if the Company or the Bank terminates the executive's employment for any reason other than for cause or, in the case of the Bank's Change in Control Agreement, if the executive voluntarily resigns following demotion, loss of title, office or significant authority, a reduction in compensation, or a relocation of the employee's principal place of employment and, in the case of the Company's Change in Control Agreement, if the executive resigns without regard as to whether a change in status, compensation or working conditions or location has occurred, then the executive or, in the event of death, the executive's beneficiary would be entitled to receive a payment equal to the salary, bonus and benefits, and perquisites in the case of the Company's Change in Control Agreements, that the employee would have accrued or received if his or her employment continued for the remaining unexpired term of the Agreement. The Change in Control Agreements with the Company provide that the Company will indemnify the executive for any excise taxes imposed on "excess parachute payments" deemed made to the executive under Section 280G of the Code and for any additional income, employment and excise taxes imposed as a result of such indemnification. Payments to be made under the Company's Change in Control Agreement with each Senior Executive Officer will be offset by any payments to be made under the Bank's Change in Control Agreement with such executive. The Company guarantees payments to the executive under the Bank's Change in Control Agreement if the Bank does not pay payments or benefits. The estimated value of the Change in Control Agreements in the event of the executives' termination of employment following a Change in Control is approximately $1,173,000, $1,161,000, $1,153,000 and $1,156,000 for
Messrs. Seery, McGuirk and Ricca and Ms. Califano, respectively, based upon certain assumptions regarding the timing and structure of such a transaction.

Incentive Stock Option Plan and 1996 Stock Incentive Plan. The Company maintains the Incentive Stock Option Plan (established in
1993) and the 1996 Stock Incentive Plan, which provide discretionary awards to officers and key employees as determined by a committee of disinterested directors who administer the plans.

The following table provides certain information with respect to the number of shares of Common Stock represented by outstanding options held by the selected senior executive officers as of December 31, 1998. Also reported are the values for "in-the-money" options, which represents the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.





                                              Number of Securities
                                             Underlying Unexercised      Value of Unexercised In-the-
                                                 Options/SARs             Money Options/SARs at Fiscal
                                              at Fiscal Year End (#)            Year End ($)(1)
                    Shares Acquired Value
                       on Exercise Realized
     Name                  (#)      ($)(2)    Exercisable  Unexercisable  Exercisable   Unexercisable

Philip S. Messina          --            --     189,948        20,586     1,564,990        38,599
Joseph W. Rennhack         --            --     116,834         7,586     1,045,100        14,224
Thomas J. Seery            --            --      74,680         7,586       623,560        14,224
Gerard H. McGuirk        7,438         79,066    55,168         7,586       289,640        14,224
Catherine Califano         --            --      62,606         7,586       364,020        14,224
Mark A. Ricca              --            --        --          45,000          --            --


(1) Messrs. Messina, Rennhack, Seery and Ms. Califano have 148,780, 101,666, 59,512, and 7,438 options with an exercise price of $5.00. In addition Mr. McGuirk and Ms. Califano have 40,000 options with an exercise price of $8.47. Messrs. Messina, Rennhack, Seery and McGuirk and Ms. Califano also have 61,754, 22,754, 22,754, 22,754, and 22,754 options with an exercise price of $13.125. Mr. Ricca has 45,000 options with an exercise price of $25.875. As of December 31, 1998 the closing price of the common stock was $15.00.
(2) The fair market value of the options when exercised was $15.63. Said options were granted at an exercise price of $5.00.

Defined Benefit Plan. The Bank maintains the CFS Bank Retirement Income Plan, a non-contributory defined benefit pension plan (the "Retirement Plan").

Retirement Plan Table. The following table indicates the annual retirement benefit that would be payable as of December 31, 1998 under the Retirement Plan upon retirement at age 65 to a participant electing to receive his retirement benefit in the standard form of benefit (single life annuity), assuming various specified levels of average annual compensation and various specified years of credited service.

Average                  10 Years          15 Years            20 Years        25 Years          30 Years
Annual                  of Credited       of Credited         of Credited     of Credited       of Credited
Compensation              Service           Service             Service         Service           Service
125,000                  24,227             36,340             48,453          60,567             72,680
150,000                  29,477             44,215             58,953          73,692             88,430
160,000                  31,577             47,365             63,153          78,942             94,730
175,000(2)               34,727             52,090             69,453          86,817            104,180
200,000(2)               39,977             59,965             79,953          99,942            119,930
300,000(2)               60,977             91,465            121,953         152,442(3)         182,930(3)
400,000(2)               81,977            122,965            163,953(3)      204,942(3)         245,930(3)
500,000(2)              102,977            154,465(3)         205,953(3)      257,442(3)         308,930(3)



(1) Maximum amount of service credited for purposes of the Retirement Plan is 30 years.
(2) The annual retirement benefits shown in the table reflect a deduction for Social Security benefits and are not subject to further deduction. The compensation covered by the Retirement Plan is total annual compensation (as reflected in the Summary Compensation Table for the Named Executive Officers) including all compensation reported by the Bank for federal income tax purposes. The benefits shown corresponding to these compensation ranges are hypothetical benefits based upon the Retirement Plan's normal retirement benefit formula. Under Section 401(a)(17) of the Code, for plan years beginning in 1994 through 1996, a participant's compensation in excess of $150,000 (as adjusted to reflect cost-of-living increases) was disregarded for purposes of determining average annual earnings. This limitation was increased to $160,000 for plan years beginning in 1997 and 1998 and also applies to plan years beginning in 1999. The amounts shown in the table include the supplemental retirement benefits payable to Mr. Messina under his Employment Agreements to compensate for the limitation on includible compensation.
(3) These are hypothetical benefits based upon the Retirement Plan's normal retirement benefit formula. The maximum annual benefit permitted under Section 415 of the Code in 1996 was $120,000 and was $125,000 for 1997, or if higher, a member's current accrued benefit as of December 31, 1982 (but not more than $136,425). The $125,000 ceiling was increased to $130,000 for 1998 and this ceiling will be adjusted to reflect cost of living increases in succeeding years in accordance with Section 415 of the Code. The amounts shown in the table reflect the supplemental retirement benefits payable to Mr. Messina under his Employment Agreements to compensate for the limitation on annual benefits.

The following table sets forth the years of credited service (i.e., benefit service) as of June 30, 1996 for each of the following executive officers.

                                            Credited Service(1)
                                   Years                           Months
Philip S. Messina                   32                              2
Thomas J. Seery                     21                             11
Catherine Califano                   3                              1
Gerard H. McGuirk                    2                             11


(1) The Retirement Plan was frozen effective as of June 30, 1996 for a period of three years, at which time the status of the Plan will be evaluated for reactivation. Since the date the Retirement Plan was frozen, no new employees have begun participation in this program.

Supplemental Executive Retirement Agreement. The Bank has entered into an agreement to provide supplemental retirement benefits for Mr. Worgul ("Executive"). The agreement is unfunded. As of December 31, 1996, the Company has accrued the entire $1.2 million liability under the unfunded agreement. All obligations arising under the agreement are payable from the general assets of the Bank. However, the Bank is responsible for the payment of premiums on an insurance policy, which would reimburse the Bank for the payments due under the agreement in the event of the Executive's death. The agreement provides for an annual retirement benefit of $120,000 for 10 years after retirement upon reaching the normal retirement age contained in the Retirement Plan. In the event of a change in ownership of the Bank after retirement but prior to the payment of the entire benefit or in the event of the Executive's death after retirement, any unpaid benefit shall be paid in a lump sum to the Executive or the Executive's estate, respectively.

Transactions With Certain Related Persons. The federal banking laws require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, and follow substantially the same credit underwriting procedures as those prevailing at the time for comparable transactions with the other persons and must not involve more than the normal risk of repayment or present other unfavorable features.

Michael J. Levine, a director since 1996, has an equity interest in a number of companies that had commercial real estate loans outstanding with the Bank in 1998, which loans were made prior to the time Mr. Levine became a director. The Board of Directors at a meeting held December 17, 1997 approved extending the maturity of one of the existing loans in which Mr. Levine has an equity interest. The loan was extended for ten years at market interest rates, with no additional funds advanced. Subsequently, at a meeting of the Board of Directors held February 18, 1998, a loan on Mr. Levine's primary residence in the amount of $200,000 was approved by the Board of Directors. The largest aggregate outstanding balance of these loans in 1998 was approximately $19.2 million.


At December 31, 1998, the aggregate balance outstanding for all loans in which Mr. Levine has an equity interest was approximately $13.2 million. The loans to such entities were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and management believes that such loans do not involve more than the normal risk of collectibility or present other unfavorable features.

Mark A. Ricca, Esq., Senior Vice President and General Counsel since April 1998 and Senior Vice President, General Counsel, Secretary and Chief Compliance Officer since March 1999, was a partner at Ricca & Donnelly, a law firm, prior to joining the Company. Mr. Ricca's brother was, and continues to be, the managing partner at Ricca & Donnelly. The Company paid Ricca & Donnelly approximately $363,000 for legal services provided in 1998. The Company believes that these services and payments were on terms substantially similar to those available from non-affiliated parties.


PROPOSAL 2
RATIFICATION OF APPOINTMENT
OF INDEPENDENT AUDITORS

KPMG LLP were The Company's independent auditors for the fiscal year ended December 31, 1998. The Company's Board of Directors has reappointed KPMG LLP to continue as independent auditors for the Bank and the Company for the year ending December 31, 1999, subject to ratification of such appointment by the stockholders.

A representative of KPMG LLP will be present at the Annual Meeting, will be given an opportunity to make a statement if so desired and will be available to respond to appropriate questions from stockholders present at the Annual Meeting.

Ratification of KPMG LLP as independent auditors of the Company requires the affirmative vote of a majority of the votes cast. Abstentions will have the effect as a vote against this proposal while broker non-votes will have no effect on the vote for this proposal.

Unless marked to the contrary, the shares represented by the enclosed Proxy, if executed and returned, will be voted FOR ratification of the appointment of KPMG LLP as the independent auditors of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE
APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.





ADDITIONAL INFORMATION

Stockholder Proposals

To be considered for inclusion in the proxy statement and proxy relating to the Annual Meeting of Stockholders to be held in 2000, a stockholder proposal must be received by the Secretary of the Company at the address set forth on the first page of this Proxy Statement, not later than November 16, 1999. Any such proposal will be subject to applicable laws, rules and regulations, as may be amended including 17 C.F.R. Section 240.14a-8 of the Rules and Regulations under the Exchange Act.

Notice of Business to be Conducted at an Annual Meeting

The Bylaws of the Company provide an advance notice procedure for a stockholder to properly bring business before an Annual Meeting. The stockholder must give written advance notice to the Secretary of the Company not less than ninety (90) days before the date originally fixed for such meeting; provided, however, that in the event less than one hundred (100) days notice or prior public disclosure of the date of the Annual Meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which the Company's notice to stockholders of the Annual Meeting date was mailed or such public disclosure was made. The advance notice by stockholders must include the stockholder's name and address, as they appear on the Company's record of stockholders, a brief description of the proposed business, the reason for conducting such business at the Annual Meeting, the class and number of shares of the Company's capital stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an Annual Meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

Other Matters Which May Properly Come Before the Annual Meeting

The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Whether or not you intend to be present at the Annual Meeting, you are urged to return your proxy card promptly. If you are present at the Annual Meeting and wish to vote your shares in person, your proxy may be revoked in writing and you may vote your shares at the Annual Meeting.



A copy of the Form 10-K (without exhibits) for the year ended December 31, 1998, as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders of record upon written request to Haven Bancorp, Inc., Mr. Mark A. Ricca, Senior Vice President, General Counsel and Secretary, 615 Merrick Avenue, Westbury, New York 11590.

By Order of the Board of Directors,



Mark A. Ricca, Esq.
Secretary

Westbury, New York
March 17, 1999


YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE
REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                        EXHIBIT 99.1


                                             March 17, 1999



Dear Participant:

     As of March 3, 1999, the trust ("RRP Trust") established for the Columbia Federal Savings Bank (now known as CFS Bank, the "Bank") Recognition and Retention Plan for Officers and Employees ("RRP") held 5,603 shares of common stock of Haven Bancorp, Inc. (the "Company"), the parent holding company for the Bank. As a participant in the RRP, you may direct the voting of the shares of the Company's common stock held by the RRP Trust that have been granted to you under the RRP.

     Chase Manhattan Bank has been appointed as the trustee for the RRP Trust (the "RRP Trustee"). We, the Board of Directors, are forwarding to you the attached Vote Authorization Form, provided for the purpose of conveying your voting instructions to the RRP Trustee. The RRP Trustee will vote those shares of the Company's common stock held in the RRP Trust that have been granted to participants in accordance with instructions received from the participants. If the RRP Trustee does not receive voting instructions with respect to shares that have been granted to participants, the RRP Trustee will vote such shares in the same proportion as the Trustee votes the shares for which it has received voting instructions.

     At this time to direct the voting of shares granted to you under the RRP, you must complete and sign the enclosed Vote Authorization Form and return it in the accompanying envelope to ChaseMellon Shareholder Services, L.L.C. ("ChaseMellon"). Your vote will not be revealed, directly or indirectly, to any director, officer or other employee of the Company or the Bank. Your shares will be tallied by ChaseMellon, on a confidential basis. ChaseMellon will then provide the tabulated results to the RRP Trustee. The RRP Trustee will then vote the shares in the RRP Trust based on the voting instructions it has received from participants, as described above.

                                            Sincerely,




                                            The Board of Directors

                    HAVEN BANCORP, INC.

               ANNUAL MEETING OF STOCKHOLDERS
                      April 21, 1999

                  VOTE AUTHORIZATION FORM


I, having signed this card, hereby instruct the Columbia Federal Savings Bank Recognition and Retention Plan for Officers and Employees ("RRP") Trustee to vote all shares of common stock of Haven Bancorp, Inc. granted to me under the RRP as set forth on the reverse side at the Annual Meeting of Stockholders to be held on April 21, 1999, and at any adjournments thereof.




- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                    Fold and Detach Here

                                          Please mark your
                                          votes as indicated  X
                                          in this example    ---


          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                 EACH OF THE LISTED PROPOSALS.

1. The Election as directors of all nominees listed: (Except as marked to the contrary below)

George S. Worgul, Michael J. Levine

     FOR                                     VOTE WITHHOLD

           -------                              ------

Instructions: To withhold your vote for any individual nominee, write that nominee's name on the space provided below:

     -------------------------------------

2.  The ratification of KPMG LLP as independent auditors of Haven
Bancorp, Inc. for the fiscal year ending December 31, 1999.

          FOR            AGAINST             ABSTAIN

         -----            -----               -----

I acknowledge that I have received from the Company prior to the execution of this proxy a Notice of Annual Meeting of Stockholders, a Proxy Statement dated March 17, 1999, the Annual Report to
Stockholders and a letter dated March 17, 1999 from the Board of Directors.

I understand that my voting instructions are solicited by the Board of Directors on behalf of the RRP Trustee for the Annual Stockholders Meeting to be held on April 21, 1999, and any adjournments thereof. The RRP Trustee is hereby authorized to vote the shares granted to me, in its trust capacity, as indicated above.
                                       -------------------------
                                              Signature

                                       -------------------------
                                                 Date

                                      Please sign, date and return
                                      this form in the enclosed
                                      business reply envelope.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                      FOLD AND DETACH HERE

                         EXHIBIT 99.2



                                             March 17, 1999






Dear Participant:

     As of March 3, 1999, the trust ("DRP Trust") established for the Columbia Federal Savings Bank (now known as CFS Bank, the "Bank") Recognition and Retention Plan for Outside Directors ("DRP") held 17,495 shares of common stock of Haven Bancorp, Inc. (the "Company"), the parent holding company for the Bank. As a participant in the DRP, you may direct the voting of the shares of the Company's common stock held by the DRP Trust that have been granted to you under the DRP.

     Chase Manhattan Bank has been appointed as an unrelated corporate trustee for the DRP Trust (the "DRP Trustee"). We, the Board of Directors, are forwarding to you the attached Vote Authorization Form, provided for the purpose of conveying your voting instructions to the DRP Trustee. The DRP Trustee will vote those shares of the Company's common stock held in the DRP Trust that have been granted to participants in accordance with instructions received from the participants. If the DRP Trustee does not receive voting instructions with respect to shares that have been granted to participants, the DRP Trustee will vote such shares in the same proportion as it votes the shares for which it has received voting instructions.

     At this time to direct the voting of shares granted to you under the DRP, you must complete and sign the enclosed Vote Authorization Form and return it in the accompanying envelope to ChaseMellon Shareholder Services L.L.C. ("ChaseMellon"). Your vote will not be revealed, directly or indirectly, to any director, officer or other employee of the Company or the Bank. Your shares will be tallied by ChaseMellon on a confidential basis.
ChaseMellon will then provide the tabulated results to the DRP Trustee. The DRP Trustee will then vote the shares in the DRP Trust based on the voting instructions it has received from participants, as described above.

                                        Sincerely,




                                        The Board of Directors

                    HAVEN BANCORP, INC.

               ANNUAL MEETING OF STOCKHOLDERS
                      April 21, 1999

                  VOTE AUTHORIZATION FORM


I, having signed this card, hereby instruct the Columbia Federal Savings Bank Recognition and Retention Plan for Outside Directors ("DRP") Trustee to vote all shares of common stock of Haven Bancorp, Inc. granted to me under the DRP as set forth on the reverse side at the Annual Meeting of Stockholders to be held on April 21, 1999, and any adjournments thereof.




- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                    FOLD AND DETACH HERE

                                          Please mark your
                                          votes as indicated  X
                                          in this example    ---


          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                 EACH OF THE LISTED PROPOSALS.

1. The Election as directors of all nominees listed: (Except as marked to the contrary below)

George S. Worgul, Michael J. Levine

     FOR                                     VOTE WITHHOLD

           -------                              ------

Instructions: To withhold your vote for any individual nominee, write that nominee's name on the space provided below:

     -------------------------------------

2.  The ratification of KPMG LLP as independent auditors of Haven
Bancorp, Inc. for the fiscal year ending December 31, 1999.

          FOR            AGAINST             ABSTAIN

         -----            -----               -----

I acknowledge that I have received from the Company prior to the execution of this proxy a Notice of Annual Meeting of Stockholders, a Proxy Statement dated March 17, 1999, the Annual Report to
Stockholders and a letter dated March 17, 1999 from the Board of Directors.

I understand that my voting instructions are solicited by the Board of Directors on behalf of the DRP Trustee for the Annual
Stockholders Meeting to be held on April 21, 1999, and any adjournments thereof. The DRP Trustee is hereby authorized to vote the shares granted to me, in its trust capacity, as indicated above.

                                       -------------------------
                                              Signature

                                       -------------------------
                                                 Date

                                      Please sign, date and return
                                      this form in the enclosed
                                      business reply envelope.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                      FOLD AND DETACH HERE

                         EXHIBIT 99.3


                                        March 17, 1999




Dear Participant:

     The CFS Bank (the "Bank") 401(k) Plan (the "401(k) Plan") includes an investment fund, known as the Employer Stock Fund, consisting primarily of common stock of the Bank's parent holding company, Haven Bancorp, Inc. (the "Company"). As a participant in the 401(k) Plan with an interest in the Employer Stock Fund, you may direct the voting of the proportion of the shares of the Company's common stock held by the 401(k) Plan Trust that are allocable to your account.

     Merrill Lynch Trust Company has been appointed as the corporate trustee for the Employer Stock Fund of the 401(k) Plan (the "401(k) Plan Trustee"). The 401(k) Plan Trustee will vote those shares of the Company's common stock held in the 401(k) Plan Trust in accordance with instructions of the participants. We, the Board of Directors, are forwarding to you the attached Proxy Statement, and the Vote Authorization Form, provided for the purpose of conveying your voting instructions to the 401(k) Plan Trustee.

     At this time to direct the voting of the proportion of the shares allocable to your account under the 401(k) Plan, you must complete and sign the enclosed Vote Authorization Form and return it to the 401(k) Plan Trustee in the accompanying envelope. Your vote will not be revealed, directly or indirectly, to any director, officer or other employee of the Company or the Bank. Your vote will be tallied by ChaseMellon Shareholder Services L.L.C. on a confidential basis and then the 401(k) Plan Trustee will vote the shares of the 401(k) Plan Trust based on the voting instructions it has received from participants, as described above.

                                      Sincerely,




                                     The Board of Directors

                    HAVEN BANCORP, INC.

               ANNUAL MEETING OF STOCKHOLDERS
                      April 21, 1999

                  VOTE AUTHORIZATION FORM


I, having signed this card, hereby instruct the CFS Bank 401(k) Plan ("401(k)") Trustee to vote my proportionate interest in the shares of common stock of Haven Bancorp, Inc. held by the Bank Stock Fund of the 401(k) Plan as set forth on the reverse side at the Annual Meeting of Stockholders to be held on April 21, 1999, and at any adjournments thereof.




- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                      Fold and Detach Here

                                          Please mark your
                                          votes as indicated  X
                                          in this example    ---


          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                 EACH OF THE LISTED PROPOSALS.

1. The Election as directors of all nominees listed: (Except as marked to the contrary below)

George S. Worgul, Michael J. Levine

             FOR                             VOTE WITHHELD

           -------                              ------

Instructions: To withhold your vote for any individual nominee, write that nominee's name on the space provided below:


     -------------------------------------

2.  The ratification of KPMG LLP as independent auditors of Haven
Bancorp, Inc. for the fiscal year ending December 31, 1999.

          FOR            AGAINST             ABSTAIN

         -----            -----               -----

I acknowledge that I have received from the Company prior to the execution of this proxy a Notice of Annual Meeting of Stockholders, a Proxy Statement dated March 17, 1999, the Annual Report to
Stockholders and a letter dated March 17, 1999 from the Board of Directors.

I understand that my voting instructions are solicited by the Board of Directors on behalf of the 401(k) Trustee for the Annual
Stockholders Meeting to be held on April 21, 1999, and any adjournments thereof. The 401(k) Trustee is hereby authorized to vote the shares allocable to my interest in the 401(k) Plan, in its trust capacity, as indicated above.



                                       -------------------------
                                              Signature


                                       -------------------------
                                                 Date

                                      Please sign, date and return
                                      this form in the enclosed
                                      business reply envelope.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                      FOLD AND DETACH HERE

                         EXHIBIT 99.4


                                             March 17, 1999




Dear Participant:

     As of March 3, 1999, the trust ("ESOP Trust") established for the Columbia Federal Savings Bank (now known as CFS Bank, the "Bank") Employee Stock Ownership Plan ("ESOP") held 664,116 shares of common stock of Haven Bancorp, Inc. (the "Company"), the parent holding company for the Bank, for the benefit of participants in the ESOP. As of the Record Date, March 3, 1999, 358,306 shares of Common Stock in the ESOP had been allocated to participating employees. As a participant in the ESOP, you may direct the voting of the shares of the Company's common stock held by the ESOP Trust allocated to your account.

     Chase Manhattan Bank has been appointed as the corporate trustee for the ESOP Trust (the "ESOP Trustee"). We, the Board of Directors, are forwarding to you the attached Vote Authorization Form, provided for the purpose of conveying your voting instructions to the ESOP Trustee. The ESOP Trustee will vote those shares of the Company's common stock held in the ESOP Trust allocated to participants in accordance with instructions of the participants.

      All unallocated shares held in the ESOP Trust, and allocated shares with respect to which no written instructions are received, will be voted by the Trustee in the same proportion as those allocated shares for which voting instructions are received, so long as such vote is in accordance with the provisions of the Employment Retirement Income Security Act of 1974, as amended.

     At this time to direct the voting of shares allocated to your account under the ESOP, you must complete and sign the enclosed Vote Authorization Form and return it in the accompanying envelope to ChaseMellon Shareholders Services L.L.C. ("ChaseMellon"). Your vote will not be revealed, directly or indirectly, to any director, officer or other employee of the Company or the Bank. Your shares will be tallied by ChaseMellon and then the ESOP Trustee will vote the shares in the ESOP Trust based on the voting instructions it has received from participants, as described above.

                                        Sincerely,



                                        The Board of Directors

                    HAVEN BANCORP, INC.

               ANNUAL MEETING OF STOCKHOLDERS
                      April 21, 1999

                  VOTE AUTHORIZATION FORM


I, having signed this card, understand that the ESOP Trustee is the holder of record and custodian of all shares of Haven Bancorp, Inc. (the "Company") common stock allocated to me under the Columbia Federal Savings Bank Employee Stock Ownership Plan and Trust ("ESOP Trust"). Further, I understand that my voting instructions are solicited on behalf of the Company's Board of Directors for the Annual Meeting of Stockholders on April 21, 1999, and any adjournments thereof. Accordingly, you are instructed to vote all shares allocated to me and held by the ESOP Trust as set forth on the reverse side.




- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                      Fold and Detach Here

                                          Please mark your
                                          votes as indicated  X
                                          in this example    ---


          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                 EACH OF THE LISTED PROPOSALS.

1. The Election as directors of all nominees listed: (Except as marked to the contrary below)

George S. Worgul, Michael J. Levine

     FOR                                     VOTE WITHHOLD

           -------                              ------

Instructions: To withhold your vote for any individual nominee, write that nominee's name on the space provided below:

     -------------------------------------

2.  The ratification of KPMG LLP as independent auditors of Haven
Bancorp, Inc. for the fiscal year ending December 31, 1999.

          FOR            AGAINST             ABSTAIN

         -----            -----               -----

I acknowledge that I have received from the Company prior to the execution of this proxy a Notice of Annual Meeting of Stockholders, a Proxy Statement dated March 17, 1999, the Annual Report to
Stockholders and a letter dated March 17, 1999 from the Board of Directors.

I understand that my voting instructions are solicited by the Board of Directors on behalf of the ESOP Trustee for the Annual
Stockholders Meeting to be held on April 21, 1999, and any adjournments thereof. The ESOP Trustee is hereby authorized to vote the shares allocated to me, in its trust capacity, as indicated above.

                                       -------------------------
                                              Signature

                                       -------------------------
                                                 Date

                                      Please sign, date and return
                                      this form in the enclosed
                                      business reply envelope.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                      FOLD AND DETACH HERE

                         EXHIBIT 99.5

                        REVOCABLE PROXY

                      HAVEN BANCORP, INC.

                 ANNUAL MEETING OF STOCKHOLDERS
                        April 21, 1999
                          3:00 p.m.
       THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


I, having signed this card, hereby appoint the official proxy committee of the Board of Directors of Haven Bancorp, Inc. (the "Company"), each with full power of substitution, to act as attorneys and proxies for the undersigned, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders, to be held on April 21, 1999, at 3:00 p.m., at the Corporate Headquarters of the Company located at 615 Merrick Avenue, Westbury, New York, and at any adjournments thereof.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR each of the proposals listed. If any other business is presented at the Annual Meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.



- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                      Fold and Detach Here

                                          Please mark your
                                          votes as indicated  X
                                          in this example    ---


          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                 EACH OF THE LISTED PROPOSALS.

1. The Election as directors of all nominees listed: (Except as marked to the contrary below)

George S. Worgul, Michael J. Levine

     FOR                                     VOTE WITHHOLD

           -------                              ------

Instructions: To withhold your vote for any individual nominee, write that nominee's name on the space provided below:

     -------------------------------------

2.  The ratification of KPMG LLP as independent auditors of Haven
Bancorp, Inc. for the fiscal year ending December 31, 1999.

          FOR            AGAINST             ABSTAIN

         -----            -----               -----

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders and of a Proxy Statement dated March 17, 1999 and of the Annual Report to Stockholders.

Please sign exactly as name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If shares are held jointly, each holder may sign but only one signature is required.

                                      Date:                , 1999


                                       -------------------------
                                              Signature

                                       -------------------------
                                       Signature, if held jointly

    PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY
             IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -